Exhibit 4.1

Execution Version

VERANO HOLDINGS, LLC

AND

MAJESTA MINERALS INC.

AND

1276268 B.C. LTD.

AND

1277233 B.C. LTD.

AND

1278655 B.C. LTD.

ARRANGEMENT AGREEMENT

DATED DECEMBER 14, 2020

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		2
1.1	Definitions	2
1.2	Interpretation Not Affected by Headings	13
1.3	Number and Gender	13
1.4	Date for Any Action	13
1.5	Currency	13
1.6	Knowledge	13
1.7	Schedules	14
1.8	Representations and Warranties	14
1.9	Covenants	15

ARTICLE 2 THE ARRANGEMENT		15
2.1	Arrangement	15
2.2	Interim Order	15
2.3	Pubco Meeting	16
2.4	Circular and Listing Statement	17
2.5	Preparation of Filings	18
2.6	Final Order	19
2.7	Court Proceedings	19
2.8	Arrangement and Effective Date	19
2.9	Announcement and Shareholder Communications	20
2.10	Withholding Taxes	20
2.11	U.S. Securities Law Matters	21
2.12	U.S. Tax Matters	23

ARTICLE 3 CONDITIONS		23
3.1	Mutual Conditions Precedent	23
3.2	Additional Conditions Precedent to the Obligations of Verano	24
3.3	Additional Conditions Precedent to the Obligations of Pubco	27
3.4	Additional Conditions Precedent to the Obligations of BC Newco	28
3.5	Additional Conditions Precedent to the Obligations of Finco	30
3.6	Satisfaction of Conditions	31
3.7	Pubco Shareholder Voting Agreements	31

ARTICLE 4 ADDITIONAL AGREEMENTS		31
4.1	Non-Solicitation	31
4.2	Resulting Issuer Board and Year End	32
4.3	Finco Subscription Receipts	32

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4.4	Consolidation and Capitalization	32
4.5	Notices of Certain Events	33
4.6	Additional Covenants Regarding the Arrangement	34
4.7	Additional Covenants Regarding the Businesses of Certain Parties	34

ARTICLE 5 TERM, TERMINATION, AMENDMENT AND WAIVER		36
5.1	Term	36
5.2	Termination	36
5.3	Expenses and Termination Fees	37
5.4	Amendment	39
5.5	Waiver	39

ARTICLE 6 GENERAL PROVISIONS		39
6.1	Notices	39
6.2	Governing Law; Waiver of Jury Trial	40
6.3	Injunctive Relief; Damages	41
6.4	Time of Essence	41
6.5	Entire Agreement, Binding Effect and Assignment	41
6.6	No Liability	41
6.7	Severability	41
6.8	Counterparts; Execution	41

SCHEDULE “A” PLAN OF ARRANGEMENT		A-1
SCHEDULE “B” REPRESENTATIONS AND WARRANTIES OF VERANO		B-1
SCHEDULE “C” REPRESENTATIONS AND WARRANTIES OF PUBCO		C-1
SCHEDULE “D” REPRESENTATIONS AND WARRANTIES OF BC NEWCO		D-1
SCHEDULE “E” REPRESENTATIONS AND WARRANTIES OF FINCO		E-1
SCHEDULE “F” SPECIAL RIGHTS AND RESTRICTIONS FOR RESULTING ISSUER SUBORDINATE VOTING SHARES AND RESULTING ISSUER PROPORTIONATE VOTING SHARES		F-1
SCHEDULE “G” CAPITALIZATION OF THE RESULTING ISSUER		G-1

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ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT dated December 14, 2020

AMONG:

VERANO HOLDINGS, LLC, a limited liability company existing under the Laws of the State of Delaware (“Verano”)

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MAJESTA MINERALS INC., a corporation existing under the Laws of the Province of Alberta (“Pubco”)

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1276268 B.C. LTD., a corporation existing under the Laws of the Province of British Columbia (“Finco”)

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1277233 B.C. LTD., a corporation existing under the Laws of the Province of British Columbia (“BC Newco”)

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1278655 B.C. LTD., a corporation existing under the Laws of the Province of British Columbia (“Pubco Sub”)

Capitalized terms used herein are defined in Article 1 or in the section of this Agreement cross-referenced therein.

RECITALS:

A.	The Parties seek to complete a Business Combination, as a result of which the businesses of the Parties will be combined, with the Resulting Issuer, being Pubco as the surviving corporation resulting from the amalgamation of BC Newco and Pubco;

B.	The Parties intend to carry out the transactions contemplated in this Agreement by way of a Plan of Arrangement under the provisions of the BCBCA;

C.	Prior to the execution and delivery hereof, the AME Agreement and Plan of Merger was executed and delivered.

D.	Contemporaneous with the execution and delivery hereof, the Pubco Shareholder Voting Agreements were executed and delivered.

THIS AGREEMENT WITNESSES THAT in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“ABCA” means the Business Corporations Act (Alberta) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Action” means any action, assessment, suit, proceeding (including arbitration proceeding), investigation, complaint, examination, subpoena, claim, charge, grievance, order, audit, governmental charge or inquiry;

“Affected Person” has the meaning ascribed thereto in Section 2.10;

“Affiliate” or “affiliate” means, with respect to any two Persons, one Person is a Subsidiary of the other or each of the two Persons is Controlled by the same Person;

“Agreement” means this arrangement agreement, including all schedules annexed hereto, together with the Disclosure Letter as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

“Alberta Registrar” means the Registrar of Corporations or a Deputy Registrar of Corporations appointed under Section 263 of the ABCA;

“AME” means Alternative Medical Enterprises, LLC;

“AME Agreement and Plan of Merger” means the agreement and plan of merger dated November 6, 2020, as amended December 14, 2020, among Verano, AME, POR, RVC and a member representative;

“Ancillary Agreements” means the AME Agreement and Plan of Merger, the Verano Agreement and Plan of Merger, the AME Exchange Agreement, the Conveyance Agreement, the Finco Amalgamation Agreement, the POR Holdings Exchange Agreement, the Pubco Assumption Agreement, the Verano Blockerco Exchange Agreement and the Verano Subsidiary Exchange Agreement (as each such term is defined in the Plan of Arrangement);

“Anti-Money Laundering Laws” means all financial recordkeeping and reporting requirements, the applicable anti-money laundering statutes of all jurisdictions where a Person and/or its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations, or guidelines issued, administered, or enforced by any Governmental Entity;

“Arrangement” means the arrangement set out under the Plan of Arrangement;

“BC Newco” has the meaning ascribed thereto in the Preamble;

“BC Newco Common Shares” means the common shares of BC Newco;

“BC Registrar” means the Registrar of Companies appointed under Section 400 of the BCBCA;

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Board Nominees” means the nominees for the board of directors of the Resulting Issuer, being George Archos, Mike Smullen, Cristina Nuñez, William Sweedler and Edward Brown, or such other individuals who are named by Verano, acceptable to the CSE and eligible to act as directors pursuant to the BCBCA;

“Business Combination” means the transactions contemplated by this Agreement and the Ancillary Agreements, including any amendments or variations hereto and thereto made in accordance with this Agreement or an Ancillary Agreement, respectively;

“Business Day” has the meaning ascribed thereto in the Plan of Arrangement;

“CARES Act” means the United States Coronavirus Aid, Relief and Economic Security Act, and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Change in Recommendation” has the meaning ascribed thereto in Section 4.1(c);

“Circular” means the notice of the Pubco Meeting, and the accompanying management information circular, including all schedules, appendices and exhibits thereto and enclosures therewith, as amended, supplemented or otherwise modified from time to time, to be sent to the Pubco Shareholders in connection with the Pubco Meeting;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“commercially reasonable efforts” means efforts that are fair, moderate, equitable and suitable under the circumstances and appropriate to the end in view to be taken by a Person as promptly as practicable that would be reasonable in the circumstances for similarly situated parties, which efforts do not guarantee an outcome and do not require that Person to (a) engage in conduct that would have a Material Adverse Effect on such Person; (b) take illegal actions; or (c) take any action that would harm its existence or solvency;

“Company Mergers” means, collectively, (a) the merger of LLC2 with and into AME in accordance with and under the FRLLCA, with AME continuing as the surviving company in the manner set out in the AME Agreement and Plan of Merger, (b) the merger of LLC3 with and into POR, in accordance with and under the FRLLCA, with POR continuing as the surviving company in the manner set out in the AME Agreement and Plan of Merger, and (c) the merger of LLC4 with and into RVC, in accordance with and under the FRLLCA, with RVC continuing as the surviving company in the manner set out in the AME Agreement and Plan of Merger;

“Compliance Period” means the period of time, as applicable, (a) beginning on (i) January 1, 2018 with respect to Verano and August 17, 2018 with respect to Pubco, (ii) with respect to any Verano Subsidiary or Pubco Sub, the date on which such Person became a Verano Subsidiary or subsidiary of Pubco, as applicable, and (iii) with respect to any properties or assets, the date on which such properties or assets were acquired by Verano, any Verano Subsidiary, or any Pubco Entity, as applicable, and (b) ending as of the Effective Date;

“Contract” means any contract, lease, deed, mortgage, license, instrument, note, commitment, undertaking, indenture, joint venture and any other agreement, commitment and legally binding arrangement, whether written or oral;

“Control” means, with respect to any two Persons, a Person (referred to in this definition as the “first Person”) is considered to control another Person (referred to in this definition as the “second Person”) if (a) the first Person beneficially owns or directly or indirectly exercises control or direction over the securities of the second Person (i) representing a majority of the outstanding economic interest in such second Person, assuming exercise or conversion, as applicable of all Derivative Securities or any other rights to acquire equity securities in such second Person, (ii) representing a majority of the issued and outstanding voting power of such second Person, or (iii) carrying votes which, if exercised, would entitle the first Person to elect a majority of the directors or members of the governing body of the second Person, unless that first Person holds the voting securities only to secure an obligation, or (b) the first Person otherwise has the right or ability to direct the corporate policy of such second Person whether by contract, or otherwise;

“Court” means the Supreme Court of British Columbia;

“CSE” means the Canadian Securities Exchange;

“Depositary” has the meaning ascribed thereto in the Plan of Arrangement;

“Derivative Securities” means, with respect to any Person, (a) equity awards under any employee benefit plan and (b) warrants, convertible securities or other rights, Contracts, arrangements or commitments of any character relating to the share capital or other ownership interests of such Person or obligating such Person to issue or sell any shares in the capital of such Person or other ownership interests such Person;

“Disclosure Documents” has the meaning ascribed thereto in section (g)(v) of Schedule “C” hereto;

“Disclosure Letter” means the disclosure letter executed by Verano and delivered to Pubco, BC Newco and Finco concurrently with the execution of this Agreement;

“Effective Date” has the meaning ascribed thereto in the Plan of Arrangement;

“Effective Time” has the meaning ascribed to such term in the Plan of Arrangement;

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership;

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Escrow Agreement” means an escrow agreement entered into by such Persons with respect to securities of the Resulting Issuer as required by the CSE or pursuant to applicable Securities Law, if any;

“Fairness Engagement Agreement” means the engagement agreement between Pubco and Echelon Wealth Partners Inc. dated November 19, 2020 in respect of the Pubco Fairness Opinion;

“Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing;

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, in a form acceptable to the Transacting Parties, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of the Transacting Parties, which consent shall not be unreasonably withheld, conditioned or delayed) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to the Transacting Parties, each acting reasonably) on appeal;

“Finco” has the meaning ascribed thereto in the Preamble;

“Finco Board” means the board of directors of Finco as the same is constituted from time to time;

“Finco Common Shares” means the common shares of Finco;

“Finco Shareholder” means a holder of Finco Common Shares;

“Finco Subscription Receipt” means a subscription receipt of Finco which will convert to Finco Common Shares on a one to one basis prior to the Effective Time;

“Finco Subscription Receipt Holder” means a holder of a Finco Subscription Receipt;

“FRLLCA” has the meaning ascribed thereto in the Plan of Arrangement;

“Governing Documents” means, with respect to any Person, such Person’s notice of articles and articles, articles of incorporation, certificate of formation, charter, bylaws, operating agreement, partnership agreement, stockholders or membership agreement, or equivalent organizational or governing documents, as applicable;

“Governmental Entity” means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (b) any stock exchange, including the CSE; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any jurisdiction, regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity;

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board;

“including” means including without limitation, and “include” and “includes” have a corresponding meaning;

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations related to the foregoing; (c) trade secrets and confidential know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights, interests and protections;

“Intended U.S. Tax Treatment” has the meaning ascribed thereto in Section 2.12;

“Interim Order” means the interim order of the Court contemplated by Section 2.2 of this Agreement and made pursuant to Section 291 of the BCBCA, in a form acceptable to the Transacting Parties, each acting reasonably, providing for, among other things, the calling and holding of the Pubco Meeting, as the same may be amended by the Court (with the consent of the Transacting Parties, each acting reasonably);

“Latest Balance Sheet” means the unaudited consolidated balance sheet of Verano as of September 30, 2020;

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, rulings, ordinances, Governmental Orders or other requirements, whether domestic or foreign, including but not limited to, all applicable requirements of state, provincial and municipal laws, rules and regulations regarding regulated medical and adult use cannabis businesses and activities, and the terms and conditions of any Permit of or from any Governmental Entity or self-regulatory authority (including the CSE), but excluding provisions of U.S. federal law that prohibit the cultivation, processing, sale or possession of cannabis and provisions of U.S. federal law that may be violated due to the federal illegality of cannabis including, but not limited to U.S. federal money laundering laws (Title 18 U.S.C. § 1956 and § 1957), and the term “applicable” with respect to such Laws and in a context that refers to a Party, means such Laws as are applicable to such Party and/or its Subsidiaries or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party and/or its Subsidiaries or its or their business, undertaking, property or securities;

“Letter of Intent” means the letter of intent dated October 23, 2020 between Verano and Pubco, as amended November 6, 2020;

“Listing Statement” has the meaning ascribed thereto in section 2.4(b);

“LLC1” has the meaning ascribed thereto in the Plan of Arrangement;

“LLC2” has the meaning ascribed thereto in the Plan of Arrangement;

“LLC3” has the meaning ascribed thereto in the Plan of Arrangement;

“LLC4” has the meaning ascribed thereto in the Plan of Arrangement;

“Mailing Deadline” means December 27, 2020;

“Material Adverse Effect” means any one or more changes, effects, events, occurrences or states of fact with respect to a Person, (i) that is, or would reasonably be expected to be, material and adverse to the assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), business, operations, results of operations, capital, property, obligations (whether absolute, accrued, conditional or otherwise) or financial condition of such Person and its Subsidiaries taken as a whole, other than changes, effects, events, occurrences or states of fact resulting from: (a) any changes affecting the cannabis industry generally; (b) any change in the market price of cannabis; (c) general economic, financial, currency exchange, securities or commodity market conditions in Canada or the United States; (d) any change in U.S. GAAP or IFRS occurring after the date hereof; (e) any change in applicable Laws or in the interpretation thereof by any Governmental Entity occurring after the date hereof; (f) the commencement, occurrence, declaration or continuation of any war, armed hostilities or acts of terrorism or any national or international political or social conditions, pandemics (including the global pandemic caused by COVID-19), including the engagement by the United States or Canada in hostilities or the escalation thereof, whether or not pursuant to a declaration of a national emergency or war; (g) any action required or permitted to be taken under this Agreement (provided, that this clause (g) shall not exclude the effect of any action taken (or omitted to be taken) in the ordinary course of business); or (h) any natural disaster; provided, however, that, in each case, such changes do not relate primarily to such Person and its Subsidiaries, taken as a whole, or do not or will not have a disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the cannabis industry and references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether a “Material Adverse Effect” has occurred; or (ii) that is, or would reasonably be expected to, prevent or materially delay the ability of such Person to consummate the transactions contemplated hereby. For certainty, a “BC Newco Material Adverse Effect” shall mean a Material Adverse Effect of BC Newco, a “Finco Material Adverse Effect” shall mean a Material Adverse Effect of Finco, a “Pubco Material Adverse Effect” shall mean a Material Adverse Effect of Pubco and/or Pubco Sub, a “Verano Material Adverse Effect” shall mean a Material Adverse Effect of Verano and a “Resulting Issuer Material Adverse Effect” shall mean a Material Adverse Effect of the Resulting Issuer;

“Meeting Deadline” means January 18, 2021;

“misrepresentation” has the meaning ascribed thereto in applicable Canadian Securities Laws;

“NI 41-101” means National Instrument 41-101 – General Prospectus Requirements;

“Non-Disclosure Agreement” means the mutual non-disclosure agreement between Verano and Pubco dated October 8, 2020;

“ordinary course of business”, “ordinary course of business consistent with past practice”, or any similar reference, means, with respect to an action taken by a Person, that such action is substantially consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day business and operations of such Person;

“OSC Rule 56-501” means Ontario Securities Commission Rule 56-501 – Restricted Shares;

“Outside Date” means March 15, 2021 or up to September 15, 2021 as determined by Verano, on notice to the other Parties, to permit the closing of the merger transactions contemplated pursuant to the AME Merger Agreement, or such later date as may be agreed to in writing by the Parties;

“Parties” means Pubco, Verano, BC Newco, Pubco Sub and Finco and “Party” means any of them;

“Permits” means all permits, licenses, franchises, approvals, registrations, findings of suitability, certificates of occupancy, franchises, variances, authorizations, consents, and similar rights obtained, or required to be obtained, from Governmental Entities;

“Permitted Encumbrances” means (a) Encumbrances for taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property; and (d) other imperfections of title or encumbrance, if any, that do not and would not reasonably be expected to, interfere with the ownership or use (including pursuant to any right to use) of the relevant title, right or property; provided in all events the term “Permitted Encumbrances” shall not include any Encumbrance that secures the payment of any money, including all mechanics’ Encumbrances, mortgages, deeds of trust, and judgment Encumbrances;

“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement involving, inter alia, the Parties, substantially in the form of Schedule “A” hereto, and any amendments or variations thereto made in accordance with the Plan of Arrangement or upon the direction of the Court in the Final Order with the consent of the Transacting Parties, each acting reasonably;

“POR” means Plants of Ruskin, GPS, LLC, a limited liability company organized under the laws of Florida;

“POR Holdings” has the meaning ascribed thereto in the Plan of Arrangement;

“POR Holdings Reorganization” has the meaning ascribed thereto in Section 2.12;

“POR Units” has the meaning ascribed thereto in the Plan of Arrangement;

“Private Placement” means the private placement of Finco Subscription Receipts for aggregate gross proceeds of at least US$50,000,000 and up to US$100,000,000;

“Proposal” has the meaning ascribed thereto in Section 4.1(b);

“Pubco” has the meaning ascribed thereto in the Preamble;

“Pubco Agreements” means (a) the share sale agreement dated August 17, 2018 among WFE Investments Corp., Durama Enterprises Limited, Randy Studer and Pubco, (b) the share sale agreement dated August 17, 2018 among WFE Investments Corp., Gregory J. Leia Professional Corporation, Gregory J. Leia and Pubco, (c) the share sale agreement dated August 17, 2018 among WFE Investments Corp., Merv Pidherney and Pubco, (d) the share sale agreement dated August 17, 2018 among WFE Investments Corp., Accent Credit Union and Pubco, (e) the general security agreement dated July 31, 2019 between WFE Investments Corp. and Pubco, (f) the Pubco Convertible Debenture, (g) the Letter of Intent, (h) the Transfer Agent Agreement, (i) the Fairness Engagement Agreement and (j) the Non-Disclosure Agreement;

“Pubco Annual Meeting Matters” means the annual meeting matters on which the Pubco Shareholders will vote at the Pubco Meeting, being an ordinary resolution to fix the number of directors of Pubco, an ordinary resolution to elect the Pubco Board and an ordinary resolution to appoint the Pubco auditors;

“Pubco Arrangement Resolution” means the resolution of the Pubco Shareholders to approve the Arrangement which is to be considered at the Pubco Meeting;

“Pubco Board” means the board of directors of Pubco as the same is constituted from time to time;

“Pubco Business” has the meaning ascribed thereto in section (f) of Schedule “C” hereto;

“Pubco Continuance” means the continuance of Pubco from the Province of Alberta to the Province of British Columbia pursuant to Section 302 of the BCBCA and Section 189 of the ABCA;

“Pubco Continuance Resolution” means the special resolution of the Pubco Shareholders to approve the Pubco Continuance which is to be considered at the Pubco Meeting;

“Pubco Contract” has the meaning ascribed thereto in section (o) of Schedule “C” hereto;

“Pubco Convertible Warrants” means the common share purchase warrants into which (along with Pubco Shares) the Pubco Units are convertible at an exercise price of $0.06 per share;

“Pubco Convertible Debenture” means the secured 10% convertible debenture dated July 31, 2019, as amended on December 11, 2020, issued to WFE Investments Corp, which is convertible into Pubco Units;

“Pubco CSE Approval” means the conditional approval of the CSE in respect of the listing of the Resulting Issuer Subordinate Voting Shares, including for certainty the Resulting Issuer Subordinate Voting Shares issuable upon conversion of the Resulting Issuer Convertible Notes and the Resulting Issuer Subordinate Voting Shares issuable upon conversion of the Resulting Issuer Proportionate Voting Shares;

“Pubco Dissent Rights” means the rights of dissent exercisable by the Pubco Shareholders in respect of the Pubco Continuance pursuant to Section 191 of the ABCA and the Plan of Arrangement pursuant to Section 238 of the BCBCA, Article 4 of the Plan of Arrangement and the Interim Order;

“Pubco Dissenting Shareholder” means a registered Pubco Shareholder who duly exercises its Pubco Dissent Rights and who has not withdrawn or been deemed to have withdrawn such exercise of Pubco Dissent Rights;

“Pubco Entities” means Pubco and Pubco Sub, with either being a “Pubco Entity”;

“Pubco Entity Board” means the board of directors of the applicable Pubco Entity as the same is constituted from time to time;

“Pubco Fairness Opinion” means a formal written fairness opinion of Echelon Wealth Partners Inc. and addressed to the Pubco Board to the effect that the Plan of Arrangement is fair, from a financial point of view, to the Pubco Shareholders;

“Pubco Financial Statements” has the meaning ascribed thereto in section (h)(i) of Schedule “C” hereto;

“Pubco Key Shareholders” means each director and officer of Pubco who holds Pubco Shares (and/or securities convertible into, or exchangeable for, Pubco Shares) and each holder of 5% or more of the Pubco Shares (and/or securities convertible into, or exchangeable for, Pubco Shares);

“Pubco Material Contract” has the meaning ascribed thereto in section (o) of Schedule “C” hereto;

“Pubco Meeting” means the annual and special meeting of Pubco Shareholders, including any adjournment or postponement thereof, to be called and held for the purpose of obtaining the approval of the Pubco Meeting Matters;

“Pubco Meeting Matters” means the Pubco Annual Meeting Matters and the Pubco Special Meeting Matters;

“Pubco Options” means the common shares purchase options of Pubco, expiring November 12, 2021, each of which has an exercise price of $0.05;

“Pubco Related Party Transaction” has the meaning ascribed thereto in section (q) of Schedule “C” hereto;

“Pubco Share Consolidation” has the meaning ascribed thereto in the Plan of Arrangement;

“Pubco Shareholder Approval” has the meaning ascribed thereto in Section 2.2(c);

“Pubco Shareholder Voting Agreements” means the voting agreements (including all amendments thereto) among the Pubco Key Shareholders, Pubco and Verano dated on or before the date hereof setting forth the terms and conditions upon which the Pubco Key Shareholders have agreed, among other things, to vote their Pubco Shares in favour of all of the matters to be voted on at the Pubco Meeting;

“Pubco Shareholders” means the holders of Pubco Shares;

“Pubco Shares” means the common shares in the capital of Pubco;

“Pubco Special Meeting Matters” means the Pubco Continuance Resolution, the Pubco Arrangement Resolution, the Resulting Issuer Auditor Resolution, the Resulting Issuer Equity Incentive Plan Resolution and other matters proposed by Verano on which the Pubco Shareholders will vote at the Pubco Meeting, in accordance with the Interim Order, as applicable;

“Pubco Sub” has the meaning ascribed thereto in the Preamble;

“Pubco Terminating Agreements” means (a) the share sale agreement dated August 17, 2018 among WFE Investments Corp., Durama Enterprises Limited, Randy Studer and Pubco, (b) the share sale agreement dated August 17, 2018 among WFE Investments Corp., Gregory J. Leia Professional Corporation, Gregory J. Leia and Pubco, (c) the share sale agreement dated August 17, 2018 among WFE Investments Corp., Merv Pidherney and Pubco, (d) the share sale agreement dated August 17, 2018 among WFE Investments Corp., Accent Credit Union and Pubco, (e) the general security agreement dated July 31, 2019 between WFE Investments Corp. and Pubco and (f) the Pubco Convertible Debenture;

“Pubco Termination Fee” means US$100,000;

“Pubco Termination Fee Event” has the meaning ascribed thereto in Section 5.3(b);

“Pubco Units” means the units into which the Pubco Convertible Debenture is convertible at a conversion price of $0.05 per unit each comprised of a Pubco Share and a Pubco Convertible Warrant;

“Pubco Warrants” means the common share purchase warrants of Pubco, expiring May 12, 2022, each of which has an exercise price of $0.10;

“Regulatory Approvals” means those sanctions, rulings, consents, notices, orders, exemptions, permits and other approvals (including the waiver or lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities;

“Resulting Issuer” means Pubco as the surviving corporation resulting from the amalgamation of Pubco and BC Newco in accordance with the Plan of Arrangement;

“Resulting Issuer Auditor Resolution” means the ordinary resolution of the Pubco Shareholders to approve the appointment of the auditor of the Resulting Issuer which is to be voted on at the Pubco Meeting;

“Resulting Issuer Board” means the board of directors of the Resulting Issuer as initially constituted in accordance with Section 4.2;

“Resulting Issuer Convertible Notes” has the meaning ascribed thereto in the Plan of Arrangement;

“Resulting Issuer Equity Incentive Plan” means the equity incentive plan of the Resulting Issuer, the form of which is to be determined by Verano, and be acceptable to the CSE and which is to be approved at the Pubco Meeting;

“Resulting Issuer Equity Incentive Plan Resolution” means the ordinary resolution of the Pubco Shareholders to approve the Resulting Issuer Equity Incentive Plan which is to be voted on at the Pubco Meeting;

“Resulting Issuer Proportionate Voting Shares” means the subordinate voting shares of the Resulting Issuer, with the special rights and restrictions as set forth in Schedule “F” hereto;

“Resulting Issuer Shares” means the Resulting Issuer Proportionate Voting Shares and the Resulting Issuer Subordinate Voting Shares;

“Resulting Issuer Subordinate Voting Shares” means the subordinate voting shares of the Resulting Issuer, with the special rights and restrictions as set forth in Schedule “F” hereto;

“RVC” means RVC 360, LLC, a limited liability company organized under the laws of Florida;

“Section 3(a)(10) Exemption” has the meaning ascribed thereto in Section 2.11;

“Securities Laws” means any applicable provincial or territorial securities Laws in a jurisdiction of Canada, together with the rules, regulations and published policies made thereunder (including but not limited to those of the Canadian Securities Administrators) and the U.S. Securities Laws, together with all other applicable state and federal securities Laws, rules and regulations and published policies thereunder, in each case as now in effect and as they may be promulgated or amended from time to time;

“SEDAR” means the System for Electronic Document Analysis and Retrieval;

“Subsidiary” means a Person that is controlled directly or indirectly by another Person and includes a subsidiary of that subsidiary;

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Tax Returns” means all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, required by a Governmental Entity to be made or filed in accordance with applicable Laws in respect of Taxes;

“Taxes” means all taxes, duties, fees, premiums, assessments, imposts, levies, expansion fees and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, windfall, royalty, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and Canada and other pension plan premiums or contributions imposed by any Governmental Entity, and any transferee liability in respect of any of the foregoing;

“Transacting Parties” means Verano and Pubco, and “Transacting Party” means either of them;

“Transfer Agent Agreement” means the transfer agent and registrar agreement between Pubco and Odyssey Trust Company dated November 24, 2020;

“United States” or “U.S.” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder;

“U.S. Securities Laws” means all applicable securities laws in the United States, including without limitation, the U.S. Securities Act and the U.S. Exchange Act and the rules and regulations promulgated thereunder, and any applicable state securities laws;

“Verano” has the meaning ascribed thereto in the Preamble;

“Verano Agreement and Plan of Merger” means the agreement and plan of merger to be entered into among Verano, Pubco and LLC1;

“Verano Board” means the board of managers of Verano;

“Verano Business” means the ownership, management and/or operation of marijuana dispensaries, cultivation facilities and manufacturing businesses in the U.S.; consultancy services related to the operation of marijuana dispensaries, cultivation facilities and manufacturing businesses; and the licensing of certain Verano intellectual property;

“Verano Financial Statements” has the meaning ascribed thereto in section (h)(i) of Schedule “B” hereto;

“Verano Material Contracts” has the meaning ascribed thereto in section (q) of Schedule “B” hereto;

“Verano Merger” has the meaning ascribed thereto in the Plan of Arrangement;

“Verano Related Party Contract” has the meaning ascribed thereto in section (s) of Schedule “B” hereto;

“Verano Subsidiaries” means the Subsidiaries of Verano;

“Verano Tax Election” has the meaning ascribed thereto in section (o)(i) of Schedule “B” hereto;

“Verano Termination Fee” means, (i) if a Verano Termination Fee Event occurs on or prior to March 15, 2021 or at any time if the Outside Date is extended by the mutual agreement of all Parties, US$100,000 or (ii) if a Verano Termination Fee Event occurs after March 15, 2021 and the Outside Date is extended unilaterally by Verano, US$150,000;

“Verano Termination Fee Event” has the meaning ascribed thereto in Section 5.3(c); and

“Withholding Obligations” has the meaning ascribed thereto in Section 2.10.

1.2	Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.3	Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4	Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars. References to US$ refer to United States dollars.

1.6	Knowledge

(a)	In this Agreement, references to “the knowledge of Pubco” means the actual knowledge of Michael Stein.

(b)	In this Agreement, references to “the knowledge of Verano” means the actual knowledge of George Archos, Sam Dorf, Brian Ward or Darren Weiss.

(c)	In this Agreement, references to “the knowledge of BC Newco” means the actual knowledge of George Archos.

(d)	In this Agreement, references to “the knowledge of Finco” means the actual knowledge of George Archos.

1.7	Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule “A”	Form of Plan of Arrangement
Schedule “B”	Representations and Warranties of Verano
Schedule “C”	Representations and Warranties of Pubco
Schedule “D”	Representations and Warranties of BC Newco
Schedule “E”	Representations and Warranties of Finco
Schedule “F”	Special Rights and Restrictions for Resulting Issuer Subordinate Voting Shares and the Resulting Issuer Proportionate Voting Shares
Schedule “G”	Capitalization of the Resulting Issuer

1.8	Representations and Warranties

(a)	Verano makes the representations and warranties set forth in Schedule “B” and acknowledges and agrees that the other Parties are relying thereon in executing and delivering this Agreement.

(b)	Pubco makes the representations and warranties set forth in Schedule “C” and acknowledges and agrees that the other Parties (other than Pubco Sub) are relying thereon in executing and delivering this Agreement.

(c)	BC Newco makes the representations and warranties set forth in Schedule “D” and acknowledges and agrees that the other Parties are relying thereon in executing and delivering this Agreement.

(d)	Finco makes the representations and warranties set forth in Schedule “E” and acknowledges and agrees that the other Parties are relying thereon in executing and delivering this Agreement.

(e)	Each Party acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties, and projected operations of the other Parties and their respective Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, each Party has relied solely on (i) the results of its own independent investigation and verification and (ii) the representations and warranties of such other Party expressly and specifically set forth in the applicable Schedules hereto, as qualified, in the case of Verano, by the Disclosure Letter, and has not relied on anything else. The representations and warranties of each Party in the applicable Schedules hereto, as qualified, in the case of Verano, by the Disclosure Letter, constitute the sole and exclusive representations and warranties of such Party to the other Parties in connection with the transactions contemplated hereby. Each of the Parties understands, acknowledges, and agrees that all other representations and warranties of any kind or nature expressed or implied (including as to the accuracy or completeness of any of the information provided to such Party in the due diligence process, or any information relating to the future or historical financial condition, results of operations, assets, or liabilities of any Party’s or its Subsidiaries’ assets, or relating to any other information provided to such Party) are specifically disclaimed by the Parties and their respective affiliates, and their respective officers, directors, partners, members, employees, agents, representatives, successors, and permitted assigns have not and will not rely on any such information or other representations and warranties, and such information and such other representations and warranties shall not (except as otherwise expressly represented and warranted to this Agreement) form the basis of any claim against the Parties, their respective affiliates, or any of their respective officers, directors, partners, members, shareholders, employees, agents, representatives, successors, and permitted assigns with respect thereto or with respect to any related matter. With respect to any projection or forecast delivered by or on behalf of any Party or its Subsidiaries to any other Party, each Party acknowledges that (i) there are uncertainties inherent in attempting to make such projections and other forecasts and plans, and such Party is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections, and forecasts, (ii) the accuracy and correctness of such projections and forecasts may be affected by information that may become available through discovery or otherwise after the date of such projections and forecasts, (iii) it is familiar with each of the foregoing, and (iv) no other Party, its affiliates, or any of their respective officers, directors, partners, members, shareholders, employees, agents, representatives, successors, or permitted assigns is making any representation or warranty with respect to such projections or forecasts, including the reasonableness of the assumptions underlying such projections or forecasts.

(f)	No Party shall assert a breach of any representation or warranty of any other Party contained in this Agreement (including, without limitation, in connection with a claim that a condition precedent to the Business Combination has not be satisfied or in connection with exercising any right of termination set forth in Article 5) if such Party had knowledge of such inaccuracy or breach.

1.9	Covenants

Each Party makes the covenants applicable to such Party set forth in this Agreement (including in Article 4) and acknowledges and agrees that the other Parties (or, in the case of Pubco, the other Parties excluding Pubco Sub) are relying thereon in executing and delivering this Agreement.

ARTICLE 2

THE ARRANGEMENT

2.1	Arrangement

Pubco, Verano, BC Newco, Pubco Sub and Finco agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

2.2	Interim Order

As soon as reasonably practicable following the execution of this Agreement, and in any event in sufficient time to hold the Pubco Meeting in accordance with Section 2.3, Pubco shall apply to the Court in a manner and on terms acceptable to Verano, acting reasonably, pursuant to the BCBCA and prepare, file and diligently pursue an application for the Interim Order, which shall provide, among other things:

(a)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Pubco Meeting, and for the manner in which such notice is to be provided;

(b)	for calling and holding the Pubco Meeting and the confirmation of the record date for the purposes of determining the holders of Pubco Shares entitled to receive materials for and vote at the Pubco Meeting referred to in Section 2.3(a);

(c)	that the requisite approval for the Pubco Arrangement Resolution (the “Pubco Shareholder Approval”) shall be: (i) 66 2/3% of the votes cast on the Pubco Arrangement Resolution by Pubco Shareholders present in person or by proxy at the Pubco Meeting; and (ii) a simple majority of the votes cast by minority shareholders of Pubco, as contemplated by OSC Rule 56-501 and Part 12 of NI 41-101;

(d)	that, in all other respects, unless varied by the Interim Order, the terms, conditions and restrictions of Pubco’s Governing Documents, including quorum requirements and other matters, shall apply in respect of the Pubco Meeting;

(e)	for the grant of certain Pubco Dissent Rights to registered Pubco Shareholders as contemplated in the Plan of Arrangement;

(f)	that the Pubco Meeting may be adjourned from time to time by Pubco, subject to the terms of this Agreement, without the need for additional approval of the Court;

(g)	that the record date for Pubco Shareholders entitled to notice of and to vote at the Pubco Meeting will not change in respect of any adjournment(s) of the Pubco Meeting, except such change as may be required by applicable Law;

(h)	that it is the Parties’ intention to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act in accordance with Section 2.11;

(i)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order; and

(j)	for such other matters as the Parties may reasonably require, subject to obtaining the prior consent of the Transacting Parties, such consent not to be unreasonably withheld or delayed.

2.3	Pubco Meeting

Subject to the terms of this Agreement:

(a)	Pubco agrees to convene and conduct the Pubco Meeting in accordance with the Interim Order, Pubco’s Governing Documents and applicable Law as soon as reasonably practicable, and in any event on or before the Meeting Deadline. Pubco agrees that it shall, in consultation with Verano, fix and publish a record date for the purposes of determining the Pubco Shareholders entitled to receive notice of and vote at the Pubco Meeting in accordance with the Interim Order.

(b)	Immediately following, and subject to, the approval of the Continuance Resolution at the Pubco Meeting, Pubco covenants and agrees to adjourn the Pubco Meeting and effect the Pubco Continuance by sending such documents as may be required in connection with the Pubco Continuance under the ABCA, to the Alberta Registrar and under the BCBCA to the BC Registrar. As soon as reasonably practicable after the Continuance is effected, Pubco covenants and agrees to reconvene the Pubco Meeting to seek the approval by the Pubco Shareholders of the remainder of the Pubco Special Meeting Matters.

(c)	Except as required for quorum purposes or otherwise permitted under this Agreement (including as permitted by Section 2.3(b), above), Pubco shall not adjourn (except as required by Law), postpone or cancel or propose or permit the adjournment (except as required by Law), postponement or cancellation of the Pubco Meeting without Verano’s prior written consent.

(d)	Pubco will advise Verano as it may reasonably request, and at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Pubco Meeting, as to the aggregate tally of the proxies received by Pubco in respect of the matters to be considered at the Pubco Meeting.

(e)	Pubco will promptly advise Verano of any written notice of dissent or purported exercise by any Pubco Shareholder of Pubco Dissent Rights received by Pubco in relation to the Pubco Continuance or the Plan of Arrangement and any withdrawal of Pubco Dissent Rights received by Pubco and any written communications sent by or on behalf of Pubco to any Pubco Shareholder exercising or purporting to exercise Pubco Dissent Rights in relation to the Pubco Continuance Resolution or the Pubco Arrangement Resolution.

(f)	The only matters to be voted on by Pubco Shareholders at the Pubco Meeting shall be the Pubco Meeting Matters.

2.4	Circular and Listing Statement

(a)	Each Party shall use all commercially reasonable efforts to take, or cause to be taken, all actions and do or cause to be done all things reasonably necessary, proper or advisable on its part under applicable Law to enable the listing on the CSE by the Resulting Issuer of the Resulting Issuer Subordinate Voting Shares on the Effective Date.

(b)	As promptly as reasonably practicable following execution of this Agreement, (i) each of the Parties shall furnish all information regarding such Party and its Subsidiaries as may be required to be included in the Circular pursuant to applicable Law, and in the listing statement required to be filed with the CSE in connection with the CSE Approval (the “Listing Statement”), and (ii) Pubco and Verano shall work together to prepare the Circular, the Listing Statement, and any other documents required by applicable Laws. Assuming compliance by the Parties with their obligations under clauses (i) and (ii) above, (A) Pubco shall on or before the Mailing Deadline (x) file the Circular in all jurisdictions where the same is required to be filed, and (y) mail the Circular as required in accordance with all applicable Laws and the Interim Order, and (B) Verano shall file, concurrent with the closing of the transactions contemplated herein or as otherwise instructed by the CSE or an applicable Governmental Entity, the Listing Statement and other required filings with applicable Governmental Entities in all jurisdictions where the same is required to be filed.

(c)	The Circular shall include a statement that each Pubco Key Shareholder intends to vote all of such Person’s Pubco Shares in favour of the each of the resolutions in respect of the Pubco Meeting Matters, subject to the other terms of this Agreement and the Pubco Shareholder Voting Agreements. The Circular shall comply in all material respects with all applicable Laws and the Interim Order. The Circular shall include a copy of the Pubco Fairness Opinion and a summary of the Pubco Fairness Opinion.

(d)	Each of the Parties shall ensure that the information furnished by such Party that is reasonably required to be included in the Circular and the Listing Statement under applicable Law complies in all material respects with all applicable Laws.

(e)	Pubco shall (i) solicit proxies in favour of the Pubco Meeting Matters, and take all other actions that are reasonably necessary or desirable to seek such approvals, and (ii) include in the Circular the determinations and recommendations of the Pubco Board referred to in (b)(ii) of Schedule C.

(f)	Each of the Parties shall use commercially reasonable efforts to obtain any necessary consents from its auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Circular and/or the Listing Statement and to the identification in the Circular and/or the Listing Statement of each such advisor.

(g)	Each of the Parties and its advisors shall be given a reasonable opportunity to review and comment on the Circular prior to the Circular being printed and filed with the applicable Governmental Entities, and any reasonable comments of the Parties and their respective advisors shall be incorporated therein. The Parties shall each use their commercially reasonable efforts to agree upon the final form of the Circular.

(h)	Each of the Parties and its advisors shall be given a reasonable opportunity to review and comment on the Listing Statement prior to such document being filed with the applicable Governmental Entities, and any reasonable comments of the Parties and their respective advisors shall be incorporated therein. The Parties acknowledge that at the final form of the Listing Statement shall be determined by the Resulting Issuer.

(i)	Each of the Parties shall promptly notify the other Parties if at any time before the Effective Date, to its knowledge the Circular is false or misleading in any material respect with respect to any Person or otherwise requires an amendment or supplement. The Parties shall cooperate in the preparation of any amendment or supplement to the Circular as required or appropriate, and Pubco shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Circular to Pubco Shareholders, and, if required by the Court or applicable Laws, file the same with any Governmental Entity and as otherwise required.

2.5	Preparation of Filings

The Transacting Parties shall prepare, and the other Parties shall co-operate and use their commercially reasonable efforts to take, or cause to be taken, all reasonable actions in connection with any orders, registrations, consents, filings, rulings, exemptions, no-action letters, circulars and approvals, including this Agreement, the Ancillary Agreements and the Business Combination and the preparation of any required documents, in each case as reasonably necessary for the Parties to discharge their respective obligations under this Agreement, the Ancillary Agreements, the Business Combination and the Plan of Arrangement, and to complete any of the transactions contemplated by this Agreement and the Ancillary Agreements, including their obligations under applicable Laws. Verano shall prepare each of the Circular and Listing Statement and all other materials required to be filed with the CSE by Pubco. A Transacting Party shall furnish to the other Parties and their respective advisors for review and comment, a reasonable amount of time prior to the time of filing or submission of any document, a copy of each document to be filed or submitted.

It is acknowledged and agreed that Pubco shall not be required to file a prospectus or similar document or otherwise become subject to the securities Laws of any jurisdiction (other than in the case of the Resulting Issuer, the Provinces of British Columbia, Alberta and Ontario and the United States) in order to complete the Business Combination. The Parties shall use their commercially reasonable efforts to promptly make such securities and other regulatory filings in the United States or other jurisdictions as may be necessary or, in their sole discretion, desirable in connection with the completion of the Business Combination. Each Party shall provide to the other all information regarding the Party and its affiliates as required by applicable Securities Laws in connection with such filings.

2.6	Final Order

If (a) the Interim Order is obtained; (b) the Pubco Continuance Resolution is approved at the Pubco Meeting by Pubco Shareholders as required by applicable Law; and (c) the Pubco Arrangement Resolution is approved at the Pubco Meeting by the Pubco Shareholders as provided for in the Interim Order and as required by applicable Law, then, subject to the terms of this Agreement, as soon as reasonably practicable and no later than three (3) Business Days thereafter, or on such other date as determined by Verano, Pubco shall diligently pursue and take all steps necessary or desirable to have the hearing before the Court of the application for the Final Order pursuant to the BCBCA.

2.7	Court Proceedings

Subject to the terms of this Agreement, each of the other Parties will cooperate with and assist Pubco in seeking the Interim Order and the Final Order, including by providing it with any information reasonably required to be supplied by such Party in connection therewith. Verano will prepare drafts of the materials to be filed with the Court in connection with the Plan of Arrangement (other than any affidavits required from an officer or director of Pubco, which shall be supplied by Pubco). The Transaction Parties will provide legal counsel to the other Parties with reasonable opportunity to review and comment upon the drafts of such materials, and will give reasonable consideration to all such comments. Counsel to Pubco shall file the final forms of such Court materials. Subject to applicable Law, none of the Parties will file any material with the Court in connection with the Business Combination or serve any such material, and no Party will agree to modify or amend materials so filed or served, except as contemplated by this Section 2.7 or with the prior written consent of the Transacting Parties; provided, that, nothing herein shall require any Party to agree to modifications or amendments to the Business Combination. Pubco shall also provide to each other Parties’ legal counsel on a timely basis copies of any notice of appearance or other Court documents served on Pubco in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether written or oral, received by Pubco indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order. In addition, no Party will object to legal counsel to a Transacting Party making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that the other Parties are advised of the nature of any submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement. Pubco agrees to oppose any proposal from any Person that the Final Order contain any provision inconsistent with this Agreement or the Plan of Arrangement, and, if at any time after the issuance of the Final Order and prior to the Effective Date, Pubco is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with, Verano.

2.8	Arrangement and Effective Date

Verano shall determine the Effective Date, which Effective Date shall occur after the satisfaction or, where not prohibited, the waiver of the conditions set forth in Article 3 of this Agreement (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver of those conditions as of the Effective Date). Verano shall notify the other Parties of such Effective Date at least two (2) Business Days prior thereto. On the Effective Date, Verano shall send, on behalf of Pubco, such documents as may be required in connection with the Arrangement under the BCBCA, to the BC Registrar for endorsement and/or filing (as applicable) by the BC Registrar, to give effect to the Arrangement; provided that no such documents shall be sent for endorsement or filing except either (a) as contemplated hereby or by any Ancillary Agreement, or (b) with the other Parties to whom such document pertains prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Law, including the BCBCA. The Parties agree that the Plan of Arrangement may be amended at any time prior to the Effective Time in accordance with Section 5.4 of this Agreement to include such other terms determined to be reasonably necessary by the Parties, provided that the Plan of Arrangement shall not be amended in any manner which is prejudicial to a Party (except with the prior written consent of such Party) or is inconsistent with the provisions of this Agreement, except as agreed in writing by each of the Parties.

The closing of the Business Combination will take place at the offices of Fasken Martineau DuMoulin LLP in Vancouver, British Columbia at 10:00 a.m. (Vancouver time) on the Effective Date, or at such other time and place as may be agreed to by the Parties, including by way of virtual format.

2.9	Announcement and Shareholder Communications

The Transacting Parties shall jointly announce publicly the transactions contemplated hereby promptly following the execution of this Agreement by the Parties, the text and timing of such announcement to be approved by each of the Transacting Parties in advance, each acting reasonably. No Party shall (i) issue any news release or otherwise make public announcements with respect to this Agreement or the Plan of Arrangement without the consent of each of the Transacting Parties (which consent shall not be unreasonably withheld, conditioned or delayed) or (ii) make any filing with any Governmental Entity with respect thereto without prior consultation with each of the Transacting Parties; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws or stock exchange rules, and the Party making such disclosure shall use all commercially reasonable efforts to give prior written notice to the Transacting Parties and reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.

2.10	Withholding Taxes

Notwithstanding any other provision of this Agreement, the Parties, the Depositary and any other applicable withholding agent shall be entitled to deduct and withhold from any amount payable in connection with any transactions referred to in this Agreement and the Plan of Arrangement such amounts as such withholding agent determines, acting reasonably, are required or reasonably believes to be required to be deducted and withheld from such payment in accordance with the Tax Act, the Code or any provision of any other applicable Law, (the “Withholding Obligations”). To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such deduction and withholding was made (the “Affected Person”), provided that such deducted or withheld amounts are actually remitted to the appropriate taxing authority.

The Depositary shall have the right to:

(a)	withhold and sell, on their own account or through a registered broker (the “Broker”), and on behalf of any Affected Person; or

(b)	require the Affected Person to irrevocably direct the sale through a Broker and irrevocably direct the Broker to pay the proceeds of such sale to the applicable Parties’ shareholders or the Depositary as appropriate (and, in the absence of such irrevocable direction, the Affected Person shall be deemed to have provided such irrevocable direction);

such number of Resulting Issuer Proportionate Voting Shares or Resulting Issuer Subordinate Voting Shares issued or issuable to such Affected Person pursuant to the Business Combination as is necessary to produce sale proceeds (after deducting commissions payable to the Broker and other costs and expenses) sufficient to fund any Withholding Obligations. Any amounts which may be deducted and withheld from the consideration otherwise payable to any Affected Person pursuant to this Section 2.10 shall first be deducted and withheld from any cash consideration payable to such Affected Person before any such amounts are deducted and withheld from any Resulting Issuer Proportionate Voting Shares or Resulting Issuer Subordinate Voting Shares, pursuant to the terms of this Section 2.10, payable to such Affected Person. Any such sale of Resulting Issuer Proportionate Voting Shares or Resulting Issuer Subordinate Voting Shares, as applicable, shall be effected as soon as practicable following the Effective Date. Neither the Depositary nor the Broker will be liable for any loss arising out of any sale of such Resulting Issuer Proportionate Voting Shares or Resulting Issuer Subordinate Voting Shares, including any loss relating to the manner or timing of such sales, the prices at which Resulting Issuer Proportionate Voting Shares or Resulting Issuer Subordinate Voting Shares are sold or otherwise. The Parties shall cause the Depositary to provide prior written notice of any intention to deduct or withhold under applicable Withholding Obligations from any distributions or payments otherwise payable to any Affected Person so as to give each such Affected Person the reasonable opportunity to provide the Depositary with any information or documentation sufficient to reduce or eliminate such Withholding Obligations.

If the Depositary deducts or withholds any amount (or any Resulting Issuer Proportionate Voting Shares or Resulting Issuer Subordinate Voting Shares, as the case may be) pursuant to this Section 2.10, then:

(a)	the Depositary shall pay the full amount required to be deducted to the appropriate taxing authority on a timely basis and in accordance with applicable Law; and

(b)	as soon as practicable after payment of such amount to the appropriate taxing authority, the Depositary shall deliver to the Affected Person the original or certified copy of a receipt issued by such taxing authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Affected Person.

Any agreement entered into in connection with the Depositary’s engagement shall require the Depositary to take such actions that are set forth in this section.

2.11	U.S. Securities Law Matters

The Parties agree that the Business Combination will be carried out with the intention that all Resulting Issuer Subordinate Voting Shares, Resulting Issuer Proportionate Voting Shares and Resulting Issuer Convertible Notes will be issued by the Resulting Issuer in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof (the “Section 3(a)(10) Exemption”). In order to ensure the availability of the Section 3(a)(10) Exemption, the Parties agree that the Arrangement will be carried out on the following basis:

(a)	the Arrangement will be subject to the approval of the Court;

(b)	prior to ths issuance of the Interim Order, the Court will be advised as to the intention of the Parties to rely on the Section 3(a)(10) Exemption with respect to the issuance of the Resulting Issuer Subordinate Voting Shares, Resulting Issuer Proportionate Voting Shares and the Resulting Issuer Convertible Notes pursuant to the Arrangement, based on the Court’s approval of the Arrangement;

(c)	prior to the issuance of the Interim Order, Pubco will file with the Court a copy of the proposed text of the Circular together with any other documents required by applicable Law in connection with the Pubco Meeting;

(d)	before approving the Arrangement, the Court will be requested to satisfy itself as to the substantive and procedural fairness and reasonableness of the Arrangement to those affected by it and to hold a hearing before approving the fairness of the terms and conditions of the Arrangement and issuing the Final Order;

(e)	the Final Order approving the Arrangement that is obtained from the Court will state that the Arrangement is approved by the Court as being substantively and procedurally fair to those affected by it;

(f)	each of the Parties will ensure that each Person entitled to receive any Resulting Issuer Subordinate Voting Shares, Resulting Issuer Proportionate Voting Shares, Resulting Issuer Convertible Notes, or any other securities pursuant to the Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(g)	each Person entitled to receive Resulting Issuer Subordinate Voting Shares, Resulting Issuer Proportionate Voting Shares or Resulting Issuer Convertible Notes pursuant to the Arrangement (the “Subject Securities”) will be advised that such securities when issued will not have been registered under the U.S. Securities Act and will be issued by the Resulting Issuer in reliance on the Section 3(a)(10) Exemption and the Subject Securities shall be without trading restrictions under the U.S. Securities Act (other than those that would apply under the U.S. Securities Act in certain circumstances to Persons who are, or have been within 90 days prior to the Effective Time, affiliates (as defined in Rule 144 under the U.S. Securities Act) of the [Resulting Issuer];

(h)	Persons entitled to receive Resulting Issuer Convertible Notes pursuant to the Arrangement will be advised that although the Resulting Issuer Convertible Notes issued pursuant to the Arrangement will be issued by the Resulting Issuer in reliance on the Section 3(a)(10) Exemption, such exemption does not exempt the issuance of the underlying securities upon the exercise of the conversion of such Resulting Issuer Convertible Notes; therefore, the securities of the Resulting Issuer issuable upon conversion of the Resulting Issuer Convertible Notes cannot be issued in the United States or to a Person in the United States in reliance on the Section 3(a)(10) Exemption and the Resulting Issuer Convertible Notes may only be converted pursuant to a then-available exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws;

(i)	the Interim Order approving the Pubco Meeting, and the Circular, will specify that each Person entitled to receive Resulting Issuer Subordinate Voting Shares, Resulting Issuer Proportionate Voting Shares or Resulting Issuer Convertible Notes pursuant to the Arrangement will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time; and

(j)	Pubco shall request that the Final Order shall include a statement substantially to the following effect:

“This Order shall serve as the basis for reliance on the exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that Act, regarding the issuance and distribution of securities of [Resulting Issuer] pursuant to the Plan of Arrangement, as applicable.”

2.12	U.S. Tax Matters

The Parties intend (a) that the Resulting Issuer will be treated as a U.S. domestic corporation under Section 7874 of the Code, (b) that if, pursuant to the Verano Merger, Pubco acquires 80% or more of the Verano units issued and outstanding immediately prior to such merger, the Verano Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, (c) that the transfer by POR Holdings of its POR Units to Pubco in exchange for that number of Pubco Subordinate Voting Shares and Pubco Proportionate Voting Shares to which POR Holdings is entitled in accordance with the AME Agreement and Plan of Merger and the liquidation of POR Holdings thereafter (together, the “POR Holdings Reorganization”), if effected, be treated as a single integrated transaction qualifying as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, (d) that the Verano Merger, and the Company Mergers, and the POR Holdings Reorganization and any other exchanges or transfers of assets or equity securities to Pubco pursuant to the Ancillary Agreements, each if effected, will be part of a series of transactions constituting a single integrated transaction qualifying as a tax-deferred transaction under Section 351 of the Code, and (d) this Agreement to be, and this Agreement is adopted as, a “plan of reorganization” under Section 368 of the Code and the Treasury Regulations thereunder (collectively, the “Intended U.S. Tax Treatment”). Each Party agrees not to take any position on any Tax Return or otherwise take any Tax reporting position inconsistent with the Intended U.S. Tax Treatment set forth in this Section 2.12, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code that such treatment is not correct. Each Party agrees to act in a manner that is consistent with the Intended U.S. Tax Treatment. In the event the Parties determine that the foregoing transactions may not qualify for the Intended U.S. Tax Treatment, the parties hereto will cooperate in restructuring such transactions to the extent reasonably possible, to cause such transactions to so qualify. Notwithstanding the foregoing, the Parties do not make any representation, warranty or covenant to any other Party or to their equityholders (and, including without limitation, holders of any options, warrants, debt instruments or other similar rights or instruments) regarding the U.S. tax treatment of the Verano Merger, the Company Mergers, the Arrangement or any other transactions contemplated by this Agreement, the Plan of Arrangement or the Ancillary Agreements.

ARTICLE 3
CONDITIONS

3.1	Mutual Conditions Precedent

The obligation of a Transacting Party to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time, each of which may be waived by the mutual consent of the Transacting Parties:

(a)	the Pubco Arrangement Resolution shall have received the Pubco Shareholder Approval at the Pubco Meeting, in accordance with applicable Law, the terms of this Agreement and the Interim Order;

(b)	the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to either of the Transacting Parties, each acting reasonably, on appeal or otherwise;

(c)	no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect and has the effect of making any of the transactions contemplated by the Plan of Arrangement illegal or otherwise preventing or prohibiting consummation of any such transactions; and

(d)	the Pubco CSE Approval shall have been obtained.

3.2	Additional Conditions Precedent to the Obligations of Verano

The obligation of Verano to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Verano and may be waived in whole or in part only by Verano in its sole discretion):

(a)	all covenants of each other Party under this Agreement to be performed on or before the Effective Time shall have been duly performed by each such other Party in all material respects and Verano shall have received a certificate of each other Party addressed to Verano and dated the Effective Date, signed on behalf of such other Party by two senior executive officers of such other Party (on other Party’s behalf and without personal liability), confirming the same as at the Effective Time;

(b)	the representations and warranties of Pubco set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Pubco Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not have a Pubco Material Adverse Effect, provided that the representations and warranties of Pubco set forth in Schedule “C” sections (a) (Organization and Qualification), (b) (Authority; Approval) and (c)(i) (No Conflicts) shall be true and correct in all material respects (without regard to any materiality contained in them) as of the Effective Time, and Verano shall have received a certificate of Pubco addressed to Verano and dated the Effective Date, signed on behalf of Pubco by two senior executive officers of Pubco (on Pubco’s behalf and without personal liability), confirming the same as at the Effective Time;

(c)	the representations and warranties of BC Newco set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or BC Newco Material Adverse Effect qualifications, contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not have a BC Newco Material Adverse Effect, provided that the representations and warranties of BC Newco set forth in Schedule “D” sections (a) (Organization and Qualification), (b) (Authority; Approval) and (c)(i) (No Conflicts) shall be true and correct in all material respects (without regard to any materiality contained in them) as of the Effective Time, and Verano shall have received a certificate of BC Newco addressed to Verano and dated the Effective Date, signed on behalf of BC Newco by two senior executive officers of BC Newco (on BC Newco’s behalf and without personal liability), confirming the same as at the Effective Time;

(d)	the representations and warranties of Finco set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Finco Material Adverse Effect qualifications, contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not have a Finco Material Adverse Effect, provided that the representations and warranties of Finco set forth in Schedule “E” sections (a) (Organization and Qualification), (b) (Authority; Approval) and (c)(i) (No Conflicts) shall be true and correct in all material respects (without regard to any materiality contained in them) as of the Effective Time, and Verano shall have received a certificate of Finco addressed to Verano and dated the Effective Date, signed on behalf of Finco by two senior executive officers of Finco (on Finco’s behalf and without personal liability), confirming the same as at the Effective Time;

(e)	each of Pubco, BC Newco, and Finco shall have delivered or caused to be delivered to Verano a certificate, dated as of the Effective Date, executed by the secretary or other officer of each such Party, certifying as to (i) the names and titles of the officers or authorized signatories of such Party authorized to sign this Agreement and the other instruments contemplated hereby, together with the true signatures of such officers or signatories; (ii) the resolutions duly adopted by the board of directors or other governing body and the shareholders or members of such Party, as applicable and as required in connection with the transactions contemplated hereby, authorizing the execution, delivery and performance by such Party of this Agreement and the other instruments contemplated hereby; and (iii) true and correct copies of the Governing Documents of such Party;

(f)	Pubco shall have entered into an agreement in form acceptable to Verano, acting reasonably, to assume the obligations of Verano under the AME Agreement and Plan of Merger as set forth therein;

(g)	the Private Placement shall have been completed and the Finco Subscription Receipts shall have been exchanged for Finco Common Shares in accordance with their terms;

(h)	Pubco shall have terminated with the consent of the holders thereof prior to the Effective Time (i) any Pubco Warrants, Pubco Options, Pubco Convertible Debenture (and for certainty, right to any Pubco Units, Pubco Shares and Pubco Convertible Warrants that may be issued pursuant to the Pubco Convertible Debenture), that have not yet been exercised or converted such that immediately prior to the Effective Time, the only securities of Pubco issued and outstanding shall be Pubco Shares; and (ii) the Pubco Terminating Agreements such that there is no continuing liability or obligation for Pubco thereunder;

(i)	Verano shall have received a certificate of Pubco addressed to Verano and dated the Effective Date, signed on behalf of Pubco by two senior executive officers of Pubco (on Pubco’s behalf and without personal liability), certifying (i) that the Pubco Warrants, Pubco Options, Pubco Convertible Debenture (and for certainty, right to any Pubco Units, Pubco Shares and Pubco Convertible Warrants that may be issued pursuant to the Pubco Convertible Debenture) have each been terminated and an acknowledgement and release of the holder thereof; (ii) that the only issued and outstanding securities of Pubco are the Pubco Shares; and (iii) as to the number of issued and outstanding Pubco Shares;

(j)	Verano shall have received evidence, in form and substance satisfactory to Verano, acting reasonably, of the termination of, and full and final unconditional release in connection with, the Pubco Terminating Agreements, such that there is no continuing liability or obligation thereunder and such that any obligation thereunder is fully and finally discharged and terminated;

(k)	holders of no more than 30% of the Pubco Shares shall have exercised Pubco Dissent Rights (as such rights relate to the Pubco Continuance);

(l)	holders of no more than 30% of the Pubco Shares shall have exercised Pubco Dissent Rights (as such rights relate to the Plan of Arrangement);

(m)	the Pubco Continuance shall be effective;

(n)	the transactions contemplated by the Ancillary Agreements to occur prior to the Effective Time shall have been completed in accordance with their respective terms;

(o)	all conditions to the completion of the transactions contemplated by the Ancillary Agreements that are referenced as steps in the Plan of Arrangement, but that are to be completed pursuant to the laws of a jurisdiction in the United States, shall have been satisfied or waived in accordance with their respective terms (except for conditions that will be completed, by their terms, at the time set out in the Plan of Arrangement);

(p)	all conditions to the completion of the transactions contemplated by the Ancillary Agreements to occur after the Plan of Arrangement is effected shall have been satisfied or waived in accordance with their respective terms (except for conditions that will be completed or waived, by their terms, after the Plan of Arrangement is effected);

(q)	each of the Pubco Special Meeting Matters shall have been approved and adopted by the Pubco Shareholders at the Pubco Meeting, in each case in accordance with applicable Law, the terms of this Agreement and, in the case of the Pubco Arrangement Resolution, the Interim Order;

(r)	the issuance of: (i) the Resulting Issuer Subordinate Voting Shares, the Resulting Issuer Proportionate Voting Shares, and the Resulting Issuer Convertible Notes pursuant to the Plan of Arrangement; (ii) the Resulting Issuer Subordinate Voting Shares and Resulting Issuer Proportionate Voting Shares issuable upon conversion of the Resulting Issuer Convertible Notes and (iii) the issuance of Resulting Issuer Subordinate Voting Shares upon conversion of the Resulting Issuer Proportionate Voting Shares, shall each be exempt from the prospectus requirements of applicable Canadian Securities Laws and shall not be subject to resale restrictions under applicable Canadian Securities Laws (other than as applicable to control persons or as imposed by the CSE);

(s)	the Escrow Agreements, if required by the CSE or pursuant to Securities Law, shall have been fully executed by the parties thereto;

(t)	there shall be no adoption, implementation, promulgation, repeal, modification, amendment or change in applicable Law (including with respect to U.S. Treasury Regulations under Section 7874 of the Code) after the date hereof, such that the Resulting Issuer should not be treated as a U.S. domestic corporation under Section 7874 of the Code, taking into account any action taken pursuant to Section 2.12;

(u)	Pubco shall have appointed Odyssey Trust Company as the transfer agent and registrar for the Pubco Shares (or such other transfer agent and registrar as determined by Verano, acting reasonably);

(v)	there shall not be pending any legal suit or proceeding by any Governmental Entity or any other Person that is reasonably likely to result in the unavailability of the Section 3(a)(10) Exemption or the tax treatment contemplated by Section 2.12; and

(w)	the issuance of the Resulting Issuer Subordinate Voting Shares, Resulting Issuer Proportionate Voting Shares or Resulting Issuer Convertible Notes (except for the securities of the Resulting Issuer issuable upon conversion or exercise of the Resulting Issuer Convertible Notes) pursuant to the Arrangement shall be exempt from the registration requirements of the U.S. Securities Act pursuant to the Section 3(a)(10) Exemption and shall not be subject to resale restrictions in the United States under the U.S. Securities Act, other than as may be prescribed by Rule 144 and Rule 145, as applicable, under the U.S. Securities Act.

3.3	Additional Conditions Precedent to the Obligations of Pubco

The obligation of Pubco to complete the Plan of Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Pubco and may be waived in whole or in part only by Pubco in its sole discretion):

(a)	all covenants of each other Party under this Agreement to be performed on or before the Effective Time which have not been waived by Pubco shall have been duly performed by each such other Party in all material respects and Pubco shall have received a certificate of each other Party addressed to Pubco and dated the Effective Date, signed on behalf of such other Party by two senior executive officers of such other Party (on such Party’s behalf and without personal liability), confirming the same as at the Effective Time;

(b)	the representations and warranties of Verano set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Verano Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not have a Verano Material Adverse Effect, provided that the representations and warranties of Verano set forth in Schedule “B” sections (a) (Organization and Qualification), (b) (Authority; Approval) and (c)(i) (No Conflicts) shall be true and correct in all material respects (without regard to any materiality qualifications contained in them) as of the Effective Time, and Pubco shall have received a certificate of Verano addressed to Pubco and dated the Effective Date, signed on behalf of Verano by two senior executive officers of Verano (on Verano’s behalf and without personal liability), confirming the same as at the Effective Time;

(c)	the representations and warranties of BC Newco set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or BC Newco Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not have a BC Newco Material Adverse Effect, provided that the representations and warranties of BC Newco set forth in Schedule “D” sections (a) (Organization and Qualification), (b) (Authority; Approval) and (c)(i) (No Conflicts) shall be true and correct in all material respects (without regard to any materiality qualifications contained in them) as of the Effective Time, and Pubco shall have received a certificate of BC Newco addressed to Pubco and dated the Effective Date, signed on behalf of BC Newco by two senior executive officers of BC Newco (on BC Newco’s behalf and without personal liability), confirming the same as at the Effective Time;

(d)	the representations and warranties of Finco set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Finco Material Adverse Effect qualifications, contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not have a Finco Material Adverse Effect, provided that the representations and warranties of Finco set forth in Schedule “E” sections (a) (Organization and Qualification), (b) (Authority; Approval) and (c)(i) (No Conflicts) shall be true and correct in all material respects (without regard to any materiality contained in them) as of the Effective Time, and Verano shall have received a certificate of Finco addressed to Verano and dated the Effective Date, signed on behalf of Finco by two senior executive officers of Finco (on Finco’s behalf and without personal liability), confirming the same as at the Effective Time; and

(e)	each of Verano, BC Newco and Finco shall have delivered or caused to be delivered to Pubco a certificate, dated as of the Effective Date, executed by the secretary or other officer of each such Party, certifying as to (i) the names and titles of the officers or authorized signatories of such Party authorized to sign this Agreement and the other instruments contemplated hereby, together with the true signatures of such officers or signatories; (ii) the resolutions duly adopted by the board of directors or other governing body and the shareholders or members of such Party, as applicable and as required in connection with the transactions contemplated hereby, authorizing the execution, delivery and performance by such Party of this Agreement and the other instruments contemplated hereby; and (iii) true and correct copies of the Governing Documents of such Party.

3.4	Additional Conditions Precedent to the Obligations of BC Newco

The obligation of BC Newco to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of BC Newco and may be waived in whole or in part by BC Newco in its sole discretion):

(a)	all covenants of each other Party under this Agreement, to be performed on or before the Effective Time which have not been waived by BC Newco shall have been duly performed by each such other Party in all material respects and BC Newco shall have received a certificate of each other Party addressed to BC Newco and dated the Effective Date, signed on behalf of each of the other Parties by two senior executive officers of such other Party (on such Party’s behalf and without personal liability), confirming the same as at the Effective Time;

(b)	the representations and warranties of Verano set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Verano Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not have a Verano Material Adverse Effect, provided that the representations and warranties of Verano set forth in Schedule “B” sections (a) (Organization and Qualification), (b) (Authority; Approval) and (c)(i) (No Conflicts) shall be true and correct in all material respects (without regard to any materiality qualifications contained in them) as of the Effective Time, and BC Newco shall have received a certificate of Verano addressed to BC Newco and dated the Effective Date, signed on behalf of Verano by two senior executive officers of Verano (on Verano’s behalf and without personal liability), confirming the same as at the Effective Time;

(c)	the representations and warranties of Pubco set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Pubco Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not have an Pubco Material Adverse Effect, provided that the representations and warranties of Pubco set forth in Schedule “C” sections (a) (Organization and Qualification), (b) (Authority; Approval) and (c)(i) (No Conflicts) shall be true and correct in all material respects (without regard to any materiality qualifications contained in them) as of the Effective Time, and BC Newco shall have received a certificate of Pubco addressed to BC Newco and dated the Effective Date, signed on behalf of Pubco by two senior executive officers of Pubco (on Pubco’s behalf and without personal liability), confirming the same as at the Effective Time;

(d)	the representations and warranties of Finco set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Finco Material Adverse Effect qualifications, contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not have a Finco Material Adverse Effect, provided that the representations and warranties of Finco set forth in Schedule “E” sections (a) (Organization and Qualification), (b) (Authority; Approval) and (c)(i) (No Conflicts) shall be true and correct in all material respects (without regard to any materiality contained in them) as of the Effective Time, and Verano shall have received a certificate of Finco addressed to Verano and dated the Effective Date, signed on behalf of Finco by two senior executive officers of Finco (on Finco’s behalf and without personal liability), confirming the same as at the Effective Time; and

(e)	each of Verano, Pubco and Finco shall have delivered or caused to be delivered to BC Newco a certificate, dated as of the Effective Date, executed by the secretary or other officer of each such Party, certifying as to (i) the names and titles of the officers or authorized signatories of such Party authorized to sign this Agreement and the other instruments contemplated hereby, together with the true signatures of such officers or signatories; (ii) the resolutions duly adopted by the board of directors or other governing body and the shareholders or members of such Party, as applicable and as required in connection with the transactions contemplated hereby, authorizing the execution, delivery and performance by such Party of this Agreement and the other instruments contemplated hereby; and (iii) true and correct copies of the Governing Documents of such Party.

3.5	Additional Conditions Precedent to the Obligations of Finco

The obligation of Finco to complete the Plan of Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Finco and may be waived by Finco):

(a)	all covenants of each other Party under this Agreement to be performed on or before the Effective Time which have not been waived by Finco shall have been duly performed by each such other Party in all material respects and Finco shall have received a certificate of each other Party addressed to Finco and dated the Effective Date, signed on behalf of such other Party by two senior executive officers of such other Party (on such Party’s behalf and without personal liability), confirming the same as at the Effective Time;

(b)	the representations and warranties of Verano set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Verano Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not have a Verano Material Adverse Effect, provided that the representations and warranties of Verano set forth in Schedule “B” sections (a) (Organization and Qualification), (b) (Authority; Approval) and (c)(i) (No Conflicts) shall be true and correct in all material respects (without regard to any materiality qualifications contained in them) as of the Effective Time, and Finco shall have received a certificate of Verano addressed to Finco and dated the Effective Date, signed on behalf of Verano by two senior executive officers of Verano (on Verano’s behalf and without personal liability), confirming the same as at the Effective Time;

(c)	the representations and warranties of Pubco set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Pubco Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not have an Pubco Material Adverse Effect, provided that the representations and warranties of Pubco set forth in Schedule “C” sections (a) (Organization and Qualification), (b) (Authority; Approval) and (c)(i) (No Conflicts) shall be true and correct in all material respects (without regard to any materiality qualifications contained in them) as of the Effective Time, and Finco shall have received a certificate of Pubco addressed to Finco and dated the Effective Date, signed on behalf of Pubco by two senior executive officers of Pubco (on Pubco’s behalf and without personal liability), confirming the same as at the Effective Time;

(d)	the representations and warranties of BC Newco set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or BC Newco Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not have a BC Newco Material Adverse Effect, provided that the representations and warranties of BC Newco set forth in Schedule “D” sections (a) (Organization and Qualification), (b) (Authority; Approval) and (c)(i) (No Conflicts) shall be true and correct in all material respects (without regard to any materiality qualifications contained in them) as of the Effective Time, and Finco shall have received a certificate of BC Newco addressed to Finco and dated the Effective Date, signed on behalf of BC Newco by two senior executive officers of BC Newco (on BC Newco’s behalf and without personal liability), confirming the same as at the Effective Time; and

(e)	each of Verano, BC Newco and Pubco shall have delivered or caused to be delivered to Finco a certificate, dated as of the Effective Date, executed by the secretary or other officer of each such Party, certifying as to (i) the names and titles of the officers or authorized signatories of such Party authorized to sign this Agreement and the other instruments contemplated hereby, together with the true signatures of such officers or signatories; (ii) the resolutions duly adopted by the board of directors or other governing body and the shareholders or members of such Party, as applicable and as required in connection with the transactions contemplated hereby, authorizing the execution, delivery and performance by such Party of this Agreement and the other instruments contemplated hereby; and (iii) true and correct copies of the Governing Documents of such Party.

3.6	Satisfaction of Conditions

The conditions precedent set out in Section 3.1, Section 3.2, Section 3.3, Section 3.4 and Section 3.5 shall be conclusively deemed to have been satisfied, waived or released, as applicable, at the Effective Time.

3.7	Pubco Shareholder Voting Agreements

Prior to or concurrent with the execution and delivery of this Agreement, the Pubco Shareholder Voting Agreements shall have been executed and delivered to Verano and Pubco.

ARTICLE 4

ADDITIONAL AGREEMENTS

4.1	Non-Solicitation

(a)	Neither Pubco (or any affiliate thereof) nor Verano (or any affiliate thereof) will, directly or indirectly, solicit, initiate, knowingly encourage, co-operate with or facilitate (including by way of furnishing any non-public information or entering into any form of agreement, arrangement, letter of intent or understanding) the submission, initiation or continuation of any oral or written inquiries, proposals or expressions of interest regarding, constituting or that may reasonably be expected to lead to any activity, arrangement or transaction or propose any activities or solicitations in opposition to or in competition with the Business Combination.

(b)	Without limiting the generality of Section 4.1(a), neither Pubco (nor any affiliate thereof) nor Verano (nor any affiliate thereof) will, directly or indirectly, induce or attempt to induce any other person to initiate, or facilitate the initiation of, any shareholder proposal or “takeover bid”, exempt or otherwise, within the meaning of applicable Securities Laws or other business combination or transaction, for its securities or assets, nor undertake any transaction or negotiate any transaction which would be or potentially could be in opposition to or in conflict with the Business Combination (each, a “Proposal”), including, without limitation, allowing access to any third party (other than representatives of Verano or Pubco, any party to the AME Agreement and Plan of Merger (or any such party’s representatives), or the agents in relation to the Private Placement or the Pubco Fairness Opinion) to conduct due diligence, or permitting any of their officers, directors, managers or shareholders to authorize such access.

(c)	In the event that Pubco receives an unsolicited Proposal prior to the Pubco Meeting, the Pubco Board may, prior to the Pubco Meeting, recommend such Proposal or change, modify or withdraw any of its recommendations referred to in (b)(ii) of Schedule C (in any such case a “Change in Recommendation”), provided that all of the following conditions are satisfied: (i) the Pubco Board has made the Change in Recommendation in good faith, after having received advice from its financial advisor and external legal counsel; (ii) the Pubco Board has received advice from its external legal counsel that its failure to make the Change of Recommendation would be a breach of the fiduciary duties of the Pubco Board under applicable Law; and (iii) Pubco is or has not been in breach of section 4.1(a) or 4.1(b).

(d)	The Pubco Board may not make a Change in Recommendation except in strict accordance with section 4.1(c). If the Pubco Board makes a Change in Recommendation, Pubco shall forthwith notify Verano. Upon notification, Verano may terminate this Agreement in accordance with Section 5.2(a)(iv)(C). If Verano does not terminate this Agreement, Pubco must continue to perform its covenants hereunder, including but not limited to its covenants in Article 2 (save and except for its covenant in Section 2.4(e)(ii) to recommend to Pubco Shareholders that they vote in favour of each of the Pubco Meeting Matters). For certainty, a Change in Recommendation shall not amend or otherwise impact any Pubco Shareholder Voting Agreement or the covenants of a Pubco Key Shareholder provided therein.

(e)	In the event that Verano or Pubco or any of their respective affiliates or associates, including any of their officers or directors, receives any form of offer or inquiry in respect of the transactions described in this Section 4.1, Verano or Pubco shall forthwith (in any event within one Business Day following receipt) notify the other party of such offer or inquiry and provide the other party with the material details in respect thereof.

4.2	Resulting Issuer Board and Year End

(a)	Verano shall determine the Governing Documents of the Resulting Issuer, including among other things, its articles and its notice of articles, drafts of which shall be provided to Pubco for review and comment and Verano will take into consideration any reasonable comments of Pubco.

(b)	The Governing Documents of the Resulting Issuer shall provide, among other things, that the Resulting Issuer Board shall be comprised of five (5) directors with the initial directors being the Board Nominees and that the financial year end of the Resulting Issuer is December 31.

4.3	Finco Subscription Receipts

Prior to the Effective Date, Finco shall have issued Finco Subscription Receipts pursuant to the Private Placement.

4.4	Consolidation and Capitalization

(a)	Pubco shall effect the Pubco Share Consolidation in accordance with and pursuant to the Plan of Arrangement, on a basis such that immediately prior to the completion of the Pubco Share Amendment (as defined in the Plan of Arrangement) to create the Resulting Issuer Subordinate Voting Shares and the Resulting Issuer Proportionate Voting Shares, and after the Pubco Share Consolidation, the number of issued and outstanding Pubco Shares is equal to US$1,000,000 divided by the issue price per Finco Subscription Receipt.

(b)	The Parties agree that the capitalization of the Resulting Issuer will be as set forth at Schedule “G”, subject to adjustment at the sole discretion of Verano; however, no such adjustment may alter or amend the number of issued and outstanding Pubco Shares as set forth at Section 4.4(a).

4.5	Notices of Certain Events

(a)	Each Party will give prompt written notice to the other Parties upon becoming aware of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement pursuant to its terms and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

(i)	result in such Party’s failure to satisfy the following applicable condition precedent with respect to its representations and warranties set forth herein: (A) with respect to Verano, Section 3.3(b); (B) with respect to Pubco, Section 3.2(b); (C) with respect to BC Newco, Section 3.2(c); and (D) with respect to Finco, Section 3.2(d), as the case may be;

(ii)	result in such Party’s failure to comply with or satisfy in all material respects any covenant or agreement to be complied with or satisfied by such Party hereunder prior to the Effective Time; or

(iii)	result in the failure of any other condition set forth in Article 3 prior to the Effective Time.

(b)	Except as provided in this Section 4.5(b), a Party’s receipt of information pursuant to this Section 4.5 shall not operate as a waiver or otherwise amend, supplement or affect any representation, warranty, covenant or agreement given or made in this Agreement by any Party. If any such disclosed information has resulted in, or will result in (in the reasonable determination of the receiving Party), the failure to satisfy one or more conditions precedent to a receiving Party’s obligation set forth in Article 3 by the Outside Date, then within ten Business Days of the receipt of such written disclosure notice, this Agreement may be terminated by such receiving Party, the conditions precedent in favour of whom in Article 3 cannot be satisfied. If this Agreement either cannot be terminated or is not terminated by a receiving Party as provided in this Section 4.5, such written notice provided shall in all cases be deemed to qualify and update the representations, warranties, agreements, covenants and agreements in this Agreement in all respects for the purposes of the satisfaction of the conditions precedent set forth in Article 3, and shall not be a basis for failure to satisfy any such conditions. In addition to and in furtherance of the foregoing, until the earlier to occur of the termination of this Agreement pursuant to its terms and the Effective Time, Verano may supplement and update the Disclosure Letter and for so long as any such supplements and updates (i) were not made as a result of a breach or default by Verano under this Agreement in any material respect, and (ii) do not have a Verano Material Adverse Effect, then any such supplements and updates to the Disclosure Letter shall be deemed to qualify and update the representations, warranties, agreements and covenants of Verano and the Disclosure Letter in all respects for the purposes of the satisfaction of the conditions precedent in Article 3 and shall not be a basis for failure to satisfy any such conditions.

(c)	No Party may elect to terminate this Agreement based upon either (i) the failure of a condition precedent in Article 3 for the benefit of such Party to be satisfied, or (ii) a termination right of such Party in Section 5.2, unless prior to the Effective Date such Party has delivered a written notice to all of the other Parties specifying in reasonable detail the breaches of covenants, agreements, representations and warranties or other termination matters which the Party delivering such notice is asserting as the basis for the non-fulfilment of its applicable condition precedent or termination right, as the case may be. Provided that any Party is proceeding diligently to cure an asserted breach or satisfy an asserted termination matter and such breach or termination matter is capable of being cured or satisfied by the Outside Date (in the sole discretion of the Party electing to terminate), no Party may terminate this Agreement unless such breach or termination matter shall not have been cured or otherwise satisfied within 15 days after such written notice was delivered to all Parties.

4.6	Additional Covenants Regarding the Arrangement

Each Party shall perform all obligations required to be performed by such Party (and, in the case of Pubco, to be performed by Pubco Sub) under this Agreement, co-operate with the other Parties in connection therewith, and do all such other acts and things as may be reasonably necessary in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement, including the Plan of Arrangement. Without limiting any other obligations of the Parties hereunder, the Parties will use their commercially reasonable efforts to coordinate and cooperate with one another in exchanging such information and supplying such assistance as may be reasonably requested by each in connection with the foregoing. Without limiting the generality of the foregoing, Pubco shall form the following limited liability companies in accordance with applicable Law of each such limited liability company and on terms and at a time acceptable to Verano: LLC1, LLC2, LLC3 and LLC4 (as each such term is defined in the Plan of Arrangement), and all of the membership interest in each such limited liability company shall be held by Pubco immediately prior to the Effective Time. Pubco shall enter into each Ancillary Agreement to which it is a party (the form of such each such Ancillary Agreement to be determined by Verano, in its sole discretion).

4.7	Additional Covenants Regarding the Businesses of Certain Parties

Each of Pubco (on its own behalf and on behalf of Pubco Sub), BC Newco and Finco covenants and agrees that prior to the Effective Date, unless (i) Verano shall otherwise agree in writing, or (ii) such action is expressly contemplated or permitted by this Agreement or the Plan of Arrangement, that it shall not (and in the case of Pubco, shall cause Pubco Sub not to), directly or indirectly:

(a)	issue, deliver, sell, pledge, lease, dispose of or encumber any of its securities (whether convertible or not), create any new securities, or amend, extend or terminate, any of the terms of, or agreements governing, any of its outstanding convertible securities;

(b)	sell, pledge, lease, transfer, dispose of or encumber any of its assets, rights or properties;

(c)	amend or propose to amend its Governing Documents or the terms of any of its securities;

(d)	split, combine or reclassify any of its outstanding shares or undertake any other capital reorganization;

(e)	redeem, purchase or offer to purchase any of its securities;

(f)	loan or lend amounts to any Person;

(g)	declare, set aside or pay any dividend or other distribution (whether in cash, securities or any combination thereof) in respect of any of its shares;

(h)	reorganize, amalgamate or merge with any other Person;

(i)	reduce the stated capital of its shares;

(j)	acquire or agree to acquire (by merger, amalgamation, acquisition of shares or assets or otherwise) any Person, or make any investment either by purchase of shares or securities, contributions of capital (other than to its Subsidiaries), or purchase of any property or assets of any other Person;

(k)	incur, create, assume or otherwise become liable for any indebtedness for borrowed money or any other liability or obligation or issue any debt securities, except normal course liabilities;

(l)	guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person;

(m)	adopt a plan of liquidation or resolutions providing for any liquidation or dissolution;

(n)	pay, discharge, settle, satisfy, compromise, waive, assign or release any claims, liabilities or obligations, except normal course payables;

(o)	enter into any Contract or authorize, recommend or propose any release or relinquishment of any contractual right;

(p)	engage in any transaction with any related parties;

(q)	make any capital expenditures;

(r)	amend its accounting policies or adopt new accounting policies, except as may be required by applicable Law;

(s)	make, revoke or change any Tax election; amend any previously filed Tax Return; file any Tax Return inconsistent with past practice; settle or compromise any Liability for Taxes; agree to an extension or waiver of the limitation period with respect to the assessment, reassessment, or determination of Taxes; enter into any closing agreement with respect to any Tax; surrender any right to claim a material Tax refund; change an annual accounting period; adopt or change any accounting method with respect to Taxes; or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment unless, in each case, such action is required by Law;

(t)	take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede its ability to consummate the Business Combination or the other transactions contemplated by this Agreement; or

(u)	agree to do any of the foregoing.

ARTICLE 5

TERM, TERMINATION, AMENDMENT AND WAIVER

5.1	Term

This Agreement shall be effective from the date hereof until the earlier of (a) the Effective Time or (b) the termination of this Agreement in accordance with its terms.

5.2	Termination

(a)	This Agreement may be terminated at any time prior to the Effective Time (notwithstanding the Pubco Shareholder Approval, the approval of the other matters at the Pubco Meeting, and/or approval by the Court, as applicable):

(i)	by mutual written agreement of Transacting Parties and notice in writing to the Parties that are not Transacting Parties;

(ii)	by either Transacting Party, if:

(A)	the Effective Time shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this Section 5.2(a)(ii)(A) shall not be available to any Transacting Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been a substantial cause of the failure of the Effective Time to occur by such Outside Date;

(B)	after the date hereof, there shall be enacted or made any applicable Law that makes consummation of the Arrangement illegal or otherwise prohibited or enjoins a Party from consummating the Arrangement and such applicable Law or enjoinment shall have become final and non-appealable; or

(C)	after the date hereof, upon any Governmental Entity having issued a final, nonappealable order prohibiting the Arrangement;

(iii)	By Pubco, if Pubco Shareholder Approval of the Pubco Arrangement Resolution shall not have been obtained at the Pubco Meeting in accordance with the Interim Order and no Pubco Key Shareholder nor Pubco is or has been at any time in breach of such Person’s obligations under a Pubco Shareholder Voting Agreement;

(iv)	by Verano, if:

(A)	Pubco has received notice of the existence of Pubco Dissenting Shareholders who hold more than 30% of the Pubco Shares outstanding immediately prior to the Pubco Meeting;

(B)	the Pubco Shares have been cease traded;

(C)	Pubco makes a Change of Recommendation; or

(D)	approval of any Pubco Special Meeting Matter shall not have been obtained at the Pubco Meeting (and in the case of the Pubco Arrangement Resolution, Pubco Shareholder Approval shall not have been obtained in accordance with the Interim Order); and

(v)	by any Party, if: such Party has a right to terminate this Agreement pursuant to, and in accordance with, Section 4.5, subject to such Party exercising such termination right not then being in breach of this Agreement so as to cause any condition in Article 3 not to be satisfied.

(b)	The Party desiring to terminate this Agreement pursuant to this Section 5.2 (other than pursuant to Section 5.2(a)(i)) shall give notice of such termination to the other Parties, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

(c)	If this Agreement is terminated pursuant to this Section 5.2, this Agreement, together with the Plan of Arrangement, shall become void and be of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party, except that the provisions of this Section 5.2(c), Section 5.3 and Article 6 and all related definitions set forth in Section 1.1 shall survive any termination hereof pursuant to Section 5.2.

5.3	Expenses and Termination Fees

(a)	Notwithstanding any other provision herein, each of the Parties shall be responsible for its own costs and charges incurred with respect to the Business Combination including, without limitation, all costs and charges incurred prior to the date of this Agreement and all legal and accounting fees and disbursements relating to preparing this Agreement or otherwise relating to the transactions contemplated herein. Notwithstanding the above but subject to the following sentence, Verano shall be responsible for paying (i) the costs and fees payable to the CSE regarding their review of the Business Combination and the review of the proposed executive officers and directors of the Resulting Issuer following completion of the Business Combination, (ii) all listing fees in connection with any securities issued pursuant to the Business Combination, (iii) all printing and mailing costs in connection with the Pubco Meeting; (iv) all costs of Pubco’s transfer agent incurred in connection with the Pubco Meeting and the Business Combination; (v) the cost of the Pubco Fairness Opinion; and (vi) all Court costs related to the approval of the Plan of Arrangement. The responsibility for Verano to pay the costs and fees set out in (i) through (vi) of the preceding sentence shall only apply if Pubco does not materially breach this Agreement and no party to a Pubco Shareholder Voting Agreement (other than Verano) breaches its obligations thereunder. Notwithstanding the foregoing:

(i)	any costs and expenses required to be incurred by Pubco in connection with receiving approval of the Business Combination under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and

(ii)	if the Effective Date does not occur on or before March 15, 2021 and until termination of this Agreement, any costs, fees and expenses typically incurred by Pubco in order to maintain its status as a reporting issuer not in default in the province of Alberta, including but not limited to accounting, audit, legal, consulting, transfer agent, and annual participation fees, up to a maximum of $50,000, will be paid by Verano, in each case subject to such costs, fees and expenses being reasonable and documented.

(b)	For the purposes of this Agreement, “Pubco Termination Fee Event” means the termination of this Agreement:

(i)	by Verano pursuant to Section 5.2(a)(iv);

(ii)	by Verano pursuant to Section 5.2(a)(v) (but only to the extent the Party in breach of this Agreement is Pubco); or

(iii)	by Pubco pursuant to Section 5.2(a)(iii).

If a Pubco Termination Fee Event occurs pursuant to Section 5.3(b), Pubco shall pay the Pubco Termination Fee to Verano, by wire transfer of immediately available funds, prior to or simultaneously with the termination of this Agreement.

(c)	For the purposes of this Agreement, “Verano Termination Fee Event” means the termination of this Agreement:

(i)	by Pubco pursuant to Section 5.2(a)(ii) (but only to the extent that Pubco is not in breach of this Agreement); or

(ii)	by Pubco pursuant to Section 5.2(a)(v) (but only to the extent the Party in breach of this Agreement is Verano).

If a Verano Termination Fee Event occurs pursuant to Section 5.3(c), Verano shall pay the Verano Termination Fee to Pubco by wire transfer of immediately available funds.

(d)	For clarity, the Pubco Termination Fee or the Verano Termination Fee shall only be paid once pursuant to this Section 5.3. Each of the Transacting Parties acknowledges that the agreements contained in this Section 5.3 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Transacting Parties would not enter into this Agreement. Each Transacting Party acknowledges that all of the payment amounts set out in this Section are payments in consideration for the disposition of rights under this Agreement and represent payments of liquidated damages which are a genuine pre-estimate of the damages, which the Transacting Party entitled to such damages will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. Each of the Parties irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, each Transacting Party agrees that, upon any termination of this Agreement under circumstances where a Transacting Party is entitled to the Verano Termination Fee or the Pubco Termination Fee and such fee is paid in full, a Party shall be precluded from any other remedy against any other Party or at Law or in equity or otherwise (including, without limitation, an order for specific performance), and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other Parties or any of their respective Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby, provided, however that payment by a Transacting Party of the Pubco Termination Fee of the Verano Termination Fee shall not be in lieu of any damages or any other payment or remedy available in the event of any willful or intentional breach by such Transacting Party of any of its obligations under this Agreement.

5.4	Amendment

Subject to the provisions of the Interim Order, the Plan of Arrangement and applicable Laws, this Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Pubco Meeting but not later than the Effective Time, be amended by mutual written agreement of all of the Parties and any such amendment may without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and

(d)	waive compliance with or modify any mutual conditions precedent herein contained.

5.5	Waiver

Any Party may (a) extend the time for the performance of any of the obligations or acts of any of the other Parties, (b) waive compliance, except as provided herein, with any of the other Parties’ agreements or the fulfilment of any conditions to its own obligations contained herein, or (c) waive inaccuracies in any of the other Parties’ representations or warranties contained herein or in any document delivered by any other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed by all other Parties whose obligations are not being extended or waived and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

ARTICLE 6

GENERAL PROVISIONS

6.1	Notices

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given and received on the day it is delivered, provided that it is delivered on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if notice is delivered after 5:00 p.m. local time or if such day is not a Business Day then the notice shall be deemed to have been given and received on the next Business Day. Notice shall be sufficiently given if delivered (either in Person, by courier service or other personal method of delivery), or if transmitted by electronic means (by electronic mail, or other similar method of delivery, provided that in the case of delivery by electronic mail or similar method of delivery such delivery is confirmed by reply or “read receipt” or similar method) to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):

(a)	if to Pubco or Pubco Sub:

Majesta Minerals Inc.

Suite 400, 444 7th Avenue
Calgary, Alberta T2P 0X8

Attention:	Michael Stein
Email:	[***]

with a copy (which shall not constitute notice) to:

WeirFoulds LLP

66 Wellington Street West, Suite 4100
TD Bank Tower, P.O. Box 35

Toronto, Ontario M5K 1B7

Attention:	Michael Dolphin
Email:	mdolphin@weirfoulds.com

(b)	if to Verano Holdings, LLC:

Verano Holdings, LLC

415 N. Dearborn Street, Suite 400

Chicago, Illinois 60654

Attention:	George Archos, Chief Executive Officer
Email:	[***]

with a copy (which shall not constitute notice) to:

Fasken Martineau DuMoulin LLP
333 Bay Street, Suite 2400
Toronto, Ontario M5H 2T6

Attention:	Rubin Rapuch
Email:	rrapuch@fasken.com

(c)	if to BC Newco:

1277233 B.C. Ltd.

2900 - 550 Burrard Street

Vancouver, British Columbia V6C 0A3

Attention:	George Archos, Director
Email:	[***]

(d)	if to Finco:

1276268 B.C. Ltd.

2900 - 550 Burrard Street

Vancouver, British Columbia V6C 0A3

Attention:	George Archos, Director
Email:	[***]

6.2	Governing Law; Waiver of Jury Trial

This Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of British Columbia and the Laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement and the Business Combination. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

6.3	Injunctive Relief; Damages

Subject to Section 5.3, the Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by a Party, the non-breaching Party will be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, and the Parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at Law. Subject to Section 5.3 and this Section 6.3, such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the Parties. In any action to enforce the terms of this Agreement, including any action for equitable relief or to recover damages for any violations herein, it shall not be a defense, and no Party shall assert any claim, cause of action, defense, legal or equitable remedy (including rescission), or theory that any provision of this Agreement is invalid, non-binding, unenforceable or illegal on the basis that federal law may restrict or prohibit the activities and transactions contemplated hereby that involve cannabis, or products relating thereto, and the parties hereby waive all such claims, causes of action, defenses, remedies, and theories, to the extent permitted under federal law and applicable Law. In connection with any claim for damages by a Party for any violation of this Agreement by any other Party, and in the absence of fraud, gross negligence or wilful misconduct by such other Party (for which, in each case, there shall be no limitation), the maximum aggregate liability of any Party hereto shall not exceed US$100,000.

6.4	Time of Essence

Time shall be of the essence in this Agreement.

6.5	Entire Agreement, Binding Effect and Assignment

This Agreement (including the exhibits and schedules hereto and the Disclosure Letter) as well as the Non-Disclosure Agreement, the Ancillary Agreements and the Pubco Shareholder Voting Agreements constitute the entire agreement, and supersede all other prior agreements, representations, warranties and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided herein (including under and for those referenced in Section 6.6 (No Liability), this Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the Parties without the prior written consent of the other Parties. This Agreement shall enure to the benefit of the Parties and their respective successors and permitted assigns and shall be binding upon the Parties and their respective successors and permitted assigns.

6.6	No Liability

No director or officer of any of the Parties hereunder shall have any personal liability whatsoever to the other Parties under this Agreement, or any other document delivered in connection with the transactions contemplated hereby. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any Party or of any affiliate of any Party, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party under this Agreement or for any Action based on, in respect of or by reason of the transactions contemplated hereby.

6.7	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

6.8	Counterparts; Execution

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile, portable document format or similar executed electronic copy of this Agreement, and such facsimile, portable document format or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF Pubco, Verano, BC Newco, Finco and Pubco Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MAJESTA MINERALS INC.

By:	/s/ “Michael Stein”
Name:	Michael Stein
Title:	Director

VERANO HOLDINGS, LLC

By:	/s/ “George P. Archos”
Name:	George P. Archos
Title:	CEO

1277233 B.C. LTD.

By:	/s/ “George P. Archos”
Name:	George P. Archos
Title:	Director

1276268 B.C. LTD.

By:	/s/ “George P. Archos”
Name:	George P. Archos
Title:	Director

1278655 B.C. LTD.

By:	/s/ “Michael Stein”
Name:	Michael Stein
Title:	Director

SCHEDULE “A”

PLAN OF ARRANGEMENT

UNDER SECTION 288 OF THE

BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless the context otherwise requires, capitalized terms used but not defined shall have the meanings ascribed to them below:

“ABCA” means the Business Corporations Act (Alberta), and the regulations made thereunder, as now in effect and as such act and regulations may be promulgated or amended from time to time;

“Affected Person” has the meaning ascribed thereto in Section 5.4 of this Plan of Arrangement;

“Affected Securities” has the meaning ascribed thereto in Section 5.8 of this Plan of Arrangement; “AME” means Alternative Medical Enterprises, LLC;

“AME Agreement and Plan of Merger” means the agreement and plan of merger dated November 6, 2020 among Verano, AME, POR, RVC and a member representative, as amended on December 14, 2020 as it may be further amended and restated from time to time;

“AME Exchange Agreement” means an exchange agreement to be entered into among each of the Canadian AME Members and Pubco prior to the effective time of the AME Merger pursuant to which such Canadian AME Members will exchange and transfer their interest in AME to Pubco in exchange for their portion of the Consideration payable to AME Members under the AME Agreement and Plan of Merger and the Arrangement Agreement and in respect of which such Canadian AME Members and the Resulting Issuer will make and file a joint income tax election under Section 85 of the Tax Act;

“AME Merger” means the merger of LLC2 with and into AME with AME continuing as the surviving company in accordance with and under the laws of the State of Florida and the AME Agreement and Plan of Merger;

“AME Member” means a member of AME;

“AME Unit” means a unit of AME;

“Arrangement” means the arrangement of Pubco under Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Arrangement Agreement, Article 6 of this Plan of Arrangement or made at the direction of the Court in the Final Order;

A-2

“Arrangement Agreement” means the arrangement agreement dated December 14, 2020 among Verano, Pubco, BC Newco, Finco and Pubco Subco as the same may be amended, amended and restated or supplemented from time to time;

“BC Amalgamation” means the amalgamation of Pubco and BC Newco pursuant to this Plan of Arrangement, with the Resulting Issuer as the successor corporation;

“BC Newco” means 1277233 B.C. Ltd., a company existing under the BCBCA;

“BC Newco Shares” means the issued and outstanding common shares of BC Newco;

“BCBCA” means the Business Corporations Act (British Columbia), and the regulations made thereunder, as now in effect and as such act and regulations may be promulgated or amended from time to time;

“Board Nominees” means George Archos, R. Michael Smullen, Cristina Nuñez, Matthew Paunen and Edward Brown or such other persons determined by the Transacting Parties and the Companies (as such term is defined in the AME Agreement and Plan of Merger);

“Broker” has the meaning ascribed thereto in Subsection 5.4(a) of this Plan of Arrangement;

“Business Day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in any of Vancouver, British Columbia; Toronto, Ontario; Chicago, Illinois; Phoenix, Arizona; Miami, Florida; and Wilmington, Delaware;

“Canadian AME Members” means AME Members who are Canadian Electors;

“Canadian Elector” means (a) a person who is a resident of Canada within the meaning of the Tax Act who is not exempt from tax under Part I of the Tax Act, or (b) a “Canadian partnership” within the meaning of the Tax Act, at least one member of which is described in (a), in each case who desires to make a joint election with Pubco under subsection 85(1) of the Tax Act in respect of the disposition of their Affected Securities to Pubco under the Plan of Arrangement;

“Cash Consideration” means the cash consideration payable to certain AME Members pursuant to the AME Agreement and Plan of Merger;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Consideration” means (in each case as set forth in, and subject to adjustment in accordance with, the Arrangement Agreement or other applicable Transaction Agreement), the consideration to be received by holders of Verano Units, AME Units, POR Units, RVC Units, Pubco Shares, Finco Shares, units of Verano Blockercos, and units of Partially Owned Verano Subsidiaries including Resulting Issuer Subordinate Voting Shares, Resulting Issuer Proportionate Voting Shares, Cash Consideration and Resulting Issuer Convertible Notes;

“Continuance” means the continuance of Pubco from the Province of Alberta to the Province of British Columbia pursuant to Sections 302 and 303 of the BCBCA and Section 189 of the ABCA;

“Conveyance Agreement” means the agreement conveying all the assets of Finco Amalco to Pubco to be entered into between Pubco and Finco Amalco in connection with the Finco Windup;

“Court” means the Supreme Court of British Columbia;

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“CSE” means the Canadian Securities Exchange;

“Depository” means any one or more Canadian trust companies, banks or other financial institutions determined by Verano for the purpose of, among other things, (i) issuing certificates representing Resulting Issuer Shares and distributing Resulting Issuer Convertible Notes in connection with this Plan of Arrangement; and (ii) exchanging certificates representing Pubco Shares for certificates representing Resulting Issuer Subordinate Voting Shares or Resulting Issuer Proportionate Voting Shares, as applicable;

“Effective Date” means the date that Verano determines will be the date upon which the Arrangement becomes effective subject to the satisfaction or, where not prohibited, waiver of those conditions to be satisfied as of the Effective Date by the applicable party as set forth in the Arrangement Agreement excluding conditions that, by their terms, cannot be satisfied until the Effective Date;

“Effective Time” means 12:01 a.m. on the Effective Date, or such other time as the Parties agree in writing;

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, in a form acceptable to the Transacting Parties, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of the Transacting Parties which consent shall not be unreasonably withheld, conditioned or delayed) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to the Transacting Parties, each acting reasonably) on appeal;

“final proscription date” has the meaning ascribed thereto in Section 5.5 of this Plan of Arrangement;

“Finco” means 1276268 B.C. Ltd., a company incorporated under the laws of British Columbia;

“Finco Amalco” means the company formed upon the Finco Amalgamation;

“Finco Amalco Windup” means the conveyance of all of the assets of Finco Amalco to Pubco and the assumption by Pubco of the liabilities of Finco Amalco pursuant to the Conveyance Agreement in connection with the winding up of Finco Amalco, all in accordance with subsection 88(1) of the Tax Act;

“Finco Amalgamation” means the amalgamation of Finco and Pubco Subco pursuant to the terms of the Finco Amalgamation Agreement;

“Finco Amalgamation Agreement” means the amalgamation agreement to be entered into between Finco, Pubco and Pubco Subco prior to the Effective Time, pursuant to which Pubco shall issue to each holder of Finco Shares a Pubco Subordinate Voting Share on a one for one basis;

“Finco Share” means a common share of Finco;

“FRLLCA” means Florida Revised Limited Liability Company Act;

“Governmental Entity” means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (b) any stock exchange, including the CSE; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any jurisdiction, regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

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“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity;

“Initial BC Newco Shareholder” means the initial holder of the issued and outstanding BC Newco Shares;

“Interim Order” means the interim order of the Court contemplated by Section 2.2 of the Arrangement Agreement and made pursuant to Section 291 of the BCBCA, in a form acceptable to the Transacting Parties, each acting reasonably, providing for, among other things, the calling and holding of the Pubco Meeting and, as the same may be amended by the Court (with the consent of the Transacting Parties, each acting reasonably);

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, rulings, ordinances, Governmental Orders or other requirements, whether domestic or foreign, including but not limited to, all applicable requirements of federal, state, provincial and municipal, city, county or other local government laws, rules and regulations and guidelines regarding regulated medical and adult use cannabis businesses and activities, and the terms and conditions of any Permit of or from any Governmental Entity or self-regulatory authority (including the CSE), but excluding provisions of any U.S. federal laws or regulations applicable to cannabis, including the Controlled Substances Act, 21 U.S.C. ch.13 § 801 et. seq., or related federal law that prohibit the cultivation, processing, sale or possession of cannabis and provisions of U.S. federal law that may be violated due to the federal illegality of cannabis including, but not limited to U.S. federal money laundering laws (Title 18 U.S.C. § 1956, 1957), and the term “applicable” with respect to such Laws and in a context that refers to a Party, means such Laws as are applicable to such Party and/or its Subsidiaries or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party and/or its Subsidiaries or its or their business, undertaking, property or securities;

“Letter of Transmittal” means the letter of transmittal to be forwarded by Pubco to Pubco Shareholders together with Pubco’s management information circular prepared in connection with the Pubco Meeting and/or such other equivalent form of letter of transmittal acceptable to Verano acting reasonably as forwarded to the holders of other Affected Securities;

“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“LLC1” means a limited liability company formed by Pubco under the laws of Delaware for purposes of the Verano Merger, all of the membership interests of which are held by Pubco immediately prior to the Verano Merger;

“LLC2” means a limited liability company formed by Pubco under the laws of Florida for purposes of the AME Merger, all of the membership interests of which are held by Pubco immediately prior to the AME Merger;

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“LLC3” means a limited liability company formed by Pubco under the laws of Florida for purposes of the POR Merger, all of the membership interests of which are held by Pubco immediately prior to the POR Merger;

“LLC4” means a limited liability company formed by Pubco under the laws of Florida for purposes of the RVC Merger, all of the membership interests of which are held by Pubco immediately prior to the RVC Merger;

“Other POR Owners” means the holders of membership interests of POR other than AME and POR Holdings;

“Other Verano Subsidiary Owner” means a holder of securities of Partially-Owned Verano Subsidiaries other than Verano;

“Other Verano Unitholders” means the holders of membership interests of Verano other than the Verano Blockercos;

“Partially Owned Verano Subsidiaries” means DGV Group, LLC, Saint Chicago Holdings, LLC, Red Med Holdings, LLC, Verano NJ Holdings, LLC and VHGCA Holdings, LLC, each a subsidiary or affiliate of Verano that is partially owned by Persons other than Verano;

“Parties” means Pubco, Verano, BC Newco, Finco and Pubco Subco, and “Party” means any of them;

“Permit” means any license, permit, certificate, consent, grant, approval, agreement, classification, restriction, registration, filing, notification or other authorization of, to, from or required by any Governmental Entity, including, but not limited to, all licenses, permits, and approvals necessary and required by applicable state, provincial and municipal Governmental Entities for the conduct of regulated medical and adult use cannabis businesses and activities;

“Person” includes an individual, firm, trust, partnership, association, body corporate, unlimited liability corporation, limited liability company, joint venture, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity or group of Persons, whether or not having legal status;

“POR” means Plants of Ruskin GPS LLC, a limited liability company organized under the laws of Florida;

“POR Holdings” means POR Holdings, LLC, a limited liability company organized under the laws of Florida;

“POR Holdings Exchange Agreement” means the exchange agreement to be entered into between POR Holdings and Pubco prior to the Effective Time pursuant to which POR Holdings will exchange and transfer all of its interest in POR to Pubco in exchange for its portion of the Consideration payable to POR Members under the AME Agreement and Plan of Merger and the Arrangement Agreement;

“POR Merger” means the merger of LLC3 with and into POR with POR continuing as the surviving company in accordance with and under the laws of the State of Florida and the AME Agreement and Plan of Merger;

“POR Unit” means a common unit of POR;

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“Pubco” means Majesta Minerals Inc., a corporation existing under the ABCA prior to the Continuance and under the BCBCA after the Continuance;

“Pubco Arrangement Resolution” means the special resolution of the Pubco Shareholders approving this Plan of Arrangement to be considered at the Pubco Meeting, substantially in the form attached as Schedule B to the management information circular to be sent to Pubco Shareholders in connection with the Pubco Meeting;

“Pubco Assumption Agreement” means an agreement between Pubco and Verano pursuant to which Pubco shall assume the rights and obligations of Verano under the AME Agreement and Plan of Merger;

“Pubco Convertible Notes” means the promissory notes convertible into Pubco Subordinate Voting Shares and Pubco Proportionate Voting Shares to be issued pursuant to the AME Agreement and Plan of Merger;

“Pubco Dissent Rights” means the rights of dissent exercisable by the registered Pubco Shareholders in respect of the Arrangement pursuant to Division 2 of Part 8 of the BCBCA, as modified by Article 4 of this Plan of Arrangement, the Interim Order and the Final Order;

“Pubco Dissenting Shareholder” means a registered Pubco Shareholder who duly exercises its Pubco Dissent Rights with respect to the Arrangement, and who has not withdrawn or been deemed to have withdrawn such exercise of Pubco Dissent Rights;

“Pubco Dissenting Shares” means Pubco Shares held by a Pubco Dissenting Shareholder who has demanded and perfected Pubco Dissent Rights in respect of its Pubco Shares in accordance with Article 4 of this Plan of Arrangement and the Interim Order and who, as of the Effective Time, has not effectively withdrawn or lost such Pubco Dissent Rights;

“Pubco Meeting” means the annual and special meeting of Pubco Shareholders, including any adjournment or postponement thereof, to be called and held for the purpose of obtaining the approval of the Pubco Meeting Matters, among other things, in accordance with the Interim Order, as applicable;

“Pubco Meeting Matters” means the Pubco Arrangement Resolution, the Resulting Issuer Equity Incentive Plan Resolution and other matters proposed by Verano on which the Pubco Shareholders will vote at the Pubco Meeting, in accordance with the Interim Order, as applicable;

“Pubco Name Change” means the change of the name of Pubco from Majesta Minerals Inc. to Verano Holdings Corp. or such other name as is determined by Verano and approved by the Registrar;

“Pubco Proportionate Voting Shares” means Class B proportionate voting shares of Pubco which will have substantially the same special rights and restrictions as the Resulting Issuer Proportionate Voting Shares;

“Pubco Share Amendment” means the creation of Pubco Proportionate Voting Shares and the alteration of the notice of articles and articles of Pubco to add special rights and restrictions to the “common shares” of Pubco and change the identifying name of the “common shares” of Pubco to “Class A subordinate voting shares”;

“Pubco Share Consolidation” mean the consolidation of the Pubco Shares on the basis that will result in 100,000 issued and outstanding Pubco Shares upon completion of the consolidation;

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“Pubco Shareholders” means the holders of Pubco Shares at the applicable time;

“Pubco Shares” means the common shares in the capital of Pubco prior to the Pubco Share Amendment and the Pubco Subordinate Voting Shares and Pubco Proportionate Voting Shares, after the Pubco Share Amendment;

“Pubco Subco” means 1277233 B.C. Ltd., a wholly owned subsidiary of Pubco formed under the laws of British Columbia;

“Pubco Subordinate Voting Shares” means Class A subordinate voting shares of Pubco which will have substantially the same special rights and restrictions as the Resulting Issuer Subordinate Voting Shares;

“Registrar” means the Registrar of Companies appointed under Section 400 of the BCBCA;

“Resulting Issuer” has the meaning ascribed thereto in Subsection 3.2(o);

“Resulting Issuer Convertible Notes” means the Pubco Convertible Notes which will become the obligations of the Resulting Issuer following the BC Amalgamation;

“Resulting Issuer Equity Incentive Plan” means the equity incentive plan of the Resulting Issuer the form of which is to be agreed upon between the Transacting Parties, each acting reasonably, and acceptable to the CSE and which is to be voted on at the Pubco Meeting;

“Resulting Issuer Proportionate Voting Shares” means the Class B proportionate voting shares of the Resulting Issuer, with the special rights and restrictions substantially as set forth in Schedule “F” to the Arrangement Agreement;

“Resulting Issuer Shares” means, collectively, the Resulting Issuer Subordinate Voting Shares and the Resulting Issuer Proportionate Voting Shares;

“Resulting Issuer Subordinate Voting Shares” means the Class A subordinate voting shares of the Resulting Issuer, with the special rights and restrictions substantially as set forth in Schedule “F” to the Arrangement Agreement;

“RVC” means RVC 360, LLC, a limited liability company organized under the laws of Florida;

“RVC Merger” means the merger of LLC4 with and into RVC and RVC continuing as the surviving company in accordance with and under the laws of the State of Florida and the AME Agreement and Plan of Merger;

“RVC Unit” means a common unit of RVC;

“Subsidiary” has the meaning ascribed thereto in National Instrument 45-106 - Prospectus Exemptions;

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Transaction Agreements” means the Arrangement Agreement, the Finco Amalgamation Agreement, the Verano Agreement and Plan of Merger, the Verano Blockerco Exchange Agreements, the Verano Subsidiary Exchange Agreements, the AME Exchange Agreements, the AME Agreement, Plan of Merger or the POR Holdings Exchange Agreement and the Pubco Assumption Agreement;

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“Transacting Parties” means Verano and Pubco, and “Transacting Party” means either of them;

“Verano” means Verano Holdings, LLC, a limited liability company existing under the Laws of the State of Delaware;

“Verano Agreement and Plan of Merger” means the agreement and plan of merger to be entered into prior to the Effective Time among Verano, Pubco and LLC1;

“Verano Blockerco” means a Verano Member that is an entity formed in a state of the United States that is owned by Verano Blockerco Members and that solely holds Verano Units;

“Verano Blockerco Exchange Agreement” means an exchange agreement pursuant to which a Verano Blockerco Member shall exchange its ownership interests in such Verano Blockerco for Pubco Subordinate Voting Shares and in respect of which such Verano Blockerco Member and the Resulting Issuer will make and file a joint income tax election under Section 85 of the Tax Act;

“Verano Blockerco Member” means a member of a Verano Blockerco who is a Canadian Elector;

“Verano Members” means the members of Verano;

“Verano Merger” means the merger of LLC1 with and into Verano with Verano continuing as the surviving company in accordance with and under the laws of the State of Delaware and the Verano Agreement and Plan of Merger;

“Verano Subsidiary Exchange Agreement” means an exchange agreement pursuant to which an Other Verano Subsidiary Owner shall exchange its securities of a Partially Owned Verano Subsidiary for Pubco Subordinate Voting Shares and Pubco Proportionate Voting Shares;

“Verano Unit” means a Class B Unit of Verano; and

“Withholding Obligation” shall have the meaning ascribed thereto in Section 5.4 of this Plan of Arrangement.

In addition, words and phrases used herein and defined in the BCBCA and not otherwise defined herein shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

1.2	Interpretation Not Affected by Headings

For the purposes of this Plan of Arrangement, except as otherwise expressly provided:

(a)	“this Plan of Arrangement” means this Plan of Arrangement, including the recitals hereof, and not any particular Article, Section, Subsection or other subdivision or recital hereof, and includes any agreement, document or instrument entered into, made or delivered pursuant to the terms hereof, as the same may, from time to time, be supplemented or amended and in effect;

(b)	the words “hereof”, “herein”, “hereto” and “hereunder” and other word of similar import refer to this Plan of Arrangement as a whole and not to any particular Article, Section, Subsection, or other subdivision or recital hereof;

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(c)	all references in this Plan of Arrangement to a designated “Article”, “Section”, “Subsection” or other subdivision or recital hereof are references to the designated Article, Section, Subsections or other subdivision or recital to, this Plan of Arrangement;

(d)	the division of this Plan of Arrangement into Articles, Sections, Subsections and other subdivisions or recitals and the insertion of headings and captions are for convenience of reference only and are not intended to interpret, define or limit the scope, extent or intent of this Plan of Arrangement or any provision hereof;

(e)	a reference to a statute in this Plan of Arrangement includes all regulations, rules, policies or instruments made thereunder, all amendments to the statute, regulations, rules, policies or instruments in force from time to time, and any statutes, regulations, rules, policies or instruments that supplement or supersede such statute, regulations, rules, policies or instruments;

(f)	the word “or” is not exclusive;

(g)	the word “including” is not limiting, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto; and

(h)	all references to “approval”, “authorization” or “consent” in this Plan of Arrangement means written approval, authorization or consent.

1.3	Number and Gender

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter.

1.4	Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day in the jurisdiction where such action is to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of the United States and “$” refers to United States dollars unless otherwise noted.

1.6	Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein are local time in British Columbia, Canada unless otherwise stipulated herein.

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ARTICLE 2

ARRANGEMENT AGREEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein.

ARTICLE 3

THE BUSINESS COMBINATION

3.1	Binding Effect

This Plan of Arrangement shall, without any further act or formality required on the part of any Person, except as expressly provided herein, become effective at, and be binding at and after, the Effective Time on Pubco, Verano, AME, POR, RVC, BC Newco, Finco, Finco Amalco, the Resulting Issuer, POR Holdings, Canadian AME Members, Verano Blockercos, the Partially Owned Verano Subsidiaries and all registered and beneficial holders of securities of the foregoing Persons and their subsidiaries including Pubco Dissenting Shareholders, the registrar and transfer agent of Pubco and the Resulting Issuer; the Depository; and all other Persons served with notice of the final application to approve this Plan of Arrangement.

3.2	Arrangement

Subject to receipt of the Final Order, on the Effective Date, commencing at the Effective Time, the following events or transactions shall occur and be deemed to occur sequentially, in the following order, without any further act or formality required on the part of any Person, except as expressly provided herein, notwithstanding that certain of the procedures related thereto are not completed until after such time:

(a)	each Pubco Dissenting Share held by a Pubco Dissenting Shareholder in respect of which a Pubco Shareholder has validly exercised his, her or its Pubco Dissent Rights shall be deemed to be transferred by such Pubco Dissenting Shareholder to Pubco (free and clear of any Liens of any nature whatsoever) in accordance with and for the consideration set forth in Article 4 hereof, and such Pubco Dissenting Shareholder shall cease to be a holder of such Pubco Share and his, her or its name shall be removed from the central securities register of Pubco as a holder of a Pubco Dissenting Share. Such Pubco Dissenting Shareholder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer such Pubco Dissenting Shares to Pubco in accordance with this Subsection. Pubco shall be the holder of all of the Pubco Dissenting Shares transferred in accordance with this Subsection and such Pubco Shares will be cancelled and the central securities register of Pubco shall be revised accordingly;

(b)	Pubco shall complete the (i) Pubco Share Consolidation, (ii) the Pubco Share Amendment; and (iii) the Pubco Name Change which shall take effect on the date and time that the notice of alteration of Pubco’s articles in respect of the Pubco Share Amendment and the Pubco Name Change is filed with the Registrar;

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(c)	Finco and Pubco Subco shall amalgamate to form Finco Amalco in accordance with and under Section 269 of the BCBCA pursuant to the Finco Amalgamation Agreement and (i) without limiting the generality of the above, the separate legal existence of Finco and Pubco Subco shall cease without Pubco Subco being liquidated or wound up, and Finco and Pubco Subco shall continue as one company, Finco Amalco, under the terms and conditions prescribed in this Plan of Arrangement; (ii) the property, rights and interests of each of Finco and Pubco Subco shall continue to be the property, rights and interests of Finco Amalco; (iii) Finco Amalco shall continue to be liable for the obligations of each of Finco and Pubco Subco; (iv) Finco Amalco shall be deemed to be the party plaintiff or the party defendant, as the case may be, in any civil action commenced by or against either Finco or Pubco Subco before the amalgamation has become effective; (v) a conviction against, or a ruling, order or judgment in favour of or against, either Finco or Pubco Subco may be enforced by or against Finco Amalco; (vi) the notice of articles and articles of Finco Amalco shall be substantially identical to the notice of articles and articles of Finco; (vii) each Finco Share held by a holder thereof will be cancelled and the holder’s name shall be removed from the central securities register of Finco, and in consideration therefor, the holder thereof shall receive a fully paid and non-assessable Pubco Subordinate Voting Share on the basis of one Pubco Subordinate Voting Share for each Finco Share and the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to exchange such Finco Share in accordance herewith; (viii) each share of Pubco Subco held by Pubco will be cancelled and the holder’s name shall be removed from the central securities register of Pubco Subco, and in consideration therefor, the holder thereof shall receive a fully paid and non-assessable shares of Finco Amalco on the basis of one share of Finco Amalco for each share of Pubco Subco and the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to exchange such share of Pubco Subco in accordance herewith; (ix) in consideration for Pubco’s issuance of Pubco Subordinate Voting Shares, Finco Amalco shall issue to Pubco one Finco Amalco Share for each Pubco Subordinate Voting Share; (x) the registered office of Finco Amalco shall be the registered office of Finco; and (xi) the amount added to the capital of the Pubco Subordinate Voting Shares shall be the amount of the paid-up capital (as that term is used for purposes of the Tax Act) of the Finco Shares immediately prior to the Finco Amalgamation;

(d)	the Finco Amalco Windup shall occur pursuant to the terms of the Conveyance Agreement;

(e)	the Board Nominees shall be appointed as directors of Pubco;

(f)	Pubco shall acquire from each Verano Blockerco Member that has entered into a Verano Blockerco Exchange Agreement the securities of the Verano Blockerco held by such Verano Blockerco Member in consideration for Pubco Subordinate Voting Shares in accordance with the Arrangement Agreement and applicable Verano Blockerco Exchange Agreement, and the name of such Verano Blockerco Member shall be added to the central securities register maintained by or on behalf of Pubco showing such holder as the registered holder of Pubco Subordinate Voting Shares so issued;

(g)	Upon the merger of LLC1 with and into Verano in accordance with and under the Delaware General Corporation Law and the Verano Agreement and Plan of Merger, with Verano continuing as the surviving company under the laws of the State of Delaware and in the manner set out in the Verano Agreement and Plan of Merger, each of the following will occur:

(i)	Pubco shall issue to each Other Verano Unitholder in consideration for the Verano Units held by such Other Verano Unitholder, Pubco Subordinate Voting Shares and Pubco Proportionate Voting Shares in accordance with the Verano Agreement and Plan of Merger and the Arrangement Agreement and each such Other Verano Unitholder shall be added to the central securities register maintained by or on behalf of Pubco showing such Other Verano Unitholder as the registered holder of the Pubco Subordinate Voting Shares and Pubco Proportionate Voting Shares so issued;

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(ii)	each unit of LLC1, issued and outstanding immediately prior to the Effective Time, shall be converted into and become one validly issued, fully paid and non-assessable Verano Unit after the Verano Merger; and

(iii)	in consideration of the issuance of the Pubco Subordinate Voting Shares and Pubco Proportionate Voting Shares pursuant to Subsection 3.2(g)(i) above, Verano (as the surviving company in connection with the Verano Merger) will issue one Verano Unit to Pubco for each Pubco Subordinate Voting Share issued and 100 Verano Units for each Pubco Proportionate Voting Share issued and, other than the one Verano Unit issued pursuant to Subsection 3.2(g)(ii) above, such Verano Units shall constitute the only outstanding Verano Units after the Verano Merger;

(h)	Pubco shall acquire from each Other Verano Subsidiary Owner the securities of the Partially-Owned Verano Subsidiary held by such Other Verano Subsidiary Owner in consideration for Pubco Subordinate Voting Shares and Pubco Proportionate Voting Shares in accordance with the applicable Verano Subsidiary Exchange Agreement and the name of such Other Verano Subsidiary Owner shall be added to the central securities register maintained by or on behalf of Pubco showing such Other Verano Subsidiary Owner as the registered holder of the Pubco Subordinate Voting Shares and/or Pubco Proportionate Voting Shares so issued;

(i)	Pubco shall assume the rights and obligations of Verano under the AME Agreement and Plan of Merger in accordance with the Pubco Assumption Agreement;

(j)	Pubco shall acquire from POR Holdings all of the POR Units held thereby in consideration for Pubco Subordinate Voting Shares and Pubco Proportionate Voting Shares in accordance with the POR Holdings Exchange Agreement and POR Holdings shall be added to the central securities register maintained by or on behalf of Pubco showing POR Holdings as the registered holder of the Pubco Subordinate Voting Shares and/or Pubco Proportionate Voting Shares so issued;

(k)	The AME Units held by each Canadian AME Member shall be contributed to Pubco pursuant to its AME Exchange Agreement and Pubco shall issue Pubco Subordinate Voting Shares and Pubco Proportionate Voting Shares in accordance with the applicable AME Exchange Agreement and the name of such Canadian AME Member shall be added to the central securities register maintained by or on behalf of Pubco showing such Canadian AME Member as the registered holder of the Pubco Subordinate Voting Shares and Pubco Proportionate Voting Shares so issued;

(l)	Upon the merger of LLC2 with and into AME in accordance with and under the FRLLCA and the AME Agreement and Plan of Merger, with AME continuing as the surviving company in the manner set out in the AME Agreement and Plan of Merger, each of the following will occur:

(i)	Pubco shall issue or pay to each AME Member that is not a Canadian AME Member in consideration for each issued and outstanding AME Unit held by each such AME Member Pubco Subordinate Voting Shares, Pubco Proportionate Voting Shares, the Cash Consideration payable on the Effective Date and Pubco Convertible Notes, as applicable, in accordance with AME Agreement and Plan of Merger and the Arrangement Agreement and such AME Member shall be added to the central securities register maintained by or on behalf of Pubco showing such AME Member as the registered holder of the Pubco Subordinate Voting Shares and/or Pubco Proportionate Voting Shares so issued;

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(ii)	each unit of LLC2, issued and outstanding immediately prior to the Effective Time, shall be converted into and become one validly issued, fully paid and non-assessable AME Unit after the AME Merger; and

(iii)	in consideration of the issuance of the Pubco Subordinate Voting Shares, Pubco Proportionate Voting Shares and the Pubco Convertible Notes and the assumption of the obligation to pay the Cash Consideration pursuant to Subsection 3.2(l)(i) above, respectively, AME (as the surviving company in connection with the merger) will issue one AME Unit to Pubco for each Pubco Subordinate Voting Share issued and 100 AME Units for each Pubco Proportionate Voting Share issued and, other than the one AME Unit issued pursuant to Subsection 3.2(l)(ii) above, such AME Units shall constitute the only outstanding AME Units after the AME Merger;

(m)	Upon the merger of LLC3 with and into POR, in accordance with and under the FRLLCA and the AME Agreement and Plan of Merger, with POR continuing as the surviving company in the manner set out in the AME Agreement and Plan of Merger, each of the following will occur:

(i)	Pubco shall issue to each Other POR Owner in consideration for each POR Unit held by each Other POR Owner Pubco Subordinate Voting Shares and Pubco Proportionate Voting Shares in accordance with AME Agreement and Plan of Merger and the Arrangement Agreement and the Other POR Owner shall be added to the central securities register maintained by or on behalf of Pubco showing such Other POR Owner as the registered holder of Pubco Subordinate Voting Shares and Pubco Proportionate Voting Shares so issued;

(ii)	each unit of LLC3, issued and outstanding immediately prior to the Effective Time, shall be converted into and become one validly issued, fully paid and non-assessable POR Unit after the POR Merger; and

(iii)	in consideration of the issuance of the Pubco Subordinate Voting Shares and Pubco Proportionate Voting Shares issued pursuant to Subsection 3.2(m)(i) above, POR (as the surviving company in connection with the POR Merger) will issue one POR Unit to Pubco for each Pubco Subordinate Voting Share issued and 100 POR Units for each Pubco Proportionate Voting Share issued and, other than the one POR Unit issued pursuant to Subsection 3.2(m)(ii) above, such POR Units shall constitute the only outstanding POR Units after the POR Merger;

(n)	Upon the merger of LLC4 with and into RVC, in accordance with and under the FRLLCA and the AME Agreement and Plan of Merger, with RVC continuing as the surviving company in the manner set out in the AME Agreement and Plan of Merger, and each of the following will occur:

(i)	Pubco shall issue to each Other RVC Member in consideration for each RVC Unit held by each Other RVC Member Pubco Subordinate Voting Shares and Pubco Proportionate Voting Shares in accordance with the AME Agreement and Plan of Merger and the Arrangement Agreement and each Other RVC Member shall be added to the central securities register maintained by or on behalf of Pubco showing such Other RVC Member as the registered holder of Pubco Subordinate Voting Shares and Pubco Proportionate Voting Shares so issued;

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(ii)	each unit of LLC4, issued and outstanding immediately prior to the Effective Time, shall be converted into and become one validly issued, fully paid and non-assessable RVC Unit after the RVC Merger; and

(iii)	in consideration of the issuance of the Pubco Subordinate Voting Shares, Pubco Proportionate Voting Shares issued pursuant to Subsection 3.2(n)(i) above, RVC (as the surviving company in connection with the merger) will issue one RVC Unit to Pubco for each Pubco Subordinate Voting Share issued and 100 RVC Units for each Pubco Proportionate Voting Share issued and, other than the one RVC Unit issued pursuant to Subsection 3.2(n)(ii) above, such RVC Units shall constitute the only outstanding RVC Units after the RVC Merger;

(o)	BC Newco and Pubco shall amalgamate to form one corporate entity, with the same effect as if they had amalgamated under Section 269 of the BCBCA except the separate legal existence of Pubco will not cease and Pubco will survive the amalgamation (Pubco, as such surviving entity, may be referred to herein as the “Resulting Issuer”). The BC Amalgamation is intended to qualify as an amalgamation as defined in subsection 87(1) of the Tax Act. Upon the BC Amalgamation:

(i)	without limiting the generality of the foregoing, BC Newco and Pubco shall amalgamate, the separate legal existence of BC Newco will cease without BC Newco being liquidated or wound-up, and BC Newco and Pubco shall continue as the Resulting Issuer, under the terms and conditions prescribed in this Plan of Arrangement;

(ii)	the Resulting Issuer shall become capable immediately of exercising the functions of an incorporated company;

(iii)	the Resulting Issuer shall have the name of Pubco;

(iv)	the shareholders of the Resulting Issuer shall have the powers and the liability provided in the BCBCA;

(v)	the property, rights and interests of each of BC Newco and Pubco shall continue to be the property, rights and interests of the Resulting Issuer, and such amalgamation shall not constitute an assignment by operation of law, an transfer or any other disposition of the property, rights and interests of Pubco to the Resulting Issuer;

(vi)	the Resulting Issuer shall continue to be liable for the obligations of BC Newco and Pubco;

(vii)	any legal proceedings being prosecuted or pending by or against BC Newco or Pubco may be prosecuted, or their prosecution may be continued as the case may be, by or against the Resulting Issuer;

(viii)	a conviction against, or a ruling, order or judgment in favour of or against, either BC Newco and Pubco may be enforced by or against the Resulting Issuer;

(ix)	the initial directors of the Resulting Issuer will be the Board Nominees;

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(x)	the notice of articles and articles of the Resulting Issuer shall be substantially identical to the notice of articles and articles of Pubco immediately prior to the BC Amalgamation, and the registered office of the Resulting Issuer shall be the registered office of Pubco following the Continuance;

(xi)	each BC Newco Share held by a holder thereof will be cancelled and the holder’s name shall be removed from the register of holders of BC Newco Shares, and in consideration therefor, the holder thereof shall receive a fully paid and non-assessable Resulting Issuer Subordinate Voting Share on the basis of one Resulting Issuer Subordinate Voting Share for each BC Newco Share and the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to exchange such BC Newco Share in accordance herewith;

(xii)	each Pubco Share will be cancelled and the holder’s name shall be removed from the register of holders of such shares, and in consideration therefor, the holder thereof shall receive, in consideration for each Pubco Subordinate Voting Share, one Resulting Issuer Subordinate Voting Share, and in consideration for each Pubco Proportionate Voting Share, one Resulting Issuer Proportionate Voting Share, and the registered holder of the Pubco Shares shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to exchange such Pubco Shares in accordance herewith; and

( )

the amounts added to the capital of the Resulting Issuer Subordinate Voting Shares and Resulting Issuer Proportionate Voting Shares shall be amounts equal to the paid-up capital (as that term is used for purposes of the Tax Act) of the corresponding class of Pubco Shares (other than the Pubco Shares held by Pubco Dissenting Shareholders) immediately prior to the Effective Time, and an additional amount equal to the paid-up capital of the BC Newco Shares immediately prior to the Effective Time shall be added to the capital of the Resulting Issuer Subordinate Voting Shares; and

(p)

each Resulting Issuer Subordinate Voting Share held by the Initial BC Newco Shareholder shall, without any further action by or on behalf of the Initial BC Newco Shareholder, be, and shall be deemed to be, canceled and the holder’s name shall be removed from the central securities register of the Resulting Issuer, and in consideration therefor, the holder thereof shall receive a cash payment for such Resulting Issuer Subordinate Voting Share equal to $1.00.

Notwithstanding the foregoing and anything else in this Plan of Arrangement, none of the foregoing events or transactions shall occur or be deemed to occur unless all of the foregoing events and transactions occur or are deemed to occur.

3.3	Issuance of Additional Resulting Issuer Subordinate Voting Shares and Resulting Issuer Proportionate Voting Shares

(a)	Each holder of a Resulting Issuer Convertible Note shall be issued and shall receive, upon the due exercise by such holder of its conversion rights set forth therein, Resulting Issuer Subordinate Voting Shares and Resulting Issuer Proportionate Voting Shares, in accordance with the terms of such Resulting Issuer Convertible Note.

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(b)	Each holder of Resulting Issuer Proportionate Voting Shares, including holders of Resulting Issuer Convertible Notes that exercise or convert into such shares, shall be issued and shall receive, upon the due conversion or exercise by the holder thereof, in accordance with the special rights and restrictions attached to the Resulting Issuer Proportionate Voting Shares, Resulting Issuer Subordinate Voting Shares.

3.4	Post-Effective Time Procedures

(a)	As soon as reasonably practicable following the Effective Time, the Resulting Issuer, shall deliver or arrange to be delivered to the Depository, if required such number of Resulting Issuer Proportionate Voting Shares and Resulting Issuer Subordinate Voting Shares in book-entry form or certificated form, as determined by the Resulting Issuer, required to be issued hereunder.

(b)	Subject to the provisions of Article 5 hereof, and upon return of a properly completed and executed Letter of Transmittal, by a registered former Pubco Shareholder, together with certificates, or in the case of shares in book-entry form or uncertificated form, an “agent’s message”, representing Pubco Shares and such other documents as the Depository may require, the Depository shall deliver to former Pubco Shareholders, Resulting Issuer Proportionate Voting Shares or Resulting Issuer Subordinate Voting Shares, as the case may be, in book-entry form and in accordance with the provisions of this Plan of Arrangement and to which they are entitled.

3.5	Fractional Resulting Issuer Securities

The Consideration to be issued under this Plan of Arrangement by Pubco and the Resulting Issuer may, in accordance with the Arrangement Agreement or applicable Transaction Agreement, include a fraction of a Pubco Subordinate Voting Share, Pubco Proportionate Voting Share, Resulting Issuer Subordinate Voting Share or Resulting Issuer Proportionate Voting Share.

3.6	Canadian Tax Election

Each Verano Blockerco Member and Canadian AME Member shall be entitled to make a tax election, pursuant to subsection 85(1) or 85(2) of the Tax Act, as applicable (and the analogous provisions of provincial income tax law). Any Verano Blockerco Member or Canadian AME Member who wants to make such election and otherwise qualifies to make such election may do so by providing to the Resulting Issuer two signed copies of the necessary election forms within 120 days following the Effective Date, duly completed. Thereafter, subject to the election forms complying with the provisions of the Tax Act (or applicable provincial or territorial income tax law), the forms will be signed by the Resulting Issuer and returned to such Verano Blockerco Member or Canadian AME Member by ordinary mail within 30 days after the receipt thereof by the Resulting Issuer for filing with the Canada Revenue Agency (or the applicable provincial or territorial taxing authority). The Resulting Issuer will not be responsible for the proper completion of any election form and, except for the obligation of the Resulting Issuer to so sign and return duly completed election forms which are received by the Resulting Issuer within 120 days of the Effective Date. The Resulting Issuer will not be responsible for any taxes, interest or penalties resulting from the failure by a Verano Blockerco Member or Canadian AME Member to properly complete or file the election forms in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial or territorial legislation). In its sole discretion, the Resulting Issuer may choose to sign and return an election form received by it more than 120 days following the Effective Date, but the Resulting Issuer will have no obligation to do so.

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ARTICLE 4

DISSENT RIGHTS

4.1	Rights of Dissent

(a)	Pursuant to the Interim Order, registered holders of Pubco Shares may exercise the Pubco Dissent Rights in connection with the Arrangement pursuant to and in the manner set forth in Division 2 of Part 8 of the BCBCA, as modified by the Interim Order, the Final Order and this Section 4.1, provided that the written notice of dissent to the Pubco Arrangement Resolution contemplated by Section 242 of the BCBCA must be received by Pubco not later than 10:00 a.m.(Toronto time) on the day that is two Business Days immediately preceding the date of the Pubco Meeting (as it may be adjourned or postponed from time to time). Each such Pubco Dissenting Shareholder who duly exercises its Pubco Dissent Rights in accordance with this Section 4.1, and who:

(i)	is ultimately determined to be entitled to be paid fair value for its Pubco Dissenting Shares by Pubco (which fair value, notwithstanding anything to the contrary contained in Section 245 of the BCBCA, shall be determined as of the close of business on the day before the Effective Date), shall be deemed to have irrevocably transferred its Pubco Dissenting Shares to Pubco in accordance with Section 3.2(a) in exchange for the right to be paid fair value for such Pubco Dissenting Shares, and Pubco shall thereupon be obligated to pay the amount ultimately determined to be the fair value of such Pubco Dissenting Shares; or

(ii)	is ultimately determined not to be entitled to be paid fair value for its Pubco Dissenting Shares by Pubco, for any reason, shall be deemed to have participated in the Arrangement on the same basis as a registered holder of a Pubco Share that has not exercised the Pubco Dissent Rights.

(b)

In no circumstances shall the Resulting Issuer, Pubco, Verano, or any other person be required to recognize a person purporting to exercise Pubco Dissent Rights after the completion of the step contemplated by Subsection 3.2(a), and each such Person who has exercised Pubco Dissent Rights will cease to be entitled to the rights of the registered holders of Pubco Shares, respectively, in respect of the shares in relation to which such Person has exercised such dissent rights, and the register for the Pubco Shares, will be amended to reflect that such former holder is no longer the holder of such shares as and from the completion of the step set forth in Subsection 3.2(a).

In addition to any other restrictions under the Interim Order and Division 2 of Part 8 of the BCBCA, and for greater certainty, Pubco Shareholders who vote, or who have instructed a proxyholder to vote, in favour of the Pubco Arrangement Resolution shall not be entitled to exercise Pubco Dissent Rights.

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ARTICLE 5

DELIVERY OF SHARES

5.1	Delivery of Resulting Issuer Proportionate Voting Shares and Resulting Issuer Subordinate Voting Shares

Subject to Section 5.4:

(a)	Upon surrender to the Depository for cancellation of a certificate, if any, or book-entry form, or an “agent’s message” evidencing the surrender of Affected Securities that immediately before the Effective Time represented one or more outstanding Affected Securities that were exchanged for Resulting Issuer Subordinate Voting Shares or Resulting Issuer Proportionate Voting Shares, as the case may be, pursuant to the Arrangement other than under an AME Exchange Agreement, POR Holdings Exchange Agreement or Verano Blockerco Exchange Agreement, together with the duly completed and executed Letter of Transmittal with respect to such shares and such additional documents and instruments as the Depository may reasonably require, the holder of such surrendered Affected Securities shall be entitled to receive in exchange therefor, and the Depository shall deliver to such holder following the Effective Time, such number of Resulting Issuer Subordinate Voting Shares and/or Resulting Issuer Proportionate Voting Shares in book-entry or certificated form, as determined by the Resulting Issuer, that such holder is entitled to receive pursuant to this Plan of Arrangement.

(b)	After the effective time of the BC Amalgamation and until surrendered for cancellation as contemplated by Subsection 5.1(a) hereof, each Pubco Share (other than Pubco Shares held immediately prior to such time by Pubco Dissenting Shareholders) and any certificates representing such Pubco Shares shall thenceforth be deemed at all times to represent only the right to receive in exchange therefor the securities of the Resulting Issuer that the holder is entitled to receive in accordance with this Plan of Arrangement.

5.2	Lost Certificates

If any certificate, that immediately prior to the Effective Time represented, or was deemed to represent, one or more outstanding securities to be deposited with the Depository under this Plan of Arrangement shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, and the receipt by the Depository of a letter of transmittal, as applicable, the Depository shall deliver in exchange for such lost, stolen or destroyed certificate, the Consideration that such holder is entitled to receive in accordance with this Plan of Arrangement. When authorizing such delivery of the Consideration that such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom such Consideration is to be delivered shall, as a condition precedent to the delivery of such Consideration give a bond satisfactory to the Resulting Issuer or Pubco, as applicable, and the Depository (acting reasonably) in such amount as the Resulting Issuer or Pubco, as applicable, and the Depository (acting reasonably) may direct, or otherwise indemnify the Resulting Issuer or Pubco, as applicable, and the Depository in a manner satisfactory to such applicable party, and the Depository, acting reasonably, against any claim that may be made against the Resulting Issuer or Pubco or the Depository, as applicable, with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the constating documents of the Resulting Issuer or Pubco as applicable.

5.3	Distributions with Respect to Unsurrendered Shares

No dividend or other distribution declared or made after the Effective Time with respect to the Resulting Issuer with a record date after the Effective Time shall be delivered to any former holder of Affected Securities unless and until the holder shall have complied with the provisions of Section 5.1 or Section 5.2 hereof, as applicable. Subject to applicable Law, at the time of such compliance, there shall, in addition to the delivery of Consideration to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to the Resulting Issuer Proportionate Voting Shares or Resulting Issuer Subordinate Voting Shares net of any amount deducted or withheld therefrom in accordance with Section 5.4 hereof.

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5.4	Withholding Rights

The Resulting Issuer, Pubco or the Depository, as applicable, shall deduct and withhold from all distributions or payments otherwise payable to any former Pubco Shareholder or former holder of Affected Securities (each an “Affected Person”) any amounts required to be deducted and withheld with respect to such payment under the Tax Act, the Code or any provision of any applicable federal, provincial, state, local or foreign Law or treaty, in each case, as amended (a “Withholding Obligation”). To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid to the Affected Person in respect of which such deduction and withholding was made, provided that such deducted or withheld amounts are actually remitted to the appropriate taxing authority. The Resulting Issuer or Pubco and the Depository shall also have the right to:

(a)	withhold and sell, on their own account or through a broker (the “Broker”), and on behalf of any Affected Person; or

(b)	require the Affected Person to irrevocably direct the sale through a Broker and irrevocably direct the Broker to pay the proceeds of such sale to the Resulting Issuer, Pubco or the Depository as appropriate (and, in the absence of such irrevocable direction, the Affected Person shall be deemed to have provided such irrevocable direction);

such number of Resulting Issuer Proportionate Voting Shares and Resulting Issuer Subordinate Voting Shares, issued or issuable to such Affected Person pursuant to this Plan of Arrangement as is necessary to produce sale proceeds (after deducting commissions payable to the broker and other costs and expenses) sufficient to fund any Withholding Obligations. Any such sale of Resulting Issuer Proportionate Voting Shares or Resulting Issuer Subordinate Voting Shares, as applicable, shall be effected on a public market in accordance with applicable securities Laws, and as soon as practicable following the Effective Date. None of the Resulting Issuer, the Depository or the broker will be liable for any loss arising out of any sale of such Resulting Issuer Shares including any loss relating to the manner or timing of such sales, the prices at which Resulting Issuer Shares are sold or otherwise. The Resulting Issuer and the Depository shall provide prior written notice of any intention to deduct or withhold under applicable Withholding Obligations from any distributions or payments otherwise payable to any Affected Person so as to give each such Affected Person the reasonable opportunity to provide the Resulting Issuer and the Depository with any information or documentation sufficient to reduce or eliminate such Withholding Obligations.

If the Resulting Issuer, Pubco or the Depository deducts or withholds any amount (or any Resulting Issuer Shares, as the case may be) pursuant to this Section 5.4, then:

(a)	the Resulting Issuer, Pubco or the Depository, as applicable, shall pay the full amount required to be deducted to the appropriate taxing authority on a timely basis and in accordance with applicable Law; and

(b)	as soon as practicable after payment of such amount to the appropriate taxing authority, the Resulting Issuer, Pubco or the Depository, as applicable, shall deliver to the Affected Person the original or certified copy of a receipt issued by such taxing authority evidencing such payment, and a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Affected Person.

5.5	Limitation and Proscription

To the extent that a former Pubco Shareholder or other Affected Person shall not have complied with the provisions of Section 5.1 or Section 5.2 hereof on or before the date that is six (6) years after the Effective Date (the “final proscription date”), then the Resulting Issuer Shares and any Resulting Issuer Convertible Note that such former Pubco Shareholder or other Affected Person was entitled to receive shall be automatically cancelled without any repayment of capital or other consideration in respect thereof and the original Resulting Issuer Convertible Note to which such former Pubco Shareholder or other Affected Person was entitled, shall be delivered to the Resulting Issuer by the Depository and certificates representing Resulting Issuer Shares shall be cancelled by the Resulting Issuer, and the interest of the former Pubco Shareholder or other Affected Person, in such Resulting Issuer Shares and any such Resulting Issuer Convertible Note to which it was entitled shall be terminated as of such final proscription date for no consideration.

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5.6	No Liens

Any exchange, issuance or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens of any kind.

5.7	No Liability

None of the Resulting Issuer, Pubco, Verano, Finco, AME, POR, RVC, Partially Owned Verano Subsidiaries or the Depository shall be liable to any Person in respect of any payment of Consideration otherwise payable pursuant to this Plan of Arrangement properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any certificate, instrument or agreement representing securities shall not have been surrendered, and an affidavit with respect thereto shall not have been delivered pursuant to Section 5.2, immediately prior to the date on which any Consideration to be paid upon surrender of such certificate, instrument or agreement representing securities would otherwise escheat to or become the property of any Governmental Entity, any such Consideration shall, to the extent permitted by applicable Law, become the property of the Resulting Issuer, free and clear of all claims of or interest of any Person previously entitled thereto.

5.8	Paramountcy

From and after the Effective Time: (i) this Plan of Arrangement shall take precedence and priority over any and all Pubco Shares, Pubco Convertible Notes, Finco Shares, Verano Units, AME Units, POR Units, RVC Units, BC Newco Shares, securities of Verano Blockercos and minority interests in Partially Owned Verano Subsidiaries that are exchanged with or contributed to Pubco pursuant to this Plan of Arrangement (the “Affected Securities”); (ii) the rights and obligations of the Resulting Issuer, the Depository, the Affected Persons and any transfer agent or other depository in relation thereto, shall be solely as provided for in this Plan of Arrangement; and (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to the Affected Securities shall be deemed to have been exchanged, compromised, released and determined without liability except as set forth herein.

ARTICLE 6
AMENDMENTS

6.1	Amendments to Plan of Arrangement

(a)	The Parties reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time, provided, however, that each such amendment, modification or supplement must be: (i) set out in writing; (ii) agreed to in writing by each of the Transacting Parties; (iii) filed with the Court and, if made following the Pubco Meeting, approved by the Court; and (iv) communicated to holders or former holders of securities of Pubco if and as required by the Court.

(b)	Subject to the provisions of the Interim Order, any amendment, modification or supplement to this Plan of Arrangement may be proposed by a Transacting Party prior to the Pubco Meeting; provided, however, that the Transacting Parties shall have consented thereto in writing, with or without any other prior notice or communication, and, if so proposed and accepted by the Pubco Shareholders voting at the Pubco Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

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(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Pubco Meeting shall be effective only if: (i) it is consented to in writing by the Transacting Parties; (ii) it is filed with the Court (other than amendments contemplated in Subsection 6.1(d), which shall not require such filing) and (iii) if required by the Court, it is consented to by Pubco Shareholders voting or consenting, as the case may be, in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made by the Parties without the approval of or communication to the Court or the Pubco Shareholders, provided that it concerns a matter which, in the reasonable opinion of the Parties is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any of the Pubco Shareholders, as applicable.

(e)	This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

ARTICLE 7

FURTHER ASSURANCES

7.1	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out therein.

SCHEDULE “B”

REPRESENTATIONS AND WARRANTIES OF VERANO

Except as disclosed or included in the Disclosure Letter or the documents, materials, or agreements listed in the Disclosure Letter, Verano hereby represents and warrants to Pubco, BC Newco and Finco as follows, and acknowledges that such Parties are relying upon such representations and warranties in connection with the entering into of the Agreement:

(a)	Organization and Qualification. Verano and each of the Verano Subsidiaries is duly incorporated or organized, validly existing and in good standing under the Laws of its governing jurisdiction. Verano and each of the Verano Subsidiaries have all necessary power and authority to own, lease and operate its properties and to carry on the Verano Business as now conducted, except under Federal Cannabis Laws. Verano and each of the Verano Subsidiaries are duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it, or the operation of the Verano Business as currently conducted, makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Verano Material Adverse Effect.

(b)	Authority; Approval.

(i)	Verano has all necessary limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Business Combination, except under Federal Cannabis Laws. No further act or proceeding on the part of Verano, the Verano Board or its members is necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Verano, and, assuming due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of Verano, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles and Federal Cannabis Laws).

(ii)	The Verano Board has (i) determined that this Agreement and the transactions contemplated hereby, including the Business Combination, are in the best interests of Verano and its members; and (ii) approved the execution and delivery of this Agreement, and the performance by Verano and the Verano Subsidiaries of their respective obligations under this Agreement, in each case in accordance with the Delaware Limited Liability Company Act, and the regulations made thereunder, and the Governing Documents of Verano.

(c)	No Conflicts. Except as may be set forth in the Disclosure Letter, neither the execution and the delivery by Verano of this Agreement, nor the consummation of the transactions contemplated hereby, including the Business Combination, (i) violate or conflict with any provisions of the Governing Documents of Verano or any Verano Subsidiary, (ii) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under any provision of any Law or Governmental Order to which Verano or any Verano Subsidiary or any of their properties or assets are subject, except for Federal Cannabis Laws or (iii) violate, conflict with or result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both,would constitute a default) under, result in or create in any Person the right to, accelerate, terminate, modify or cancel, require any notice under, or result in the imposition or creation of a Encumbrance upon or with respect to any of the ownership interests or assets of Verano or any Verano Subsidiary, under any Verano Material Contract, except, in the case of clauses (ii) and (iii), as would not have a Verano Material Adverse Effect.

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(d)	Consents. Except as set forth in the Disclosure Letter, no consent, approval, Permit, Governmental Order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person is required to be obtained or made by or on behalf of Verano in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain or make any of the foregoing would not have a Verano Material Adverse Effect. As of the date hereof, neither Verano nor any Verano Subsidiary has received any written notice from any Governmental Entity indicating that such Governmental Entity would oppose or not grant or issue its consent or approval, if requested, with respect to the transactions contemplated by this Agreement.

(e)	Legal Proceedings. Except as may be set forth in the Disclosure Letter, (i) there is no Action or series of related Actions pending against Verano or any Verano Subsidiary, or any of their directors or executive officers (in each case in their capacities as such), by or before a Governmental Entity; (ii) Verano and each Verano Subsidiary is not subject to or bound by any settlement or conciliation agreement entered into during the Compliance Period that remains outstanding ; and (iii) there are no Governmental Orders outstanding against Verano or any Verano Subsidiary, or against any director or executive officer of Verano or any Verano Subsidiary, in each of the foregoing clauses (i), (ii) and (iii), that would have, or would reasonably be expected to have, a Verano Material Adverse Effect.

(f)	Compliance with Laws. Except for the Federal Cannabis Laws, Verano and each Verano Subsidiary has complied in all material respects with, during the Compliance Period, and is now complying with, all Laws applicable to the Verano Business.

(g)	Permits. Verano and each Verano Subsidiary (i) has managed, held or possessed during the Compliance Period, and does currently manage, hold or possess, all material rights under, and (ii) has complied in all material respects with during the Compliance Period, and is currently in compliance in all material respects with, all Permits which are required for the operation of the Verano Business by such Person or the ownership of such Verano Subsidiary.

(h)	Financial Statements.

( )	The Disclosure Letter contains true and complete copies of the following financial statements of Verano (collectively, the “Verano Financial Statements”): (a) the audited consolidated balance sheets of Verano for the fiscal years ended December 31, 2018 and December 31, 2019 and the related audited consolidated statements of income, cash flows and the capital accounts of the members of Verano for the fiscal years ended December 31, 2018 and December 31, 2019, and (b) the unaudited consolidated balance sheet of Verano as of September 30, 2020 and the related unaudited consolidated statements of income, cash flows and the capital accounts of the members of Verano for the nine-month period then ended.

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(ii)	The Verano Financial Statements have been prepared in accordance with IFRS applied on a consistent basis throughout the periods involved, subject to, in the case of the interim Verano Financial Statements, normal and recurring year-end adjustments (in each case the effect of which will not be materially adverse) and the absence of notes that, if presented, would not differ materially from those presented in the audited Verano Financial Statements. Other than as set forth in the Disclosure Letter, each of the Verano Financial Statements (including in all cases the notes thereto, if any) has been prepared from, and is consistent with, the books and records of Verano and accurately presents in all material respects the financial condition and results of operations of Verano as of the times and for the periods referred to therein.

(i)	Capitalization.

(i)	The Disclosure Letter sets forth all issued and outstanding ownership interests of Verano as of December 7, 2020. The ownership interests of Verano were issued in compliance with applicable Laws and were not issued in violation of Verano’s Governing Documents or any other agreement, arrangement or commitment to which Verano is a party.

(ii)	Except as may be set forth in the Disclosure Letter or as provided in Verano’s Governing Documents, (i) Verano has no outstanding Derivative Securities, (ii) Verano does not have outstanding, authorized, or in effect any stock appreciation, phantom stock, profit participation or similar rights, and (iii) there are no voting trusts, shareholder agreements, proxies or other agreements, understandings or obligations in effect with respect to the voting, transfer or sale (including any rights of first refusal, rights of first offer or drag-along rights), issuance (including any pre-emptive or anti-dilution rights), redemption or repurchase (including any put or call or buy-sell rights), or registration (including any related lock-up or market standoff agreements) of any ownership interests or other securities of Verano, to which Verano is a party.

(j)	Subsidiaries. The Disclosure Letter sets forth as of the date thereof (i) each Verano Subsidiary (other than Verano Subsidiaries that are dormant and hold no assets and have no liabilities and Verano Subsidiaries that are immaterial), and (ii) Verano’s direct or indirect ownership or other interest in such Verano Subsidiary (and the nature of such ownership or other, if indirect).

(k)	Brokers. Except as set forth in the Disclosure Letter, no Person has, or will have, any liability to pay any fees, commissions or other compensation to any broker, finder, investment banker, financial advisor or other similar Person with respect to the transactions contemplated by this Agreement on the basis of any act or statement made by or on behalf of Verano or any Verano Subsidiary.

(l)	Absence of Changes. Since September 30, 2020, there has been no Verano Material Adverse Effect, and neither Verano nor any of its Subsidiaries has authorized or entered into any Contract or authorized, taken or agreed to take (or fail to take) any action that would result in a Verano Material Adverse Effect.

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(m)	Absence of Undisclosed Liabilities; Indebtedness. Except as may be set forth in the Disclosure Letter, Verano and its Subsidiaries on a consolidated basis have no material liability of a type required to be reflected on a balance sheet prepared in accordance with IFRS, except for those liabilities (i) set forth on the Latest Balance Sheet, (ii) which have arisen since the date of the Latest Balance Sheet in the ordinary course of business, (iii)which have arisen under any Verano Material Contracts, or (iv) which have been incurred in connection with the transactions contemplated hereby and the Ancillary Agreements, including the Resulting Issuer Convertible Notes and the Private Placement. Except as may be set forth in the Disclosure Letter, Verano has no indebtedness for borrowed money other than (1) as set forth on the Latest Balance Sheet, (ii) which has arisen since the date of the Latest Balance Sheet in the ordinary course of business, (iii) which has arisen under any Verano Material Contracts, or (iv) which has been incurred in connection with the transactions contemplated hereby and the Ancillary Agreements, including the Resulting Issuer Convertible Notes and the Private Placement.

(n)	Title to Properties; Sufficiency of Assets. Verano and its Subsidiaries, on a consolidated basis, are in possession of, and have title to or a valid leasehold interest in, all of the material tangible properties and assets reflected on the face of the Latest Balance Sheet or acquired after the date of the Latest Balance Sheet, in each case other than such tangible properties and assets that have been sold or otherwise disposed of in the ordinary course of business after the date of the Latest Balance Sheet or as may be set forth in the Disclosure Letter. Such material tangible properties and assets are free and clear of all Encumbrances other than Permitted Encumbrances and those Encumbrances as may set forth in the Disclosure Letter. Verano and its Subsidiaries, on a consolidated basis, posses or have valid rights to, all material assets and properties necessary to conduct the Verano Business in the ordinary course of business as of the date hereof.

(o)	Taxes.

(i)	Verano has filed an election with the U.S. Internal Revenue Service effective as of January 1, 2019 to be classified as an “association” taxable as a corporation for U.S. federal income tax purposes (the “Verano Tax Election”). At all times prior to the effectiveness of such election, Verano was properly classified as a partnership for U.S. federal and applicable state and local income tax purposes. Each of the Verano Subsidiaries is, and has been during the Compliance Period, properly classified, for federal and applicable state and local income tax purposes, as a disregarded entity separate from Verano or as a partnership.

(ii)	Assuming the approval of the Verano Tax Election as filed: (i) all income Tax Returns and other Tax Returns required to be filed by Verano have been timely filed, including applicable extensions; (ii) such Tax Returns were true, complete and correct in all material respects; and (iii) all Taxes due and owing by Verano (whether or not shown on any Tax Return) have been timely paid. Verano is not currently the beneficiary of any extension of time within which to file any Tax Return.

(iii)	Verano has withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, equityholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(iv)	Verano has received no claim in writing from any taxing authority in any jurisdiction where Verano does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(v)	No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Verano.

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(vi)	All deficiencies asserted, or assessments made, against Verano as a result of any examinations by any taxing authority have been fully paid.

(vii)	(A) Verano is not a party to any Action by any taxing authority, and (B) Verano has received no written notice of any pending or threatened Actions by any taxing authority against Verano that have not been resolved.

(viii)	There are no material Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of Verano.

(ix)	Verano is not a party to, or bound by, any Tax indemnity, Tax sharing, Tax allocation or similar agreement, and Verano does not owe any amount under any such agreement.

(x)	No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to Verano.

(xi)	Other than the consolidated group of which Verano is the parent corporation formed upon the approval of the election filed with the U.S. Internal Revenue Service as described in (i), Verano has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Other than Taxes of the Verano Subsidiaries pursuant to the formation of the consolidated group of which Verano is the parent corporation upon the approval of the election filed with the U.S. Internal Revenue Service as described in (i), Verano has no liability for Taxes of any Person (other than Verano) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Law), as transferee or successor, by contract or otherwise (other than Taxes of another Person payable by Verano pursuant to contracts entered into in the ordinary course of business).

(xii)	Verano has timely and properly collected all material sales, use, value-added and similar Taxes required to be collected, and has remitted on a timely basis such amounts to the appropriate Governmental Entity. Verano has timely and properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transaction as to which it would otherwise have been obligated to collect or withhold Taxes.

(xiii)	Verano has not filed any amended Tax Return or other claim for a refund as a result of, or in connection with, the carry back of any net operating loss or other attribute to a year prior to the taxable year including the Effective Date under Section 172 of the Code, as amended by Section 2303 of the CARES Act, or any corresponding or similar provision of state, local or non-U.S. Law.

(xiv)	Verano has (i) complied in all material respects with applicable Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, complied in all material respects with applicable Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act, and (iii) has not received or claimed any Tax credits under Section 2301 of the CARES Act.

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(xv)	For purposes of this section (o) of Schedule “B”, Verano shall be deemed to include each Verano Subsidiary or predecessor of Verano, any Person which merged or was liquidated with and into Verano or any Verano Subsidiary or any Person from which Verano or any Verano Subsidiary or Affiliates incurs a liability for Taxes as a result of transferee or successor liability.

(p)	Intellectual Property. Verano or a Verano Subsidiary, as applicable, owns or possesses sufficient legal rights to all Intellectual Property that is owned or used by Verano or such Verano Subsidiary in the conduct of the Verano Business as now conducted. To Verano’s knowledge, no product or service marketed or sold by Verano or any Verano Subsidiary violates any license or infringes any intellectual property rights of any other Person.

(q)	Material Contracts. The Disclosure Letter lists each Contract that Verano or a Verano Subsidiary is a party to, that is material to Verano and would, to the extent Verano was a “reporting issuer” (as such term is defined pursuant to Canadian Securities Laws), be required to be filed on SEDAR (the “Verano Material Contracts”). To the knowledge of Verano, the Verano Material Contracts are enforceable by Verano or such Verano Subsidiary that is a party thereto, as applicable, in accordance with their respective terms, except in as may be set forth in the Disclosure Letter.

(r)	Environmental Matters. Verano and each Verano Subsidiary has obtained, has complied in all material respects with during the Compliance Period, and is currently in compliance in all material respects with, all material Permits that are required for the occupation of its facilities and the ownership and operation of its business under applicable environmental Laws. No Action has been filed against Verano or any Verano Subsidiary during the Compliance Period, and no written notice has been received by Verano or any Verano Subsidiary during the Compliance Period, alleging any material failure to comply with, or any material liability under, any environmental Laws.

(s)	Affiliate Transactions. Except as may be set forth in the Disclosure Letter, (i) there are no Contracts pursuant to which payments in excess of US$250,000 are to be paid or received between Verano or any Verano Subsidiary, on the one hand, and any member of Verano, any of Verano’s directors or executive officers or to Verano’s knowledge, any of the foregoing Person’s controlled Affiliates, on the other hand (each, a “Verano Related Party Contract”), other than for payment of customary and ordinary course salaries and bonuses for services rendered and reimbursement of customary, ordinary course and reasonable out-of-pocket expenses incurred on behalf of Verano or any Verano Subsidiary, and (ii) each Verano Related Party Contract is on an arms’-length basis and can be terminated by Verano or any Verano Subsidiary without premium or penalty.

(t)	Employee Matters; Employee Benefits. The Disclosure Letter sets forth each employee benefit plan maintained, established or sponsored by Verano or any Verano Subsidiary, or which Verano or any Verano Subsidiary participates in or contributes to, which is subject to ERISA and is material to Verano and its Subsidiaries taken as a whole.

The representations and warranties of Verano contained in this Schedule “B” shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which the Agreement is terminated in accordance with its terms.

SCHEDULE “C”

REPRESENTATIONS AND WARRANTIES OF PUBCO

Pubco hereby represents and warrants to Verano, BC Newco, and Finco as follows, and acknowledges that such Parties are relying upon such representations and warranties in connection with the entering into of the Agreement:

(a)	Organization and Qualification. Pubco and Pubco Sub are duly incorporated, validly existing and in good standing under the ABCA and the BCBCA, respectively. Each Pubco Entity has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each Pubco Entity is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it, or the operation of its business and the nature of its activities as currently conducted, makes such licensing or qualification necessary.

(b)	Authority; Approval.

(i)	Each Pubco Entity has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Business Combination. No further act or proceeding on the part of any Pubco Entity, any Pubco Entity Board or the respective shareholders of a Pubco Entity is necessary to authorize the execution, delivery and performance of this Agreement, except for the approval of the Pubco Meeting Matters by the Pubco Shareholders. This Agreement has been duly executed and delivered by each Pubco Entity, and, assuming due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding obligation of each Pubco Entity, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles.

(ii)	Each Pubco Entity Board has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Business Combination, are in the best interests of the applicable Pubco Entity; and (ii) approved the execution and delivery of this Agreement and the performance by such Pubco Entity of its obligations under this Agreement, in each case in accordance with the ABCA (in the case of Pubco) and the BCBCA (in the case of Pubco Sub) and the Governing Documents of the applicable Pubco Entity. The Pubco Board has unanimously determined to recommend to the Pubco Shareholders that the Pubco Shareholders vote in favour of each of the Pubco Meeting Matters at the Pubco Meeting.

(c)	No Conflicts. Neither the execution and the delivery by any Pubco Entity of this Agreement, nor the consummation of the transactions contemplated hereby, including the Business Combination, (i) violates or conflicts with any provisions of the Governing Documents of any Pubco Entity, (ii) violates, conflicts with or results in a violation of, or constitutes a default (whether after the giving of notice, lapse of time or both) under any provision of any Law or Governmental Order to which any Pubco Entity or any of its properties or assets are subject or (iii) violates, conflicts with or results in a breach of any provision of, constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) under, results in or create in any Person the right to, accelerate, terminate, modify or cancel, require any notice under, or result in the imposition or creation of a Encumbrance upon or with respect to any of the ownership interests or assets of any Pubco Entity, under any Contract.

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(d)	Consents. No consent, approval, Permit, Governmental Order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person is required to be obtained or made by or on behalf of any Pubco Entity in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the approval of the CSE to the Business Combination, the Interim Order and the Final Order. As of the date hereof, no Pubco Entity has received any written or oral notice from any Governmental Entity indicating that such Governmental Entity would oppose or not promptly grant or issue its consent or approval, if requested, with respect to the transactions contemplated by this Agreement.

(e)	Legal Proceedings. (i) There is no Action or series of related Actions pending against either Pubco Entity, or any of its directors or executive officers (in each case in their capacities as such), by or before a Governmental Entity; (ii) neither Pubco Entity is subject to or bound by any settlement or conciliation agreement that remains outstanding; and (iii) there are no Governmental Orders outstanding against a Pubco Entity, or against any director or executive officer of a Pubco Entity.

(f)	Operations. The only business of Pubco is the carrying on of normal course financings to cover public company operating expenses with a view to negotiating and consummating a reverse takeover or other form of change of control transaction (the “Pubco Business”). Since August, 2018, Pubco has engaged in no business other than the Pubco Business. No Pubco Entity holds any Permits. Aside from cash, no Pubco Entity owns, has title to or any leasehold interest in, any property, whether directly or indirectly, tangible or intangible, real or personal, including Intellectual Property.

(g)	Compliance with Laws & Public Company Matters.

(i)	Each Pubco Entity has complied in all material respects during the Compliance Period, and is now complying in all material respects, with all Laws applicable to such Pubco Entity and with its Governing Documents.

(ii)	Pubco became a “reporting issuer” (as that term is defined under applicable Securities Laws the province of Alberta) on October 21, 2015, and is a reporting issuer only in Alberta, and is not in default of the requirements of the applicable Securities Laws in Alberta.

(iii)	There has not been any reportable event (within the meaning of National Instrument 51-102 – Continuous Disclosure Obligations) with the present or former auditors of Pubco.

(iv)	In respect of the Pubco Shares, there are not less than 30 public holders holding at least a board lot (as such terms are defined in CSE Policy 1 – Interpretation and General Provisions), assuming the Pubco Share Consolidation ratio is equal to 200 pre-consolidation Pubco Shares for every 1 post-consolidation Pubco Share.

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(v)	Pubco has filed all material documents and information required to be filed by it, whether pursuant to applicable Securities Laws (including, without limitation, all of its disclosure obligations pursuant to National Instrument 51 102 - Continuous Disclosure Obligations) or otherwise, with the applicable securities commissions(the “Disclosure Documents”), except where non-compliance has not had, and would not reasonably be expected to have, a Pubco Material Adverse Effect, and Pubco has not made any confidential filings with any securities regulatory authorities that as at the date hereof are not publicly available. As of the time the Disclosure Documents were filed with the applicable securities regulatory authorities and on SEDAR (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing): (i) each of the Disclosure Documents complied in all material respects with the requirements of the applicable Securities Laws in the jurisdictions they were filed; and (ii) none of the Disclosure Documents contained any untrue statement of a material fact regarding Pubco or omitted to state a material fact regarding Pubco required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There is no “material fact” or “material change” (as those terms are defined in under applicable Securities Laws) in the affairs of Pubco that has not been generally disclosed to the public.

(vi)	Since August 17, 2018, no securities of Pubco have been listed or posted for trading on any stock exchange or quotation system.

(vii)	Pubco is a “foreign private issuer” within the meaning of Rule 405 of Regulation C under the U.S. Securities Act. Pubco is not registered as an “investment company” pursuant to the United States Investment Act of 1940, as amended. None of Pubco or any of its predecessors or subsidiaries has had the registration of a class of securities under the U.S. Exchange Act revoked by the U.S. Securities and Exchange Commission pursuant to Section 12(j) of the U.S. Exchange Act and any rules or regulations promulgated under the U.S. Securities Act.

(h)	Financial Statements.

(i)	The audited financial statements of Pubco for the years ended December 31, 2019 and December 31, 2018 and the unaudited interim financial statements of Pubco for the period ended September 30, 2020 (together, the “Pubco Financial Statements”) have been prepared in accordance with IFRS applied on a consistent basis throughout the periods involved, subject to, in the case of the interim Pubco Financial Statements, normal and recurring year-end adjustments (in each case the effect of which will not be materially adverse) and the absence of notes that, if presented, would not differ materially from those presented in the audited Pubco Financial Statements. Each of the Pubco Financial Statements (including in all cases the notes thereto, if any) has been prepared from, and is consistent with, the books and records of Pubco and accurately presents in all material respects the financial condition and results of operations of Pubco as of the times and for the periods referred to therein.

(i)	Capitalization.

(i)	The authorized share capital of Pubco consists of an unlimited number of Pubco Shares, of which 16,030,051 Pubco Shares are issued and outstanding, an unlimited number of preferred non-voting shares, of which none are issued and outstanding, and no other shares.

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(ii)	The Pubco Shares were issued in compliance with applicable Laws and were not issued in violation of Pubco’s Governing Documents or any other agreement, arrangement or commitment to which Pubco is a party.

(iii)	The authorized share capital of Pubco Sub consists of an unlimited number of Pubco Sub Shares, of which 100 Pubco Sub Shares are issued and outstanding and no other shares.

(iv)	All issued and outstanding shares in the capital of Pubco Sub are held beneficially and of record by Pubco, free and clear of all Encumbrances. The shares of Pubco Sub were issued in compliance with applicable Laws and were not issued in violation of Pubco Sub’s Governing Documents or any other agreement, arrangement or commitment to which Pubco Sub is a party.

(v)	No Pubco Entity has any outstanding Derivative Securities other than the following securities of Pubco:

(A)	1,000,000 Pubco Options exercisable into 1,000,000 Pubco Shares at an exercise price of $0.05 per share expiring November 12, 2021;

(B)	1,953,125 Pubco Warrants exercisable into 1,953,125 Pubco Shares at an exercise price of $0.10 per share expiring May 12, 2022; and

(C)	the Pubco Convertible Debenture, being a secured, convertible debenture of Pubco dated July 31, 2019 issued to and held by WFE Investments Corp. and bearing interest at a rate of 10% per annum. The Pubco Convertible Debenture has a principal amount outstanding of $85,000 plus accrued interest and is convertible into Pubco Units at a conversion price of $0.05 per unit. Each Pubco Unit is comprised of one Pubco Share and one Pubco Convertible Warrant. Each Pubco Convertible Warrant entitles the holder thereof to acquire one Pubco Share at a price of $0.06 per share at any time up to two years from the date of issue of such Pubco Convertible Warrant.

(vi)	All Derivative Securities were issued in compliance with applicable Laws and were not issued in violation of Pubco’s Governing Documents or any other agreement, arrangement or commitment to which Pubco is a party.

(vii)	No Pubco Entity has any stock appreciation, phantom stock, profit participation or similar rights outstanding, authorized, or in effect. There are no voting trusts, shareholder agreements, proxies or other agreements, understandings or obligations in effect with respect to the voting, transfer or sale (including any rights of first refusal, rights of first offer or drag-along rights), issuance (including any pre-emptive or anti-dilution rights), redemption or repurchase (including any put or call or buy-sell rights), or registration (including any related lock-up or market standoff agreements) of any Pubco Shares or other securities of any Pubco Entity.

(j)	Subsidiaries. Other than Pubco Sub (which is a wholly-owned subsidiary of Pubco), no Pubco Entity has any Subsidiary or any indirect interest in any Person.

(k)	Brokers. No Person has, or will have, any liability to pay any fees, commissions or other compensation to any broker, finder, investment banker, financial advisor, agent or other similar Person with respect to the transactions contemplated by this Agreement on the basis of any act or statement made by or on behalf of any Pubco Entity.

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(l)	Absence of Changes. Absence of Changes. Since September 30, 2020, there has been no Pubco Material Adverse Effect, and neither Pubco Entity has authorized or entered into any Contract or authorized, taken or agreed to take (or fail to take) any action that would result in a Pubco Material Adverse Effect.

(m)	Absence of Undisclosed Liabilities; Indebtedness. Except as set forth in the Pubco Financial Statements, the Pubco Entities on a consolidated basis have no material liability of a type required to be reflected on a balance sheet prepared in accordance with IFRS, except for those liabilities (i) set forth on the latest balance sheet included in the Pubco Financial Statements, (ii) which have arisen since the date of such balance sheet in the ordinary course of business, or (iii) which have been incurred in connection with the transactions contemplated hereby. No Pubco Entity has any indebtedness, other than indebtedness incurred under this Agreement and under the Pubco Convertible Debenture. Pubco has no secured interests in favour of any Person other than pursuant to the Pubco Terminating Agreements.

(n)	Taxes.

(i)	Pubco Sub has not had any Tax Returns required to be made or prepared by it, has not filed any Tax Return with any Governmental Entity and has not had any liability to pay any Tax.

(ii)	All Tax Returns required to be filed by Pubco have been timely filed. Such Tax Returns were true, complete and correct in all material respects. All Taxes due and owing by Pubco (whether or not shown on any Tax Return) have been timely paid. Pubco is not currently the beneficiary of any extension of time within which to file any Tax Return.

(iii)	Pubco has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, equity holder or other party of Pubco, and complied with all information reporting and backup withholding provisions of applicable Law.

(iv)	Pubco has received no claim in writing from any taxing authority in any jurisdiction where Pubco does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(v)	No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Pubco.

(vi)	All deficiencies asserted, or assessments made, against Pubco as a result of any examinations by any taxing authority have been fully paid.

(vii)	Pubco is not a party to any Action by any taxing authority. Pubco has received no written notice of any pending or threatened Actions by any taxing authority against Pubco.

(viii)	There are no material Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of Pubco.

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(ix)	No advance tax rulings or technical interpretations related to Tax have been requested, entered into or issued by any taxing authority with respect to Pubco.

(x)	Pubco has no liability for Taxes of any Person (other than Pubco) as transferee or successor, by contract or otherwise.

(xi)	Pubco will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Effective Time as a result of any transaction, agreement, event or activity which is outside the ordinary course of business.

(xii)	Pubco has timely and properly collected all material sales, use, value-added and similar Taxes required to be collected, and has remitted on a timely basis such amounts to the appropriate Governmental Entity. Pubco has timely and properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transaction as to which it would otherwise have been obligated to collect or withhold Taxes.

(o)	Material Contracts.

(i)	Pubco Sub is not a party to any Contract other than this Agreement.

(ii)	Pubco is not a party to a Contract, other than this Agreement and the Pubco Agreements (collectively, the “Pubco Contracts”).

(iii)	Each Pubco Contract that is material to Pubco (the “Pubco Material Contracts”) is valid and binding on Pubco in accordance with its terms and is in full force and effect. Neither Pubco nor, to Pubco’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Pubco Material Contract. No event has occurred during the Compliance Period or, to Pubco’s knowledge, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default by Pubco or any other party under such Pubco Material Contract. Complete and correct copies of the Pubco Material Contracts (including all modifications, amendments, and supplements thereto and waivers thereunder) are filed on SEDAR.

(p)	Environmental Matters. No Action has been filed against Pubco during the Compliance Period, and no written notice has been received by Pubco during the Compliance Period, alleging any material failure to comply with, or any material liability under, any environmental Laws.

(q)	Affiliate Transactions. Except as disclosed in the Pubco Financial Statements most recently filed on SEDAR, (i) there are no Contracts between Pubco, on the one hand, and any shareholder of Pubco or any Affiliate of a shareholder of Pubco, or any Pubco directors or officers (each, “Pubco Related Party Transaction”), and (ii) each Pubco Related Party Transaction is on an arms’-length basis and can be terminated by Pubco without premium or penalty.

(r)	Books and Records. The minute books and records of each Pubco Entity, all of which are in the possession of Pubco, are complete and correct in all material respects and have been made available to Verano.

(s)	Employees. No Pubco Entity has any employees.

(t)	Fairness Opinion. The Pubco Board has received a final, executed version of the Pubco Fairness Opinion.

The representations and warranties of Pubco contained in this Schedule “C” shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which the Agreement is terminated in accordance with its terms.

SCHEDULE “D”

REPRESENTATIONS AND WARRANTIES OF BC NEWCO

BC Newco hereby represents and warrants to Pubco, Verano, and Finco as follows, and acknowledges that such Parties are relying upon such representations and warranties in connection with the entering into of the Agreement:

(a)	Organization and Qualification. BC Newco is duly incorporated, validly existing and in good standing under the BCBCA. BC Newco has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. BC Newco is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it, or the operation of its business and the nature of its activities as currently conducted, makes such licensing or qualification necessary.

(b)	Authority; Approval.

(i)	BC Newco has all necessary corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby, including the Business Combination. No further act or proceeding on the part of BC Newco, its board of directors or its shareholders is necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by BC Newco, and, assuming due authorization, execution and delivery by the other parties thereto, constitutes legal, valid and binding obligations of BC Newco, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles).

(ii)	The board of directors of BC Newco has (i) determined that this Agreement and the transactions contemplated hereby, including the Business Combination, are in the best interests of BC Newco and its shareholders; and (ii) approved the execution and delivery of this Agreement, and the performance by BC Newco of its obligations hereunder, in each case in accordance with the BCBCA and the Governing Documents of BC Newco.

(c)	No Conflicts. Neither the execution nor the delivery by BC Newco of this Agreement, nor the consummation of the transactions contemplated hereby, including the Business Combination, (i) violate or conflict with any provisions of the Governing Documents of BC Newco, or (ii) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under any provision of any Law or Governmental Order to which BC Newco or any of its properties or assets are subject.

(d)	Consents. Other than the Interim Order and the Final Order, no consent, approval, Permit, Governmental Order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person is required to be obtained or made by or on behalf of BC Newco in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

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(e)	Legal Proceedings. (i) There is no Action or series of related Actions pending against BC Newco, or any of its directors or executive officers (in each case in their capacities as such),by or before a Governmental Entity; (ii) BC Newco is not subject to or bound by any settlement or conciliation agreement that remains outstanding; and (iii) there are no Governmental Orders outstanding BC Newco, or against any director or executive officer of BC Newco.

(f)	Business. BC Newco does not engage in any business in any jurisdiction. BC Newco is not a party to any Contract other than the Agreement and its registered and records office agreement dated November 25, 2020. BC Newco does not and has never had any operations or provided any services.

(g)	Compliance with Laws. BC Newco has complied in all material respects and is now complying in all material respects, with all Laws applicable to BC Newco and with its Governing Documents.

(h)	Financial Statements. BC Newco does not have any financial statements.

(i)	Capitalization.

(i)	The authorized share capital of BC Newco consists of an unlimited number of BC Newco Common Shares. As at the date of this Agreement there are 100 BC Newco Common Shares validly issued and outstanding as fully-paid and non-assessable common shares of BC Newco and such BC Newco Common Shares were issued in compliance with applicable Laws and were not issued in violation of BC Newco’s Governing Documents.

(ii)	BC Newco has no outstanding Derivative Securities. BC Newco does not have outstanding, authorized, or in effect any stock appreciation, phantom stock, profit participation or similar rights. There are no options, warrants, conversion privileges, voting trusts, shareholder agreements, proxies or other agreements, understandings or obligations in effect with respect to the voting, transfer or sale (including any rights of first refusal, rights of first offer or drag-along rights), issuance (including any pre-emptive or anti-dilution rights), redemption or repurchase (including any put or call or buy-sell rights), or registration (including any related lock-up or market standoff agreements) of any ownership interests or other securities of BC Newco.

(j)	Subsidiaries. BC Newco does not have Subsidiaries or any direct or indirect interests in any Person.

(k)	Brokers. No Person has, or will have, any liability to pay any fees, commissions or other compensation to any broker, finder, investment banker, financial advisor, agent or other similar Person with respect to the transactions contemplated by this Agreement on the basis of any act or statement made by or on behalf of BC Newco.

(l)	Absence of Undisclosed Liabilities and Indebtedness. BC Newco has no liabilities or indebtedness.

(m)	Property. Aside from cash, BC Newco does not own any property, whether directly or indirectly, tangible or intangible, real or personal, including Intellectual Property.

(n)	Taxes. BC Newco has not had any Tax Returns required to be made or prepared by it in accordance with applicable Law, or filed with the appropriate Governmental Entity and has not had any liability to pay any Taxes.

(o)	Insurance. BC Newco does not have any policies of insurance.

(p)	Employee Matters, BC Newco has no employees.

(q)	Books and Records. The minute books and records of BC Newco, all of which are in the possession of BC Newco, are complete and correct in all material respects and have been made available to Pubco and Verano.

The representations and warranties of BC Newco contained in this Schedule “D” shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which the Agreement is terminated in accordance with its terms.

SCHEDULE “E”

REPRESENTATIONS AND WARRANTIES OF FINCO

Finco hereby represents and warrants to Pubco, Verano and BC Newco as follows, and acknowledges that such Parties are relying upon such representations and warranties in connection with the entering into of the Agreement:

(a)	Organization and Qualification. Finco is duly incorporated, validly existing and in good standing under the BCBCA. Finco has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Finco is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it, or the operation of its business and the nature of its activities as currently conducted, makes such licensing or qualification necessary.

(b)	Authority; Approval.

(i)	Finco has all necessary corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby, including the Business Combination. No further act or proceeding on the part of Finco, its board of directors or its shareholders is necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Finco, and, assuming due authorization, execution and delivery by the other parties thereto, constitutes legal, valid and binding obligations of Finco, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles).

(ii)	The board of directors of Finco has (i) determined that this Agreement and the transactions contemplated hereby, including the Business Combination, are in the best interests of Finco and its shareholders; and (ii) approved the execution and delivery of this Agreement, and the performance by Finco of its obligations hereunder, in each case in accordance with the BCBCA and the Governing Documents of Finco.

(c)	No Conflicts. Neither the execution nor the delivery by Finco of this Agreement, nor the consummation of the transactions contemplated hereby, including the Business Combination, (i) violate or conflict with any provisions of the Governing Documents of Finco, (ii violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under any provision of any Law or Governmental Order to which Finco or any of its properties or assets are subject, or (iii) violate, conflict with or result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in or create in any Person the right to, accelerate, terminate, modify or cancel, require any notice under, or result in the imposition or creation of a Encumbrance upon or with respect to any of the ownership interests or assets of Finco, under any Contract.

(d)	Consents. Other than the Interim Order and the Final Order, no consent, approval, Permit, Governmental Order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person is required to be obtained or made by or on behalf of Finco in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

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(e)	Legal Proceedings. (i) There is no Action or series of related Actions pending against Finco, or any of its directors or executive officers (in each case in their capacities as such), by or before a Governmental Entity; (ii) Finco is not subject to or bound by any settlement or conciliation agreement that remains outstanding; and (iii) there are no Governmental Orders outstanding Finco, or against any director or executive officer of Finco.

(f)	Business. Finco does not engage in any business in any jurisdiction, other than in connection with the Private Placement. Finco is not a party to any Contract other than the Agreement and its registered and records office agreement dated December 1, 2020. Finco does not and has never had any operations or provided any services other than in connection with the Private Placement.

(g)	Compliance with Laws. Finco has complied in all material respects and is now complying in all material respects, with all Laws applicable to Finco and with its Governing Documents.

(h)	Financial Statements. Finco does not have any financial statements.

(i)	Capitalization.

(i)	The authorized share capital of Finco consists of an unlimited number of Finco Common Shares. As at the date of this Agreement there are 100 Finco Common Shares validly issued and outstanding as a fully-paid and non-assessable common shares in the capital of Finco and such Finco Common Shares were issued in compliance with applicable Laws and were not issued in violation of Finco’s Governing Documents.

(ii)	Finco has no outstanding Derivative Securities. Finco does not have outstanding, authorized, or in effect any stock appreciation, phantom stock, profit participation or similar rights. Other than in connection with the Private Placement, there are no options, warrants, conversion privileges, voting trusts, shareholder agreements, proxies or other agreements, understandings or obligations in effect with respect to the voting, transfer or sale (including any rights of first refusal, rights of first offer or drag-along rights), issuance (including any pre-emptive or anti-dilution rights), redemption or repurchase (including any put or call or buy-sell rights), or registration (including any related lock-up or market standoff agreements) of any ownership interests or other securities of Finco.

(j)	Subsidiaries. Finco does not have Subsidiaries or any direct or indirect interests in any Person.

(k)	Brokers. No Person has, or will have, any liability to pay any fees, commissions or other compensation to any broker, finder, investment banker, financial advisor, agent or other similar Person with respect to the transactions contemplated by this Agreement on the basis of any act or statement made by or on behalf of Finco.

(l)	Absence of Undisclosed Liabilities and Indebtedness. Finco has no liabilities or indebtedness.

(m)	Property. Aside from cash, Finco does not own any property, whether directly or indirectly, tangible or intangible, real or personal, including Intellectual Property.

(n)	Taxes. Finco has not had any Tax Returns required to be made or prepared by it in accordance with applicable Law, or filed with the appropriate Governmental Entity and has not had any liability to pay any Taxes.

(o)	Insurance. Finco does not have any policies of insurance.

(p)	Employee Matters. Finco has no employees.

(q)	Books and Records. The minute books and records of Finco, all of which are in the possession of Finco, are complete and correct in all material respects and have been made available to Pubco and Verano.

The representations and warranties of Finco contained in this Schedule “E” shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which the Agreement is terminated in accordance with its terms.

SCHEDULE “F”
SPECIAL RIGHTS AND RESTRICTIONS FOR
RESULTING ISSUER SUBORDINATE VOTING SHARES AND RESULTING ISSUER
PROPORTIONATE VOTING SHARES

SHARE TERMS AND CONDITIONS
VERANO HOLDINGS CORP.
(THE “COMPANY”)

PART 26

 SPECIAL RIGHTS AND RESTRICTIONS ATTACHED TO

 SUBORDINATE VOTING SHARES

26.1	Voting

The holders of Class A subordinate voting shares (“Subordinate Voting Shares”) shall be entitled to receive notice of and to attend and vote at all meetings of shareholders of the Company except a meeting at which only the holders of another class or series of shares are entitled to vote. Each Subordinate Voting Share shall entitle the holder thereof to one vote at each such meeting.

26.2	Alteration to Rights of Subordinate Voting Shares

So long as any Subordinate Voting Shares remain outstanding, the Company will not, without the consent of the holders of Subordinate Voting Shares expressed by separate special resolution, alter or amend these Articles if the result of such alteration or amendment would:

(a)	prejudice or interfere with any right or special right attached to the Subordinate Voting Shares; or

(b)	affect the rights or special rights of the holders of Subordinate Voting Shares or Proportionate Voting Shares on a per share basis as provided for herein.

26.3	Dividends

(a)	The holders of Subordinate Voting Shares shall be entitled to receive such dividends payable in cash or property of the Company as may be declared thereon by the directors from time to time. The directors may not declare a dividend payable in cash or property on the Subordinate Voting Shares unless the directors simultaneously declare a dividend payable in cash or property on the Proportionate Voting Shares, in an amount per Proportionate Voting Share equal to the amount of the dividend declared per Subordinate Voting Share, multiplied by 100.

(b)	The directors may declare a stock dividend payable in Subordinate Voting Shares on the Subordinate Voting Shares, but only if the directors simultaneously declare a stock dividend payable in:

(i)	Proportionate Voting Shares on the Proportionate Voting Shares, in a number of shares per Proportionate Voting Share equal to the number of Subordinate Voting Shares declared as a dividend per Subordinate Voting Share; or

(ii)	Subordinate Voting Shares on the Proportionate Voting Shares, in a number of shares per Proportionate Voting Share (or a fraction thereof) equal to number of Subordinate Voting Shares declared as a dividend per Subordinate Voting Share, multiplied by 100.

(c)	The directors may declare a stock dividend payable in Proportionate Voting Shares on the Subordinate Voting Shares, but only if the directors simultaneously declare a stock dividend payable in Proportionate Voting Shares on the Proportionate Voting Shares, in a number of shares per Proportionate Voting Share equal to the number of Proportionate Voting Shares declared as a dividend per Subordinate Voting Share, multiplied by 100.

(d)	Holders of fractional Subordinate Voting Shares shall be entitled to receive any dividend declared on the Subordinate Voting Shares in an amount equal to the dividend per Subordinate Voting Share multiplied by the fraction thereof held by such holder.

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26.4	Liquidation Rights

In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company to its shareholders for the purposes of winding up its affairs, the holders of the Subordinate Voting Shares shall be entitled to participate pari passu with the holders of Proportionate Voting Shares, with the amount of such distribution per Subordinate Voting Share equal to the amount of such distribution per Proportionate Voting Share divided by 100; and each fraction of a Subordinate Voting Share will be entitled to the amount calculated by multiplying such fraction by the amount payable per whole Subordinate Voting Share.

26.5	Subdivision or Consolidation

The Subordinate Voting Shares shall not be consolidated or subdivided unless the Proportionate Voting Shares are simultaneously consolidated or subdivided utilizing the same divisor or multiplier.

26.6	Conversion of the Shares Upon An Offer

(a)	In the event that an offer is made to purchase Proportionate Voting Shares, and such offer is:

(i)	required, pursuant to applicable securities legislation or the rules of any stock exchange on which: (i) the Proportionate Voting Shares; or (ii) the Subordinate Voting Shares which may be obtained upon conversion of the Proportionate Voting Shares; may then be listed, to be made to all or substantially all of the holders of Proportionate Voting Shares in a province or territory of Canada to which the requirement applies (such offer to purchase, an “Offer”); and

(ii)	not made to the holders of Subordinate Voting Shares for consideration per Subordinate Voting Share equal to or greater than 1/100th (0.01) of the consideration offered per Proportionate Voting Share;

each Subordinate Voting Share shall become convertible at the option of the holder into Proportionate Voting Shares on the basis of one hundred (100) Subordinate Voting Shares for one (1) Proportionate Voting Share, at any time while the Offer is in effect until one day after the time prescribed by applicable securities legislation or stock exchange rules for the offeror to take up and pay for such shares as are to be acquired pursuant to the Offer (the “Subordinate Voting Share Conversion Right”). For avoidance of doubt, fractions of Proportionate Voting Shares may be issued in respect of any amount of Subordinate Voting Shares in respect of which the Subordinate Voting Share Conversion Right is exercised which is less than 100.

(b)	The Subordinate Voting Share Conversion Right may only be exercised for the purpose of depositing the Proportionate Voting Shares acquired upon conversion under such Offer, and for no other reason. If the Subordinate Voting Share Conversion Right is exercised, the Company shall procure that the transfer agent for the Subordinate Voting Shares shall deposit under such Offer the Proportionate Voting Shares acquired upon conversion, on behalf of the holder.

(c)	To exercise the Subordinate Voting Share Conversion Right, a holder of Subordinate Voting Shares or its, his or her attorney, duly authorized in writing, shall:

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(i)	give written notice of exercise of the Subordinate Voting Share Conversion Right to the transfer agent for the Subordinate Voting Shares, and of the number of Subordinate Voting Shares in respect of which the Subordinate Voting Share Conversion Right is being exercised;

(ii)	deliver to the transfer agent for the Subordinate Voting Shares any share certificate(s) or direct registration statement(s) representing the Subordinate Voting Shares in respect of which the Subordinate Voting Share Conversion Right is being exercised; and

(iii)	pay any applicable stamp tax or similar duty on or in respect of such conversion.

(d)	No certificates or direct registration statements representing Proportionate Voting Shares acquired upon exercise of the Subordinate Voting Share Conversion Right will be delivered to the holders of Subordinate Voting Shares. If Proportionate Voting Shares issued upon such conversion and deposited under such Offer are withdrawn by such holder, or such Offer is abandoned, withdrawn or terminated by the offeror, or such Offer expires without the offeror taking up and paying for such Proportionate Voting Shares, such Proportionate Voting Shares and any fractions thereof issued shall automatically, without further action on the part of the holder thereof, be reconverted into Subordinate Voting Shares on the basis of one (1) Proportionate Voting Share for one hundred (100) Subordinate Voting Shares, and the Company will procure that the transfer agent for the Subordinate Voting Shares shall send to such holder a direct registration statement(s) or certificate(s) representing the Subordinate Voting Shares acquired upon such reconversion. If the offeror under such Offer takes up and pays for the Proportionate Voting Shares acquired upon exercise of the Subordinate Voting Share Conversion Right, the Company shall procure that the transfer agent for the Subordinate Voting Shares shall deliver to the holders of such Proportionate Voting Shares the consideration paid for such Proportionate Voting Shares by such Offeror.

26.7	Voluntary Conversion of Subordinate Voting Shares

Subject to approval by the board of directors of the Company, each Subordinate Voting Share may be converted at the option of the holder into such number of Proportionate Voting Shares as is determined by dividing the number of Subordinate Voting Shares being converted by one hundred (100), provided the directors have approved such conversion.

Before any holder of Subordinate Voting Shares shall convert Subordinate Voting Shares into Proportionate Voting Shares in accordance with this Article 26.7, the holder shall surrender the certificate(s) or direct registration statement(s), if any, representing the Subordinate Voting Shares to be converted at the head office of the Company, or the office of any transfer agent for the Subordinate Voting Shares, and shall give written notice to the Company at its head office of his or her election to convert such Subordinate Voting Shares and shall state therein the name or names in which the certificate(s) or direct registration statement(s) representing the Proportionate Voting Shares are to be issued (a “Subordinate Voting Shares Conversion Notice”). Provided that such conversion has been approved by the directors, the Company shall (or shall cause its transfer agent to) as soon as practicable thereafter, issue to such holder or his or her nominee, a certificate or certificates or direct registration statement(s) representing the number of Proportionate Voting Shares to which such holder is entitled upon conversion. Provided that such conversion has been approved by the directors, such conversion shall be deemed to have taken place immediately prior to the close of business on the day on which the certificate(s) or direct registration statement(s) representing the Subordinate Voting Shares to be converted is surrendered and the Subordinate Voting Shares Conversion Notice is delivered, and the person or persons entitled to receive the Proportionate Voting Shares issuable upon such conversion shall be treated for all purposes as the holder or holders of record of such Proportionate Voting Shares as of such date.

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PART 27

SPECIAL RIGHTS AND RESTRICTIONS ATTACHED

TO PROPORTIONATE VOTING SHARES

27.1	Voting

The holders of Class B proportionate voting shares (“Proportionate Voting Shares”) shall be entitled to receive notice of and to attend and vote at all meetings of shareholders of the Company except a meeting at which only the holders of another class or series of shares is entitled to vote. Subject to Article 27.2, each Proportionate Voting Share shall entitle the holder to 100 votes and each fraction of a Proportionate Voting Share shall entitle the holder to the number of votes calculated by multiplying the fraction by 100 and rounding the product down to the nearest whole number, at each such meeting.

27.2	Alteration to Rights of Proportionate Voting Shares

(a)	So long as any Proportionate Voting Shares remain outstanding, the Company will not, without the consent of the holders of Proportionate Voting Shares expressed by separate special resolution alter or amend these Articles if the result of such alteration or amendment would:

(i)	prejudice or interfere with any right or special right attached to the Proportionate Voting Shares; or

(ii)	affect the rights or special rights of the holders of Subordinate Voting Shares or Proportionate Voting Shares on a per share basis as provided for herein.

(b)	At any meeting of holders of Proportionate Voting Shares called to consider such a separate special resolution, each whole Proportionate Voting Share shall entitle the holder to one (1) vote.

27.3	Dividends

(a)	The holders of Proportionate Voting Shares shall be entitled to receive such dividends payable in cash or property of the Company as may be declared by the directors from time to time. The directors may not declare a dividend payable in cash or property on the Proportionate Voting Shares unless the directors simultaneously declare a dividend payable in cash or property on the Subordinate Voting Shares, in an amount equal to the amount of the dividend declared per Proportionate Voting Share divided by 100.

(b)	The directors may declare a stock dividend payable in Proportionate Voting Shares on the Proportionate Voting Shares, but only if the directors simultaneously declare a stock dividend payable in:

(i)	Proportionate Voting Shares on the Subordinate Voting Shares, in a number of shares per Subordinate Voting Share equal to the number of Proportionate Voting Shares declared as a dividend per Proportionate Voting Share, divided by 100; or

(ii)	Subordinate Voting Shares on the Subordinate Voting Shares, in a number of shares per Subordinate Voting Share equal to the number of Proportionate Voting Shares declared as a dividend per Proportionate Voting Share.

(c)	The directors may declare a stock dividend payable in Subordinate Voting Shares on the Proportionate Voting Shares, but only if the directors simultaneously declare a stock dividend payable in Subordinate Voting Shares on the Subordinate Voting Shares, in a number of shares per Subordinate Voting Share equal to the number of Subordinate Voting Shares declared as a dividend per Proportionate Voting Share, divided by 100.

(d)	Holders of fractional Proportionate Voting Shares shall be entitled to receive any dividend declared on the Proportionate Voting Shares, in an amount equal to the dividend per Proportionate Voting Share multiplied by the fraction thereof held by such holder.

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27.4	Liquidation Rights

In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company to its shareholders for the purpose of winding up its affairs, the holders of the Proportionate Voting Shares shall be entitled to participate pari passu with the holders of Subordinate Voting Shares, with the amount of such distribution per Proportionate Voting Share equal to the amount of such distribution per Subordinate Voting Share multiplied by 100; and each fraction of a Proportionate Voting Share will be entitled to the amount calculated by multiplying the fraction by the amount payable per whole Proportionate Voting Share.

27.5	Subdivision or Consolidation

The Proportionate Voting Shares shall not be consolidated or subdivided unless the Subordinate Voting Shares are simultaneously consolidated or subdivided utilizing the same divisor or multiplier.

27.6	Voluntary Conversion

Subject the Conversion Limitation set forth in this Article 27.6, holders of Proportionate Voting Shares shall have the following rights of conversion (the “Share Conversion Right”):

(a)	Right to Convert Proportionate Voting Shares. Subject to the limitations set out in this Article 27.6, each Proportionate Voting Share shall be convertible at the option of the holder into such number of Subordinate Voting Shares as is determined by multiplying the number of Proportionate Voting Shares in respect of which the Share Conversion Right is exercised by 100. Fractions of Proportionate Voting Shares may be converted into such number of Subordinate Voting Shares as is determined by multiplying the fraction by 100, rounded down to the nearest whole share.

(b)	Restricted Conversion Period. For the period (the “Restricted Conversion Period”) prior to July 1, 2021 (the “Unrestricted Conversion Date”), the directors (or a committee thereof) or any officer of the Company designated thereby shall determine whether the Conversion Limitation set forth in this Article 2.6 shall apply.

(c)	Foreign Private Issuer Status. Subject to the terms hereof, the Company shall not give effect to any voluntary conversion of Proportionate Voting Shares pursuant to this Article 27.6 or otherwise during the Restricted Conversion Period, and the Share Conversion Right will not apply during the Restricted Conversion Period, to the extent that after giving effect to all permitted issuances after such conversion of Proportionate Voting Shares, the aggregate number of Subordinate Voting Shares and Proportionate Voting Shares (calculated on the basis that each Subordinate Voting Share and Proportionate Voting Share is counted once, without regard to the number of votes carried by such share) held of record, directly or indirectly, by residents of the United States (as determined in accordance with Rules 3b-4 and 12g3-2(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (“U.S. Residents”) would exceed forty percent (40%) (the “40% Threshold”) of the aggregate number of Subordinate Voting Shares and Proportionate Voting Shares (calculated on the same basis) issued and outstanding (the “FPI Restriction”). The directors may by resolution increase the 40% Threshold to a number not to exceed fifty percent (50%), and if any such resolution is adopted, all references to the 40% Threshold herein shall refer instead to the amended percentage threshold set by the directors in such resolution, and the formula in Article 27.6(d) of this Article 27.6 shall be adjusted to give effect to such amended percentage threshold.

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(d)	Conversion Limitation. In order to give effect to the FPI Restriction, the number of Subordinate Voting Shares issuable to a holder of Proportionate Voting Shares upon exercise by such holder of the Share Conversion Right during the Restricted Conversion Period will be subject to the 40% Threshold based on the number of Proportionate Voting Shares held by such holder as of the date of initial issuance of Proportionate Voting Shares to such holder, and thereafter on the last day of each of the Company’s subsequent fiscal quarters during the Restricted Conversion Period (the date of initial issuance and the last day of each of the Company’s subsequent fiscal quarters each being a “Determination Date”) calculated as follows:

X = [A x 40% - B] x (C/D)

Where, on the Determination Date:

X = Maximum Number of Subordinate Voting Shares which may be issued upon exercise of the Share Conversion Right.

A = Aggregate number of Subordinate Voting Shares and Proportionate Voting Shares issued and outstanding on such Determination Date.

B = Aggregate number of Subordinate Voting Shares and Proportionate Voting Shares held of record, directly or indirectly, by U.S. Residents on such Determination Date.

C = Aggregate Number of Proportionate Voting Shares held by such holder on such Determination Date.

D = Aggregate Number of All Proportionate Voting Shares on such Determination Date.

The Company shall determine as of each Determination Date, in its sole discretion, acting reasonably, the aggregate number of Subordinate Voting Shares and Proportionate Voting Shares held of record, directly or indirectly, by U.S. Residents, and the maximum number of Subordinate Voting Shares which may be issued upon exercise of the Share Conversion Right, generally in accordance with the formula set forth immediately above. Upon request by a holder of Proportionate Voting Shares, the Company will provide each holder of Proportionate Voting Shares with notice of such maximum number as at the most recent Determination Date, or a more recent date as may be determined by the Company in its discretion. During the Restricted Conversion Period, to the extent that issuances of Subordinate Voting Shares on exercise of the Share Conversion Right would result in the 40% Threshold being exceeded, the number of Subordinate Voting Shares to be issued will be pro-rated among each holder of Proportionate Voting Shares exercising the Share Conversion Right.

Notwithstanding the provisions of Articles 27.6(c) and 27.6(d), the directors may by resolution waive the application of the Conversion Restriction to any exercise or exercises of the Share Conversion Right to which the Conversion Restriction would otherwise apply, or to future Conversion Restrictions generally, including with respect to a period of time.

(e)	Mechanics of Conversion. Before any holder of Proportionate Voting Shares shall be entitled to voluntarily convert Proportionate Voting Shares into Subordinate Voting Shares in accordance with Article 27.6(a), the holder shall surrender the certificate(s) or direct registration statement(s), if any, representing the Proportionate Voting Shares to be converted at the head office of the Company, or the office of any transfer agent for the Proportionate Voting Shares, and shall give written notice to the Company at its head office of his or her election to convert such Proportionate Voting Shares and shall state therein the name or names in which the certificate(s) or direct registration statement(s) representing the Subordinate Voting Shares are to be issued (a “Conversion Notice”). The Company shall (or shall cause its transfer agent to) as soon as practicable thereafter, issue to such holder or his or her nominee, a certificate(s) or direct registration statement(s) representing the number of Subordinate Voting Shares to which such holder is entitled upon conversion. Such conversion shall be deemed to have taken place immediately prior to the close of business on the day on which the certificate(s) or direct registration statement(s) representing the Proportionate Voting Shares to be converted is surrendered and the Conversion Notice is delivered, and the person or persons entitled to receive the Subordinate Voting Shares issuable upon such conversion shall be treated for all purposes as the holder or holders of record of such Subordinate Voting Shares as of such date.

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27.7	Mandatory Conversion

The Company shall have the following rights in respect of conversion of the Proportionate Voting Shares:

(a)	Right to Convert Proportionate Voting Shares. Notwithstanding anything contained herein to the contrary, the Company shall have the right (the “Company Share Conversion Right”) to require each holder of Proportionate Voting Shares to convert (the “PVS Conversion”) all, and not less than all, of the Proportionate Voting Shares held by such holder into such number of Subordinate Voting Shares as is determined by multiplying the number of Proportionate Voting Shares in respect of which the Company Share Conversion Right is exercised by 100. Fractions of Proportionate Voting Shares may be converted into such number of Subordinate Voting Shares as is determined by multiplying the fraction by 100, rounded down to the nearest whole number and no payment shall be made or consideration provided on account of any such rounding. The Company Share Conversion Right may be exercised by the Company if all the following conditions are either satisfied (and, for certainty, the following conditions continue to be satisfied at the Conversion Time (as defined below)) or waived by special resolution of the holders of Proportionate Voting Shares:

(i)	the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; and

(ii)	the Subordinate Voting Shares are listed or quoted (and are not suspended from trading) on a recognized North American stock exchange including the New York Stock Exchange, the NYSE American Stock Exchange, the NASDAQ Stock Market, the Toronto Stock Exchange, the TSX Venture Exchange, the Canadian Securities Exchange or Aequitas NEO Exchange (or any other Canadian stock exchange recognized as such by the British Columbia Securities Commission).

(b)	Mechanics of Conversion

(i)	In order to exercise the Company Share Conversion Right, the Company shall issue or cause its transfer agent to issue to each holder of Proportionate Voting Shares of record a notice (the “PVS Conversion Notice”) at least 10 days prior to the record date of the PVS Conversion (the “PVS Conversion Date”) which shall specify therein: (i) the number of Subordinate Voting Shares into which the Proportionate Voting Shares are convertible pursuant to the PVS Conversion; and (ii) the PVS Conversion Date;

(ii)	At the time of conversion (the “Conversion Time”) on the PVS Conversion Date, each certificate or direct registration statement representing Proportionate Voting Shares shall be null and void and the former holders of Proportionate Voting Shares shall be entered on the register maintained for the Subordinate Voting Shares as holders of Subordinate Voting Shares and shall be treated for all purposes as the record holder or holders of the number of Subordinate Voting Shares to which each former holder or holders of Proportionate Voting Shares is entitled pursuant to Article 27.7(a); and

(iii)	As soon as practicable on or after the PVS Conversion Date, and in any event within ten (10) days of the PVS Conversion Date, the Company will issue or send, or cause its transfer agent to issue or send certificate(s) or direct registration statement(s) (at the sole discretion of the Company) to each former holder of Proportionate Voting Shares representing the number of Subordinate Voting Shares into which the Proportionate Voting Shares have been converted.

(c)

Effect of Conversion. All Proportionate Voting Shares which shall have been converted pursuant to the PVS Conversion shall no longer be deemed to be outstanding and all rights and special rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive Subordinate Voting Shares in exchange therefor in accordance with this Article 27.7.

SCHEDULE “G”

CAPITALIZATION OF THE RESULTING ISSUER

Securities issuable to former securityholders (directly or indirectly) of the following:	Resulting Issuer Shares on an as converted basis[1] (%)	Subordinate Voting Shares	Proportionate Voting Shares[2]	Convertible Notes (Aggregate Principal Amount)
AME/POR/POR	65,197,796	17,445,383	477,524	US$15 million
Holdings/RVC	(22.48)%	(13.67)%	(29.41)%
Verano, Verano Blockercos and Partially-	214,123,851	99,499,278	1,146,246	Nil
Owned Verano Subsidiaries	(73.84)%	(77.96)%	(70.592)%
Finco	10,000,000	10,000,000	Nil	Nil
	(3.45)%	(7.84)%
Majesta	100,000	100,000	Nil	Nil
	(0.03)%	(0.08)%
Other	578,353	578,353	Nil	Nil
(Financial Advisor Fee)	(0.20)%	(0.45)%

The above issuances assumes fractional shares (calculated to four decimal places) will be issued under the Plan of Arrangement (other than pursuant to the Pubco Share Consolidation).

Notes:

(1) Assumes Private Placement raises gross proceeds of US$100,000,000 at a price of US$10 per subscription receipt and there will be 290,000,000 Resulting Issuer Subordinate Voting Shares outstanding (assuming full conversion of the Resulting Issuer Proportionate Voting Shares). The foregoing allocations among former securityholders of AME, POR, RVC and Verano are subject to the terms of the AME Agreement and Plan of Merger and adjustments among them as determined by Verano, including with respect to the allocation to each holder of Resulting Issuer Subordinate Voting Shares and Resulting Issuer Proportionate Voting Shares.

(2) Assumes all Canadian members of AME and all members of a Verano Blockerco will enter into an AME Exchange Agreement and Verano Blockerco Exchange Agreement, respectively, and will be a Canadian Elector (as defined in the Plan of Arrangement). Assumes each recipient of Resulting Issuer Shares that was a holder of Pubco Shares immediately prior to the Pubco Share Consolidation, holder of Finco Shares, recipient of the financial advisory fee, and a Canadian Elector receives only Resulting Issuer Subordinate Voting Shares and each other recipient of Resulting Issuer Shares receives 25% Resulting Issuer Subordinate Voting Shares and 75% Resulting Issuer Proportionate Voting Shares. The foregoing is subject to change in the discretion of Verano.